Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of November 7, 2016

among

COHERENT, INC.,

as the Parent,

COHERENT HOLDING GMBH,
as the Borrower,

CERTAIN SUBSIDIARIES IDENTIFIED HEREIN,
as Guarantors,

BARCLAYS BANK PLC,
as Administrative Agent and as an L/C Issuer,

BANK OF AMERICA, N.A., as an L/C Issuer,

MUFG UNION BANK, N.A., as an L/C Issuer

THE OTHER LENDERS PARTY HERETO,

BARCLAYS BANK PLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

and

BARCLAYS BANK PLC,

as Syndication Agent

ARTICLE IV	GUARANTY	112
4.01.	The Guaranty	112
4.02.	Obligations Unconditional	112
4.03.	Reinstatement	113
4.04.	Certain Additional Waivers	114
4.05.	Remedies	114
4.06.	Rights of Contribution	114
4.07.	Guarantee of Payment; Continuing Guarantee	114
4.08.	Limitation on Guaranty	114
4.09.	Limitation on Guaranty by German Guarantors	114
4.10.	Limitation on Guaranty by Spanish Guarantors	119
4.11.	Limitation on Guaranty by UK Guarantors	120
4.12.	Keepwell	120

ARTICLE V	CONDITIONS PRECEDENT	120
5.01.	Conditions Precedent to Initial Credit Extensions on the Closing Date	120
5.02.	Conditions to Credit Extensions After the Closing Date	125

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	126
6.01.	Existence	126
6.02.	Corporate Power; Authorization; Governmental Consents	126
6.03.	No Contravention	127
6.04.	Binding Effect	127
6.05.	Financial Statements; No Material Adverse Effect	127
6.06.	Litigation	127
6.07.	No Default	128
6.08.	Ownership of Property	128
6.09.	Environmental Compliance	128
6.10.	Insurance	128
6.11.	Taxes	128
6.12.	ERISA Compliance	129
6.13.	Subsidiaries	129
6.14.	Use of Proceeds; Margin Regulations; Investment Company Act	129
6.15.	Disclosure	130
6.16.	Compliance with Laws	130
6.17.	Intellectual Property	130
6.18.	Solvency	131
6.19.	Perfection of Security Interests in the Collateral	131
6.20.	Business Locations; Taxpayer Identification Number	131
6.21.	Anti-Terrorism Laws; OFAC	131
6.22.	Anti-Corruption Laws; FCPA	132
6.23.	Anti-Money Laundering	132
6.24.	COMI	132
6.25.	Financial Assistance	132

ARTICLE VII	AFFIRMATIVE COVENANTS	133
7.01.	Financial Statements	133
7.02.	Certificates; Other Information	133
7.03.	Notices	135
7.04.	Taxes	136
7.05.	Preservation of Existence, Etc.	136

7.06.	Maintenance of Properties	137
7.07.	Maintenance of Insurance	137
7.08.	Compliance with Laws and Material Contractual Obligations	137
7.09.	Books and Records	137
7.10.	Inspection Rights	138
7.11.	Use of Proceeds	138
7.12.	Additional Subsidiaries	138
7.13.	Further Assurances	139
7.14.	Pledged Assets	140
7.15.	COMI	140
7.16.	Ratings	141
7.17.	Designation of Subsidiaries	141
7.18.	Margin Regulations	141
7.19.	Environmental Compliance	141
7.20.	Policies and Procedures	142
7.21.	Post-Closing Obligations	142

ARTICLE VIII	NEGATIVE COVENANTS	142
8.01.	Liens	142
8.02.	Investments	147
8.03.	Indebtedness	150
8.04.	Fundamental Changes	153
8.05.	Dispositions	154
8.06.	Restricted Payments	157
8.07.	Change in Nature of Business	158
8.08.	Transactions with Affiliates	158
8.09.	Burdensome Agreements	158
8.10.	Use of Proceeds	161
8.11.	Senior Secured Net Leverage Ratio	161
8.12.	Prepayment of Other Indebtedness, Etc.	161
8.13.	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	162
8.14.	Sales and Lease-Backs	162

ARTICLE IX	EVENTS OF DEFAULT AND REMEDIES	163
9.01.	Events of Default	163
9.02.	Remedies Upon Event of Default	165
9.03.	Application of Funds	166

ARTICLE X	ADMINISTRATIVE AGENT	167
10.01.	Appointment and Authority	167
10.02.	Rights as a Lender	168
10.03.	Exculpatory Provisions	169
10.04.	Reliance by Administrative Agent	169
10.05.	Delegation of Duties	170
10.06.	Resignation of Administrative Agent	170
10.07.	Non-Reliance on Administrative Agent and Other Lenders	171
10.08.	No Other Duties; Etc.	171
10.09.	Administrative Agent May File Proofs of Claim	172
10.10.	Collateral and Guaranty Matters	172
10.11.	Secured Swap Contracts and Secured Treasury Management Agreements	173

10.12.	Delivery of Information	173
10.13.	Actions by Administrative Agent	173
10.14.	Authorization of the Administrative Agent under German Law	174

ARTICLE XI	MISCELLANEOUS	175
11.01.	Amendments, Etc.	175
11.02.	Notices; Effectiveness; Electronic Communications	178
11.03.	No Waiver; Cumulative Remedies; Enforcement	179
11.04.	Expenses; Indemnity; and Damage Waiver	180
11.05.	Payments Set Aside	182
11.06.	Successors and Assigns	183
11.07.	Treatment of Certain Information; Confidentiality	188
11.08.	Set-off; Several Obligations	189
11.09.	Interest Rate Limitation	189
11.10.	Counterparts; Integration; Effectiveness	190
11.11.	Survival of Representations and Warranties	190
11.12.	Severability	190
11.13.	Replacement of Lenders	190
11.14.	Governing Law; Jurisdiction; Etc.	191
11.15.	Waiver of Right to Trial by Jury	193
11.16.	No Advisory or Fiduciary Responsibility	193
11.17.	Electronic Execution of Assignments and Certain Other Documents	194
11.18.	USA PATRIOT Act Notice	194
11.19.	Judgment Currency	195
11.20.	Release of Collateral and Guaranty Obligations	195
11.21.	Waiver of Sovereign Immunity	197
11.22.	Intercreditor Agreements	197
11.23.	Parent Action	197
11.24.	Parallel Debt	198
11.25.	Spanish Formalities	199
11.26.	Dutch CIT Fiscal Unity	200

SCHEDULES

2.01	Commitments and Applicable Percentages

EXHIBITS

1.01(a)	Form of Incremental Term Loan Agreement
1.01(b)	Form of U.S. Security Agreement
1.01(c)	Form of Euro Term Note
1.01(d)	Form of Revolving Note
1.01(e)	Form of Swing Line Note
1.01(f)	Form of Prepayment Notice
1.10	Guaranty and Security Principles
2.02	Form of Loan Notice
5.01(j)	Form of Solvency Certificate
7.02	Form of Compliance Certificate
7.12	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 7, 2016 among COHERENT, INC., a Delaware corporation (the “Parent”), COHERENT HOLDING GMBH, a German company with limited liability (the “Borrower”), the other Guarantors (defined herein), the Lenders (defined herein), BARCLAYS BANK PLC, as Administrative Agent and as an L/C Issuer, BANK OF AMERICA, N.A., as an L/C Issuer, and MUFG UNION BANK, N.A., as an L/C Issuer.

The Borrower has requested that the Lenders provide (i) the Revolving Facility to the Borrower in the aggregate principal amount of $100,000,000 and (ii) the Term Facility to the Borrower in an aggregate principal amount of €670,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.                     Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or a substantial portion of the property of, or a line of business, product line or division of, another Person or (b) Equity Interests of another Person that, upon the consummation thereof, will be a Subsidiary owned directly or indirectly by the Parent, whether or not involving a merger or consolidation with such other Person.

“Act” has the meaning specified in Section 11.18.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17, provided that each Additional Refinancing Lender shall be subject to the approval of (i) (A) in the case of Refinancing Term Loans, the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund or (B) in the case of Refinancing Revolving Commitments, the Administrative Agent and each L/C Issuer, such approval not to be unreasonably withheld or delayed, to the extent that such Additional Refinancing Lender is not then an existing Revolving Lender, an Affiliate of an existing Revolving Lender or an Approved Fund with respect to a Revolving Lender and (ii) the Borrower (such approval not to be unreasonably withheld, delayed or conditioned).

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent and/or collateral agent under any of the Loan Documents, or any successor administrative agent and/or collateral agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 of the Disclosure Letter with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $100,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Agreement” means this Credit Agreement.

“Alternate Source Prepayment” has the meaning specified in Section 2.05(b)(viii).

“Alternative Currency” means the Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $90,000,000 and (b) the Aggregate Revolving Commitments.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Anti-Corruption Laws” has the meaning specified in Section 6.22(a).

“Anti-Money Laundering Laws” has the meaning specified in Section 6.23.

“Anti-Terrorism Laws” has the meaning specified in Section 6.21(a).

“Applicable ECF Percentage” means, with respect to any Excess Cash Flow Period, the percentage of Excess Cash Flow required to be repaid pursuant to Section 2.05(b)(iii) for such Excess Cash Flow Period.

“Applicable L/C Issuer” means, with respect to any Letter of Credit, the L/C Issuer with respect thereto.

“Applicable L/C Sublimit” means (a) with respect to each L/C Issuer on the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 and (b) with respect to any other Person that becomes an L/C Issuer hereunder, such amount as agreed to in writing by the Borrower and such Person at the time such Person becomes an L/C Issuer pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an L/C Issuer hereunder, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Borrower and the L/C Issuers (provided that any increase in the Applicable L/C Sublimit with respect to any L/C Issuer shall only require the consent of the Borrower and such L/C Issuer).

“Applicable Percentage” means with respect to (a) any Revolving Lender at any time, with respect to such Revolving Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) any Term Lender under a given Term Facility at any time, with respect to such Term Lender’s Term Loans under such Term Facility at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of all Term Loans under such Term Facility held by such Term Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, in any documentation executed by such Lender pursuant to Section 2.01(d), in any Extension Amendment or in any Refinancing Amendment, as applicable.  The Applicable Percentages of the Revolving Lenders shall be subject to adjustment as provided in Section 2.15(a)(iv).

“Applicable Rate” means (a) with respect to an Incremental Term Loan, the percentage(s) per annum set forth in the applicable Incremental Term Loan Agreement; (b) with respect to Euro Term Loans (i) maintained as Base Rate Loans, 2.50% per annum and (ii) maintained as Eurocurrency Rate Loans, 3.50% per annum; provided that (x) at any time after the first anniversary of the Closing Date when the Consolidated Total Gross Leverage Ratio is less than 2.25:1.00 but greater than or equal to 1.50:1.00, the Applicable Rate shall mean, with respect to Euro Term Loans (i) maintained as Base Rate Loans, 2.25% per annum and (ii) maintained as Eurocurrency Rate Loans, 3.25% per annum and (y) at any time after the first anniversary of the Closing Date when the Consolidated Total Gross Leverage Ratio is less than 1.50:1.00, the Applicable Rate shall mean, with respect to Euro Term Loans (i) maintained as Base Rate Loans, 2.00% per annum and (ii) maintained as Eurocurrency Rate Loans, 3.00% per annum; (c) with respect to Revolving Loans (i) maintained as Base Rate Loans, 3.25% per annum and (ii) maintained as Eurocurrency Rate Loans, 4.25% per annum; provided that (x) at any time when the Consolidated Total Gross Leverage Ratio is less than 2.25:1.00 but greater than or equal to 1.50:1.00, the Applicable Rate shall mean, with respect to Revolving Loans (i) maintained as Base Rate Loans, 3.00% per annum and (ii) maintained as Eurocurrency Rate Loans, 4.00% per annum and (y) at any time when the Consolidated Total Gross Leverage Ratio is less than 1.50:1.00, the Applicable Rate shall mean, with respect to Revolving Loans (i) maintained as Base Rate Loans, 2.75% per annum and (ii) maintained as Eurocurrency Rate Loans, 3.75% per annum; (d) with respect to any Class of Extended Revolving Commitments or any Extended Term Loans or revolving credit loans or swing line loans made pursuant to any Extended Revolving Commitments, the percentage(s) per annum set forth in the applicable Extension Amendment; (e) with respect to any Class of Refinancing Revolving Commitments, Refinancing Revolving Loans or Refinancing Term Loans, the percentage(s) per annum set forth in the applicable Refinancing Amendment; and (f) with respect to the commitment fees payable in respect of undrawn Revolving Commitments pursuant to Section 2.09(a), 0.50% per annum; provided that at any time when the Consolidated Total Gross Leverage Ratio is less than 2.00:1.00, 0.375% per annum, in each case in clauses (b), (c), (d), and (e) above based upon the Consolidated Total Gross Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b).

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Gross Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate (without giving effect to the proviso contained in clauses (c) and (f) above) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted to give effect to any applicable pricing stepdown contained in the proviso to clause (c) or (f) above based upon the calculation of the Consolidated Total Gross Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Closing Date shall be the pricing set forth in clauses (c) and (f) above (without giving effect to the proviso contained in such clauses).

“Applicable Revolving Percentage” means, with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or that holds a Loan under such Facility, at such time and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays and MLPFS, each in its capacity as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended October 3, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, including the notes thereto.

“Auditor’s Determination” has the meaning specified in Section 4.09(e).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means with respect to the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Revolving Loan Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                 $50,000,000; plus

(b)                                 the Retained Excess Cash Flow Amount at such time, plus

(c)                                  the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests and capital contributions (other than Disqualified Capital Stock) received by the Parent (other than any proceeds included for purposes of determining amounts available for Investments under Section 8.02(n)) and contributed to the Parent after the Closing Date in the form of common equity, plus

(d)                                 the cumulative amount of cash and Cash Equivalent proceeds from the issuance of Indebtedness (including, for the avoidance of doubt, Disqualified Capital Stock) of the Parent or any Restricted Subsidiary, in each case, issued after the Closing Date which has been converted into Qualified Capital Stock of the Parent on or prior to such date, plus

(e)                                  in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, the fair market value of the Investments of the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent the original Investments in such Unrestricted Subsidiary were made after the Closing Date in reliance on the Available Amount pursuant to Section 8.02(s), plus

(f)                                   the cumulative amount of Declined Proceeds at such time, plus

(g)                                  the cumulative amount of Net Cash Proceeds not required to be used to prepay the Term Loans or to reinvest in assets of the Parent or any Restricted Subsidiary pursuant to Sections 2.05(b)(iv) and (vi), plus

(h)                                 an amount equal to any net after-Tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Parent or any Restricted Subsidiary in respect of any Investments made pursuant to Section 8.02(s), minus

(i)                                     any amount of the Available Amount used to make Investments pursuant to Section 8.02(s) after the Closing Date and prior to such time; minus

(j)                                    any amount of the Available Amount used to make Restricted Payments pursuant to Section 8.06(g) after the Closing Date and prior to such time; minus

(k)                                 any amount of the Available Amount used to make payments or distributions in respect of Subordinated Debt pursuant to Section 8.12(b)(vi) after the Closing Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BAML” means BofA, MLPFS (which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder) and each of BofA’s and MLPFS’s respective affiliates.

“Barclays” means Barclays Bank PLC and any successor thereto by merger, consolidation or otherwise.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by The Wall Street Journal as the “prime rate”, and (c) the Eurocurrency Rate for Loans denominated in Dollars (which rate shall be based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.0%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  Base Rate Loans shall be denominated in Dollars.

“BofA” means Bank of America, N.A and any successor thereto by merger, consolidation or otherwise.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans under the same Facility of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day, (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day, (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period then ended, all cash capital expenditures of the Parent and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of IP Rights to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP) and made in cash during such period.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, but subject to the last sentence of Section 1.03(b), is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Applicable L/C Issuer and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Applicable L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Applicable L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twenty-four months from the date of acquisition, (b) Dollar denominated time deposits accounts, certificates of deposit and money market deposits of (i) any Lender, (ii) any domestic commercial bank or trust company of recognized standing having capital and surplus in excess of $250,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (d); provided that withdrawals from such mutual funds shall not be restricted, (f) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e), (g) investments substantially equivalent to those referred to in clauses (a) through (f) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above customarily used by business entities for cash management purposes in any jurisdiction outside the

United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized or operating in such jurisdiction, (h) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $250,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d) and (i) any other investments permitted by the Borrower’s investment policy as such policy is in effect on the Closing Date, as amended, restated, supplemented, modified or replaced with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 40% of the Voting Stock of the Parent (measured by voting power rather than number of shares) on a fully diluted basis; or

(b)                                 the Parent fails to, directly or indirectly, own and control all of the issued Voting Stock of the Borrower.

“Class” means (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Refinancing Revolving Commitments of a given Refinancing Series, Euro Term Commitments, Incremental Term Loan Commitments of a given Incremental Series or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans, Extended Revolving Loans of a given Extension Series, Refinancing Revolving Loans of a given Refinancing Series, Euro Term Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans of a given Incremental Series or Refinancing Term Loans of a given Refinancing Series established pursuant to the same amendment to this Agreement.  Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.01) and the borrowing of the Euro Term Loans are made hereunder.

“Closing Date Material Jurisdiction” has the meaning assigned to such term in the definition of “Material Jurisdiction”.

“Closing Date Refinancing” means, except as set forth in Schedule 8.03 of the Disclosure Letter, the following refinancing transactions: (a) all Indebtedness of the Parent and its Subsidiaries shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (b) all Indebtedness of the Target and its Subsidiaries shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (c) all commitments, security interests and guaranties in connection with the Indebtedness to be refinanced pursuant to clauses (a) and (b) above shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent and (d) the payment of all fees and expenses related to the foregoing transactions; provided, however, that the foregoing shall only apply to Indebtedness of the type described in clause (a) of the definition of Indebtedness and shall not apply to any intercompany Indebtedness.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted by a Loan Party pursuant to and in accordance with the terms of the Collateral Documents; provided that, for the avoidance of doubt, Collateral shall not include any Excluded Property.

“Collateral Documents” means a collective reference to the U.S. Security Agreement, each U.S. Pledge Agreement, the German Security Documents, the English Security Documents, the Scots Security Documents, the Spanish Security Documents, the Dutch Security Documents, the Intellectual Property Security Agreements and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14, Section 7.21 or any of the Loan Documents.

“Commitment” means with respect to each Lender (i) as to each Revolving Lender, the Revolving Commitment of such Revolving Lender, (ii) as to each Euro Term Lender, the Euro Term Commitment of such Euro Term Lender, (iii) as to any Incremental Term Loan, the Incremental Term Loan Commitment of such Lender, (iv) as to any Extended Revolving Loans or Extended Term Loans, the Extended Revolving Commitments or the Commitments to provide such Extended Term Loans (as applicable) of such Lender and (v) as to any Refinancing Revolving Loans or Refinancing Term Loans, the Refinancing Revolving Commitments or the Commitments to provide such Refinancing Term Loans (as applicable) of such Lender.

“Commitment Increase Amendment” has the meaning specified in Section 2.01(f).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any competitor of the Parent and/or any of its Subsidiaries identified in writing to the Administrative Agent.

“Company Materials” has the meaning specified in Section 7.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, the aggregate of all Taxes (including penalties and interest), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means, with respect to any Person, the Current Assets of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities that, in accordance with GAAP, would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue and (f) any L/C Obligations or Revolving Loans.

“Consolidated EBITDA” means, for any period, for the Parent and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or, in the case of amounts pursuant to clauses (vii) and (xii) below, not already included in Consolidated Net Income) for, without duplication,

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capital Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii)                                  provision for Taxes based on income, profits or capital of the Parent and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any Tax examinations,

(iii)                               depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees or costs),

(iv)                              net after-Tax extraordinary, unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements and losses on disposition of property outside of the ordinary course of business),

(v)                                 other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or write-off or writedown of, or reserves with respect to, current assets (but including any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances and the non-cash portion of “straight line” rent expense)),

(vi)                              restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions or operational changes after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees,

(vii)                           the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Parent in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition, disposition or operational change by the Parent or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 7.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframes set forth in clause (y) below and are factually supportable, in each case as determined in good faith by the Borrower, and (y) such actions have been, in the case of any acquisition, disposition or implementation of any initiative relating to such acquisition or disposition which is expected to result in such cost savings, expense reductions or synergies, taken or are to be taken within 18 months after the consummation of such acquisition, disposition or initiative or, in the case of operational changes, substantially completed, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) amounts projected (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (D) the aggregate amount of add backs made pursuant to this clause (vii) (other than any such add backs relating to the Target Acquisition), shall not exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (vii)),

(viii)                        non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Parent or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(ix)                              all fees, premiums and expenses incurred in connection with the Target Acquisition,

(x)                                 any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 8.02,

(xi)                              transaction fees and expenses incurred in connection with, to the extent permitted hereunder, any Investment, any debt issuance (including, for the avoidance of doubt, debt issuances under this Agreement and in connection with the Target Acquisition), any equity issuance, any Disposition, any casualty event, or any amendments or waivers of the Loan Documents, or refinancings in connection therewith, in each case, whether or not consummated,

(xii)                           proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income) in an amount representing the revenue for the applicable period that such proceeds are intended to replace,

(xiii)                        charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition or any other acquisition permitted by Section 8.02 or any transaction permitted by Section 8.04, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Parent or its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiii) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xiv)                       amounts paid or reserved in connection with earn-out obligations in connection with any acquisition of a business or Person, and

(xv)                          rent and other amounts accrued or expensed under Synthetic Leases,

minus

(c)                                  an amount which, in the determination of Consolidated Net Income, has been included for

(i)                                     all extraordinary, non-recurring or unusual gains and non-cash income during such period,

(ii)                                  any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis, and

(iii)                               any gains realized upon the disposition of property outside of the ordinary course of business, plus/minus

(d)                                 to the extent included in the determination of Consolidated Net Income, net unrealized losses/gains (after any offset) in respect of (i) Swap Contracts and (ii) currency translation gains or losses, including those related to currency remeasurements of indebtedness, all as determined in accordance with GAAP.

Notwithstanding anything to the contrary, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (x) Indebtedness, (y) obligations under any Swap Contracts or (z) other derivative instruments.

For purposes of calculating Consolidated EBITDA for any period, (A) the Consolidated EBITDA (determined in accordance with GAAP) of the subject of any Permitted Acquisition by the Parent or its Restricted Subsidiaries during such period or (to the extent permitted under Section 1.03(c)(ii)) after the end of such period and prior to the applicable date of determination shall be included on a Pro Forma Basis for such period (but assuming the consummation of such Permitted Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), (B) the Consolidated EBITDA of (or attributable to) any Restricted Subsidiary all of whose Equity Interests (or all or substantial portion of whose assets) are Disposed of, or any line of business or division of the Parent or any of its Restricted Subsidiaries Disposed of, during such period or (to the extent permitted under Section 1.03(c)(ii)) after the end of such period and prior to the applicable date of determination shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C) the Consolidated EBITDA (determined in accordance with GAAP) of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period or (to the extent permitted under Section 1.03(c)(ii)) after the end of such period and prior to the applicable date of determination shall be included on a Pro Forma Basis for such period (but assuming such designation and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (D) the Consolidated EBITDA of (or attributable to) any Subsidiary that is designated as an Unrestricted Subsidiary during such period or (to the extent permitted under Section 1.03(c)(ii)) after the end of such period and prior to the applicable date of determination shall be excluded for such period (assuming the consummation of such designation, and that any Indebtedness of such Subsidiary was retired in connection therewith, in each case on the first day of such period).

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, if and to the extent the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, the sum of (without duplication) (a) the outstanding principal amount of funded indebtedness for borrowed money; (b) unreimbursed draws under letters of credit; (c) the outstanding principal amount of purchase money indebtedness; (d) the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP and (e) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of another Person (except to the extent supported by a letter of credit).

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness of the Parent and its Restricted Subsidiaries that is secured by a lien (excluding any lien ranking junior to the liens securing the Facilities) on the property of the Parent or any of its Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, for the Parent and its Restricted Subsidiaries on a consolidated basis, the net income (or loss) of the Parent and its Restricted Subsidiaries for that period determined in accordance with GAAP (excluding (a) extraordinary gains and extraordinary losses for such period and (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Restricted Subsidiary in the form of cash dividends or similar distributions).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Excluded Transaction Debt) as of such date less all unrestricted cash and Cash Equivalents of the Borrower and the Guarantors to (b) Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements were required to have been delivered pursuant to Section 7.01(a) or 7.01(b).

“Consolidated Scheduled Funded Debt Payments” means, for any period with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capital Leases during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.

“Consolidated Total Assets” means the consolidated total assets of the Parent and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Parent as of the most recent period for which financial statements were required to have been delivered pursuant to Sections 7.01(a) and (b).

“Consolidated Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Excluded Transaction Debt) as of such date to (b) Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements were required to have been delivered pursuant to Section 7.01(a) or 7.01(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Debt” has the meaning specified in Section 11.24(b).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt, or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Loans (or any Class of unused Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder, (iii) the covenants and events of default of such Indebtedness are, taken as a whole, not materially more favorable to the investors providing such Indebtedness than those contained in the documentation governing or evidencing the Refinanced Debt (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness and (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the lenders under the Refinanced Debt, to the extent that any portion thereof remains outstanding) at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness, (iv) the Effective Yield with respect such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders or other investors providing such Credit Agreement Refinancing Indebtedness, (v) unless such Credit Agreement Refinancing Indebtedness is incurred solely by means of extending or renewing then existing Indebtedness described in clause (a), (b) or (c) above without resulting in any Net Cash Proceeds, such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vi) the direct borrower or issuer with respect to such Credit Agreement Refinancing Indebtedness shall be the Borrower, (vii) such Indebtedness is not at any time guaranteed by any Person other than Guarantors with respect to the applicable Refinanced Debt, (viii) to the extent secured, such Indebtedness is not secured by property other than the property constituting Collateral, with respect to the applicable Refinanced Debt, (ix) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, on terms (x) not materially less favorable (taken as a whole) to the Lenders as those contained in the documentation governing or evidencing the Refinanced Debt or (y) otherwise reasonably acceptable to the Administrative Agent, (x) any Credit Agreement Refinancing Indebtedness shall be pari passu or (if incurred pursuant to clause (b) or (c) of this definition) junior in right of payment and, if secured, secured on a pari passu or (if incurred pursuant to clause (b) of this definition) junior basis with respect to security, with respect to the Revolving Facility and each Term Facility, to the extent outstanding, (xi) no Credit Agreement Refinancing Indebtedness incurred by the Borrower under clause (d) of this definition shall be (except with the proceeds of Credit Agreement Refinancing Indebtedness in respect thereof) voluntarily or mandatorily prepaid prior to repayment in full of (or, if junior in right of payment or as to security, on a junior basis with respect to) the Euro Term Loans (and any Refinancing Term Loans or Extended Term Loans incurred by the Borrower with respect thereto) unless, solely in the case of such Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with the Euro Term Loans (and any Refinancing Term Loans or Extended Term Loans incurred by the Borrower with respect thereto), accompanied by at least a ratable payment of the Euro Term Loans (and any such Refinancing Term Loans or Extended Term Loans incurred by the Borrower) then outstanding, and any such Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with the Euro Term Loans (and any Refinancing Term Loans or Extended Term Loans incurred by the Borrower with respect thereto) may participate with Euro Term Loans (and any such Refinancing Term Loans or Extended Term Loans incurred by the Borrower) then outstanding on a pro rata basis or on less than a pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory prepayments hereunder and (xii) with respect to any Credit Agreement Refinancing Indebtedness incurred pursuant to clause (d) of this definition, the holders of such Indebtedness shall have become bound by an Intercreditor Agreement in a manner satisfactory to the Administrative Agent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees and (v) payment for deferred Taxes based on income or profits.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(ix).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the UK Insolvency Act 1986, the UK Insolvency Act 2000, the UK Enterprise Act 2002 and all other liquidation,

conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) in the case of overdue principal of any Loan, 2.00% plus the Applicable Rate otherwise applicable to such Loan as provided in Section 2.08(a) or (b) in the case of any other overdue amount, including overdue interest, 2.00% plus the Applicable Rate for Base Rate Loans under the Revolving Facility as provided in Section 2.08(a)(ii), in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender, each L/C Issuer and the Swing Line Lender.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower) of non-cash consideration received by the Parent or its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or

Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Loan Party or any Restricted Subsidiary thereof (including the Equity Interests of any such Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.  The term “Disposition” shall not include any issuance of Equity Interests by the Parent.

“Disqualified Capital Stock” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations and termination of the Commitments or (ii) upon an asset sale or change of control, provided, that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Capital Stock; provided, however, that only the portion of the Equity Interests that mature or are mandatorily redeemable, subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, are convertible or exchangeable prior to the date that is 91 days after the Latest Maturity Date shall be deemed Disqualified Capital Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, with respect to clause (b) above, Equity Interests constituting Qualified Capital Stock when issued shall not cease to constitute Qualified Capital Stock as a result of the subsequent extension of the date on which the Loans and all other Obligations that are accrued and payable are repaid in full in cash and the Commitments are terminated.

“Disqualified Institution” means (a) any Company Competitor and (b) as to any entity referenced in clause (a) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known Affiliates readily identifiable by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.  Notwithstanding anything herein to the contrary, the Administrative Agent shall be permitted to provide a copy of the list of Disqualified Institutions (as well as any supplement thereto) to the Lenders and in no event shall a supplement to any such list apply retroactively and disqualify any Person that has previously acquired an assignment or participation interest in the Loans or Commitments that was otherwise permitted prior to such permitted supplementation.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary of the Parent that (a) is a disregarded entity or partnership for U.S. federal income Tax purposes and (b) has one or more directly owned (or owned through another Disregarded Domestic Person) Foreign Subsidiaries that are CFCs.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Guarantors” means the Parent and each Person identified as a “Domestic Guarantor” on the signature pages hereto and each other Person that becomes a party hereto as a Domestic Guarantor pursuant to Section 7.12.  Notwithstanding the foregoing, no Excluded Subsidiary shall be a Domestic Guarantor.

“Domestic Loan Party” means each Domestic Guarantor.

“Domestic Non-Loan Party” means each Domestic Subsidiary that is not a Domestic Loan Party.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one of its Subsidiaries in order to purchase Term Loans of any Class in accordance with the following procedures or such other procedures as may be reasonably agreed to between the Administrative Agent and the Borrower:

(a)         Notice Procedures.  In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction.

(b)         Reply Procedures.  In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans which must be in increments of $5,000,000 (the “Reply Amount”).  A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans.  Lenders may only submit one Return Bid per Auction.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance in a form reasonably acceptable to the Administrative Agent.

(c)          Acceptance Procedures.  Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Parent or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Parent or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Parent or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount.  The Parent or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Parent or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent).  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d)         Additional Procedures.  Once initiated by an Auction Notice, the Parent or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting).

“Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (within the meaning of Article 15 of the Dutch CITA).

“Dutch CIT Fiscal Unity Member” has the meaning specified in Section 11.26.

“Dutch Loan Party” means any Loan Party incorporated under Netherlands law that is a party to a Dutch Security Document.

“Dutch Security Documents” means (a) that certain deed of disclosed pledge over the shares in the capital of ROFIN-BAASEL BENELUX B.V. in favor of Barclays, as the collateral agent for the Secured Parties, (b) that certain deed of disclosed pledge over shares in the capital of COHERENT EUROPE B.V. in favor of Barclays, as collateral agent for the Secured Parties, (c) the Dutch pledge agreement in favor of Barclays, as collateral agent for the Secured Parties, (d) that certain deed of disclosed pledge over the shares in the capital of COHERENT DUTCH MERGER SUB B.V. in favor of Barclays, as the collateral agent for the Secured Parties, (e) the deed of disclosed pledge over partnership interests in favor of Barclays, as collateral agent for the Secured Parties and (f) each other Netherlands law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 7.14.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Loans of any Facility, the effective yield on such Loans as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.  The Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that in any event, “Eligible Assignee” shall not include any Disqualified Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Security Documents” means (a) that certain English law governed debenture securing all assets (including shares, but excluding Excluded Property) executed by COHERENT (UK) HOLDINGS LIMITED, COHERENT (UK) LIMITED AND MIDAZ LASERS LIMITED in favor of Barclays, as collateral agent for the Secured Parties, (b) that certain English law governed share charge entered into by COHERENT EUROPE B.V. in respect of its shares in COHERENT (UK) HOLDINGS LIMITED in favor of Barclays, as collateral agent for the Secured Parties, (c) that certain English law governed share charge entered into by ROFIN-SINAR TECHNOLOGIES EUROPE, S.L. in respect of its shares in ROFIN-BAASEL UK LIMITED in favor of Barclays, as collateral agent for the Secured Parties, (d) that certain English law governed accession deed to the English law governed debenture referred to in clause (a) above executed by ROFIN-BAASEL UK LIMITED and E.S. TECHNOLOGY LIMITED in favor of Barclays, as collateral agent for the Secured Parties and (e) each other English law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 7.14.

“Environmental Claim” means any notice of violation, request for information, claim, action, suit, proceeding, demand, abatement order or other order or binding directive, by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Release or threat of Release of Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat of injury or harm, or harm to the Environment.

“Environmental Laws” means any and all applicable federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041(c) or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; or (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “EUR” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Term Commitment” means, as to each Euro Term Lender, its obligation to make Euro Term Loans to the Borrower pursuant to Section 2.01(b)(ii) in the amount stated on Schedule 2.01 or as set forth in the Assignment and Assumption pursuant to which such Euro Term Lender becomes a party hereto and, as to the Euro Term Lenders, the aggregate amount of €670,000,000, in each case as such amount may be adjusted from time to time in accordance with this Agreement.

“Euro Term Facility” means, at any time, the aggregate principal amount of the Euro Term Loans of all Euro Term Lenders outstanding at such time.

“Euro Term Lender” means each Lender with a Euro Term Commitment or holding a Euro Term Loan.

“Euro Term Loan” means an advance made by a Euro Term Lender under the Euro Term Facility.

“Euro Term Note” means a promissory note made by the Borrower in favor of a Euro Term Lender evidencing Euro Term Loans made by such Euro Term Lender, substantially in the form of Exhibit 1.01(c).

“Eurocurrency Rate” means, with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum equal to (a) in the case of calculations with respect to Dollars (or, in respect of Revolving Loans or Letters of Credit denominated in an Alternative Currency (other than Euro), such Alternate Currency), the London interbank offered rate as administered by ICE Benchmark Administration (or any Person who takes over the administration of such rate) and in the case of calculations with respect to Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any Person who takes over administration of such rate) as appearing on page EURIBOR01 of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) at approximately 11:00 a.m. (or with respect to Euro, 10:00 a.m.) (in each case, London, England time) two Business Days prior to the commencement of (or in the case of a Eurocurrency Rate Loan denominated in Sterling, the first day of) such Interest Period for deposits in the relevant currency for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or services or if such page or services shall cease to be available, the rate per annum determined by the Administrative Agent to be the rate at which it could borrow funds in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Barclays in the London interbank eurocurrency market; provided that (i) solely in the case of Term Loans, the Eurocurrency Rate shall be no less than 0.75% per annum at any time and (ii) in no event shall the Eurocurrency Rate be less than zero.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurocurrency Rate”.  Eurocurrency Rate Loans may be denominated in Dollars or, in the case of Revolving Loans and Euro Term Loans, in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“European Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings, as amended from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) Consolidated Net Income of the Parent and its Restricted Subsidiaries for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred Tax expense) deducted in arriving at such Consolidated Net Income plus (iii) the aggregate net amount of non-cash loss on Dispositions by the Parent and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) without duplication (in each case, for the Parent and its Restricted Subsidiaries on a consolidated basis):

(i)                                     Capital Expenditures that are (A) actually made during such Excess Cash Flow Period or (B) committed although not actually made during such Excess Cash Flow Period, so long as such Capital Expenditures are actually made within six months after the end of such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such six month period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

(ii)                                  Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes;

(iii)                               the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Parent and its Restricted Subsidiaries (excluding the Obligations and the Revolving Commitments); provided, that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness);

(iv)                              the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow;

(v)                                 cash payments made in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money) not made, directly or indirectly, using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(vi)                              to the extent not deducted in arriving at Consolidated Net Income, cash fees and expenses incurred in connection with the Transaction (including, for the avoidance of doubt, cash fees and expenses incurred under this Agreement and debt issuances in connection with the Target Acquisition) or, to the extent permitted hereunder, any Investment permitted under Section 8.02, an issuance of Equity Interests or issuance of Indebtedness (whether or not consummated);

(vii)                           the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period (provided that any expensing of such expenditures in a future Excess Cash Flow Period shall be added back to the Excess Cash Flow for such period);

(viii)                        cash from operations used or to be used to consummate a Permitted Acquisition or Investments permitted under Section 8.02 (if such Permitted Acquisition or Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(iii) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (viii) with respect to a fiscal year as a result of a Permitted Acquisition or Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (viii) as a result of such Permitted Acquisition or Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

(ix)                              the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(x)                                 cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xi)                              the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such Excess Cash Flow Period pursuant to Section 2.05(b)(iv) or (vi), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds were taken into account in calculating Consolidated Net Income for such Excess Cash Flow Period;

(xii)                           the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period; provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash within six months after the end of such Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

(xiii)                        net non-cash gains and credits to the extent included in arriving at Consolidated Net Income;

(xiv)                       the amount of Restricted Payments made in cash during such period pursuant to Section 8.06(c); plus/minus

(c)                                  decreases/increases, as applicable, in Net Working Capital.

“Excess Cash Flow Period” means any fiscal year of the Parent, commencing with the fiscal year ending on or about September 30, 2017.

“Excess Foreign Entity Stock” has the meaning assigned to such term in the definition of “Excluded Property”.

“Excluded Jurisdiction” has the meaning assigned to such term in the definition of “Material Jurisdiction”.

“Excluded Property” means, (a) any owned real property with a fair market value (as reasonably determined by the Borrower), individually, of less than $5,000,000, all leased real property (including requirements to deliver landlord lien waivers, estoppels, collateral access letters and other similar agreements, waivers and documents) and any rent deposit in respect of any leased real property, (b) with respect to any Domestic Loan Party, any personal property that either (i) the attachment or perfection of a Lien thereon is not governed by the UCC or (ii) a Lien thereon is not effected by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any General Intangible (as defined in the UCC), permit, lease, license, contract or other Instrument (as defined in the UCC) or any property subject to a purchase money security interest, Lien securing a capital lease obligation or similar arrangement to the extent that the grant of a security interest therein would require a consent not obtained, is prohibited or would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter a Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in this clause (c) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (d) all Equity Interests in any (i) Unrestricted Subsidiary, (ii) not-for-profit entity, (iii) special purpose vehicle (including, without limitation, any Permitted Receivables Financing Subsidiary) or (iv) captive insurance company, (e) any motor vehicles and other assets subject to certificates of title, (f) any assets of any Subsidiary of the Parent that is subject to regulatory capital or similar requirements to the extent that the provision of such security or similar interest would result in an increase to such regulatory capital or similar requirement or other administrative burden, in each case which is disproportionate to the benefit obtained by the Lenders and the other holders of the applicable Obligations (it being acknowledged and agreed that, as of the Closing Date, the burden of obtaining guarantees and security for the Obligations from ROFIN-BAASEL, INC. disproportionately exceeds the benefit obtained by the holders of the Obligations), (g) any assets of any Unrestricted Subsidiary, (h) Margin Stock, (i) letter of credit rights (other than supporting obligations perfected by the filing of a financing statement under the UCC), (j) commercial tort claims with a reasonably predicted value of less than $5,000,000, (k) any intent-to-use (or similar) trademark or service mark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable law, (l) Equity Interests in any person other than Wholly Owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents, (m) assets which the Parent or the Borrower and the Administrative Agent reasonably determine results in a material adverse tax consequence to the Parent or the Borrower, (n) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such local franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (o) zero balance accounts, cash pooling accounts, payroll accounts, withholding and trust accounts, Tax accounts, customs accounts, insurance accounts, employee benefit accounts, escrow or other fiduciary accounts and other accounts customarily excluded in other Material Jurisdictions, (p) any assets located in any Non-Material Jurisdiction,

(q) assets of any Permitted Receivables Financing Subsidiary, (r) the Santa Clara Property, (s) assets of any Excluded Subsidiary, (t) assets with respect to which the pledge or grant of a security interest is prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to the anti-assignment provisions of the UCC or other applicable law), including, without limitation, insurance claims under liability insurances, claims that are subject to contractual restriction on assignments and/or pledges and voting rights attributable to the shares of any German Guarantor and (u) with respect to any Obligation under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender, all voting Equity Interests in any Foreign Subsidiary, Foreign Holdco or Disregarded Domestic Person in excess of 65% of the outstanding voting Equity Interests of such Person (such Equity Interests, the “Excess Foreign Entity Stock”).  Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower agree in writing that the cost, burden or consequences (including material adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral.  Notwithstanding the foregoing, the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property.

“Excluded Subsidiary” means any of the following:

(a)                                 each Immaterial Subsidiary;

(b)                                 each Subsidiary that is not a Wholly Owned Subsidiary;

(c)                                  each Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law (other than its Organization Documents (it being understood and agreed that, notwithstanding anything to the contrary in any Loan Document, any Subsidiary acquired after the Closing Date shall be given a reasonable period of time after its acquisition to amend, restate, replace, terminate or otherwise modify its Organization Documents to eliminate any such prohibition)) (unless such prohibition can be overcome by limiting the amount of the guarantee or the secured obligations and/or by limiting the enforceability of the guarantee and the Liens in a manner consistent with the requirements applicable to Guarantors under the Loan Documents) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received);

(d)                                 each Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect);

(e)                                  any Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee or granting such Liens would result in a material adverse tax consequence to the Borrower as reasonably determined in good faith by the Borrower;

(f)                                   each Unrestricted Subsidiary;

(g)                                  each Subsidiary which is a captive insurance company, not-for-profit subsidiary or a special purpose entity (including, without limitation, any Permitted Receivables Financing Subsidiary);

(h)                                 if the Parent has, as of such date for the Test Period most recently ended, complied with the Guarantor Coverage Test, each Material Subsidiary organized in any Post-Closing Material Jurisdiction that is otherwise not already a Guarantor as of such date;

(i)                                     with respect to the Euro Term Facility, any Subsidiary organized under the laws of the Kingdom of Spain; and

(j)                                    solely with respect to any Obligation under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender, any Foreign Subsidiary, Foreign Holdco, Disregarded Domestic Person or direct or indirect Domestic Subsidiary of a Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profit Taxes, in each case, imposed on it (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) by any jurisdiction as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations, received a payment under, received or perfected security interest under, engaged in any other transaction contemplated by, or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document, (b) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (c) any withholding Tax (excluding, for the avoidance of doubt, any such Tax described in clause (e) below) that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect at the time such Lender becomes a party hereto (other than as an assignee pursuant to a request by the Borrower Representative under Section 11.13) or designates a new Lending Office, except in each case to the extent, that pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) any withholding Taxes imposed under FATCA and (e) any Tax that is imposed under Sec. 49(1) no.5 lit. c. sublit. aa of the German Income Tax Act (including pursuant to Section 50a para 7 of the German Income Tax Act) on amounts payable to or for the account of a Recipient with respect to any applicable interest in a Loan or Commitment if such Recipient is not, at the time such payment is made, a Qualifying Lender.

“Excluded Transaction Debt” means all Indebtedness incurred by the Borrower in connection with the Transaction consisting of, or incurred to fund the payment of, any Flexed OID or upfront fees in respect of the Loan.

“Existing Term Loan Tranche” has the meaning specified in Section 2.18(a).

“Existing Revolver Tranche” has the meaning specified in Section 2.18(b).

“Extended Revolving Commitments” has the meaning specified in Section 2.18(b).

“Extended Revolving Loans” means one or more Classes of revolving credit loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning specified in Section 2.18(a).

“Extending Revolving Lender” has the meaning specified in Section 2.18(c).

“Extending Term Lender” has the meaning specified in Section 2.18(c).

“Extension” means the establishment of an Extension Series by amending a Loan or Commitment pursuant to the terms of Section 2.18 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.18(d).

“Extension Election” has the meaning specified in Section 2.18(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Extraordinary Receipt” means the receipt by the Parent or its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or reinvested in accordance with the terms of Section 2.05(b)(vi) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means any Term Facility, the Revolving Facility, any Class of Extended Revolving Commitments and/or any Class of Refinancing Revolving Commitments, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and applicable intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FCPA” has the meaning specified in Section 6.22(a).

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, further, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) that certain amended and restated fee letter dated as of April 5, 2016, by and among Barclays, BAML and the Parent, as amended, restated, supplemented and otherwise modified from time to time and (b) that certain agency fee letter dated as of March 16, 2016, by and between Barclays and the Parent.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned, in whole or in part, directly by one or more Domestic Loan Parties.

“Flexed OID” has the meaning specified in Section 7.11.

“Flood Hazard Property” means any Mortgage Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Collateral Document” means any Collateral Document other than any such document which is governed by the laws of the United States, any state of the United States or the District of Columbia.

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Extraordinary Receipt” has the meaning specified in Section 2.05(b)(viii).

“Foreign Guarantors” means each Person identified as a “Foreign Guarantor” on the signature pages hereto and each other Person that becomes a party hereto as a Foreign Guarantor pursuant to Section 7.12.  Notwithstanding the foregoing, no Excluded Subsidiary shall be a Foreign Guarantor.

“Foreign Holdco” means a direct or indirect Domestic Subsidiary substantially all of the assets of which are Equity Interests in or Indebtedness of one or more CFCs or Foreign Holdcos.

“Foreign Lender” means, for the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means the Borrower and each of the Foreign Guarantors.

“Foreign Non-Loan Party” means each Foreign Subsidiary that is not a Foreign Loan Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than

L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one year after the date of its creation or matures within one year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“Funding Steps” means the funding steps as described on Schedule 1.01(a) of the Disclosure Letter and such other steps as may be necessary to effect the Transaction.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time, subject to the provisions of Section 1.03.

“German Guarantor” means any Foreign Guarantor incorporated and registered in Germany as a limited liability company (GmbH).

“German Insolvency Code” means the German Insolvency Code (Insolvenzordnung).

“German Party” means any Person that qualifies as a resident party domiciled in Germany “Inländer” within the meaning of section 2 paragraph 15 of the German Foreign Trade Law (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and employees).

“German Security” means any security interest created under the German Security Documents.

“German Security Documents” means (a) each agreement listed on Schedule 1.01(b) of the Disclosure Letter and (b) each other German law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 7.14.

“GmbH Act” has the meaning specified in Section 4.09(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, the term “Guarantor” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 4.01(a).

“Guarantor” means each Domestic Guarantor and each Foreign Guarantor; provided, that in no event shall any Foreign Subsidiary, Foreign Holdco, Disregarded Domestic Person or direct or indirect Domestic Subsidiary of a Foreign Subsidiary ever be, or be required to be, a Guarantor of any Obligations under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender, and, notwithstanding any provision herein or in any other Loan Document to the contrary, no such Person shall be construed to be a Guarantor of any such Obligations.

“Guarantor Coverage Test” means, as of the last day of the most recently ended Test Period, the Consolidated Total Assets and Consolidated EBITDA attributable to the Borrower and the Guarantors only is no less than 80% of Consolidated Total Assets and Consolidated EBITDA, respectively, of the Parent and its Restricted Subsidiaries (other than any Restricted Subsidiaries located in an Excluded Jurisdiction), in each case as of such date.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Guaranty and Security Principles” means the Guaranty and Security Principles set forth on Exhibit 1.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and substances or wastes regulated, characterized or defined by a Governmental Authority pursuant to Environmental Law as “hazardous”, “toxic”, a “contaminant” or a “pollutant” or words of similar import, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“HGB” has the meaning specified in Section 4.09(c).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, on any date, any Restricted Subsidiary of the Parent (other than the Borrower) that (i) is organized under the laws of a Non-Material Jurisdiction or (ii) is organized under the laws of a Material Jurisdiction, taken together with all such Immaterial Subsidiaries which are not Loan Parties organized under the laws of such Material Jurisdiction as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 7.01 prior to such date, does not have assets with a value in excess of 1.0% of Consolidated Total Assets or contribute in excess of 1.0% of Consolidated EBITDA, in each case as of such date for the Test Period most recently ended, provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Restricted Subsidiary that meets the definition hereof.

“Incremental Equivalent Debt” means Indebtedness of the Borrower in the form of notes or loans (or commitments in respect thereof) in lieu of loans (or commitments) under an Incremental Facility, which (i) notes may (at the option of the Borrower) be secured by the Collateral on a pari passu or junior basis with Liens securing the Obligations that are secured on a first lien basis with respect to the Collateral and (ii) loans may be secured by the Collateral on a junior basis with Liens securing the Obligations that are secured on a first lien basis with respect to the Collateral; provided, that:

(a)                                 to the extent any Incremental Equivalent Debt is Junior Lien Indebtedness, such Indebtedness shall be permitted to be incurred as Incremental Equivalent Debt to the extent that after giving pro forma effect thereto (including the use of proceeds), the Consolidated Total Gross Leverage Ratio does not exceed 4.50:1.00 regardless of the Senior Secured Net Leverage Ratio then in effect;

(b)                                 such Incremental Equivalent Debt shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(c)                                  except as otherwise agreed by the lenders or holders providing such notes or loans, no Event of Default exists immediately prior to or after giving effect to such Incremental Equivalent Debt;

(d)                                 (i) the Weighted Average Life to Maturity applicable to such Incremental Equivalent Debt in the form of term loans or notes (other than customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (c)) is no shorter than the Weighted Average Life to Maturity of the then-existing Term Loans and (ii) any Incremental Equivalent Debt in the form of revolving loans shall not require scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date;

(e)                                  the final maturity date with respect to such Incremental Equivalent Debt (i) in the form of term loans or notes (other than customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (d)) is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof and (ii) in the case of revolving loans, is no earlier than the Latest Maturity Date;

(f)                                   in the case of any such Indebtedness incurred less than 18 months after the Closing Date in the form of term loans that are pari passu with the Term Loans funded on the Closing Date in right of payment and with respect to security (other than customary bridge loans), the Effective Yield applicable thereto will not be more than 0.50% per annum higher than the Effective Yield in respect of the Term Loans funded on the Closing Date unless the Effective Yield with respect to the Term Loans funded on the Closing Date is adjusted to be equal to the Effective Yield applicable to such Indebtedness, minus 0.50% per annum; and

(g)                                  no such Indebtedness may be (x) guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral.

“Incremental Facility” means any Incremental Term Loan Facility or any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning specified in Section 2.01(d).

“Incremental Series” means all Incremental Term Loans and Incremental Term Loan Commitments that are established as a separate Class of Term Loans or Term Commitments (as applicable) pursuant to the same Commitment Increase Amendment (or any subsequent Commitment Increase Amendment to the extent such Commitment Increase Amendment expressly provides that the Incremental Term Loans or Incremental Term Loan Commitments as provided for therein are intended to be part of any previously established Incremental Series) and that provide for the same maturity, Effective Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable, and amortization schedule.

“Incremental Term Loan” has the meaning specified in Section 2.01(c).

“Incremental Term Loan Agreement” means, with respect to an Incremental Term Loan, a joinder agreement in substantially the form of Exhibit 1.01(a) or such other form as is satisfactory to the Administrative Agent and the Borrower, in each case as executed by the Loan Parties, one or more Lender(s) providing an Incremental Term Loan Commitment and the Administrative Agent.

“Incremental Term Loan Commitment” means, as to any Lender, its obligation to make its portion of an Incremental Term Loan to the Borrower pursuant to Section 2.01(c) in the principal amount set forth in the applicable Incremental Term Loan Agreement.

“Incremental Term Loan Facility” means, at any time, (a) on or prior to the closing date under an Incremental Term Loan Agreement, the aggregate amount of the Incremental Term Loan Commitments set forth in such Incremental Term Loan Agreement at such time and (b) thereafter, the aggregate principal amount of the Incremental Term Loans of all Lenders made pursuant to such Incremental Term Loan Commitments at such time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, if and to the extent (other than with respect to clause (h)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount available to be drawn under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties and similar instruments and unreimbursed obligations under surety bonds;

(c)                                  the Swap Termination Value of any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness of such Person;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing;

provided, that, Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP or (E) in the case of the Parent and its Restricted Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, Tax and accounting operations of the Parent and its Restricted Subsidiaries.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than (i) a joint venture that is itself a corporation or limited liability company or (ii) a similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by contract or operation of law.  The amount of any net obligations under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant by any Loan Party of any Lien on IP Rights owned by such Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form attached as an exhibit to the Security Agreement, (b) a Patent Security Agreement substantially in the form attached as an exhibit to the Security Agreement or (c) a Copyright Security Agreement attached as an exhibit to the Security Agreement, together with any and all supplements or amendments thereto.

“Intercreditor Agreement” means, with respect to any Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, an intercreditor agreement between the Administrative Agent and the agent, trustee or other representative on behalf of the holders of such Indebtedness, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or 12 months (if agreed by all relevant Lenders), as selected by the Borrower in its Loan Notice consistent with the requirements of Section 2.02(a) or otherwise acceptable to the Administrative Agent); provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less (except in the case of (x) Investments made using the Available Amount pursuant to Section 8.02(s) and (y) any amounts that increase the Available Amount pursuant to clause (e) of the definition thereof) any amount repaid, returned, distributed or otherwise received in respect of any Investment, in each case, in cash.  Notwithstanding the foregoing, “Investment” shall not include loans or advances in respect of (A) intercompany current liabilities incurred in connection with cash management operations of the

Parent and its Restricted Subsidiaries and (B) intercompany loans, advances or Indebtedness of the Parent and its Restricted Subsidiaries having a term not exceeding 364 days.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any of its Restricted Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable L/C Issuer and the Parent (or any Restricted Subsidiary) or in favor of the Applicable L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a lien on the Collateral that is junior to the lien on the Collateral securing the Obligations.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Barclays, BofA and MUFG Union Bank, N.A., in their respective capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Commitments, Refinancing Revolving Commitments, Incremental Term Loan Commitments,

Extended Term Loans, Incremental Term Loans, Refinancing Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, authorizations and permits of, any Governmental Authority, in each case having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.03.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that Barclays shall only issue standby letters of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $30,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, any right in rem created for the purpose of granting security, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, right of retention, right to reclaim goods, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limitation on Enforcement” or “Limitation Event” has the meaning specified in Section 4.09(b).

“Limited Condition Acquisition” means any Permitted Acquisition which the Parent or any of its Restricted Subsidiaries is contractually committed to consummate, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means each Revolving Loan, each Swing Line Loan, each Euro Term Loan, each Incremental Term Loan, each Extended Term Loan, each Extended Revolving Loan, each Refinancing Term Loan and each Refinancing Revolving Loan representing an extension of credit to the Borrower.

“Loan Documents” means this Agreement, the Disclosure Letter, each Note, each Issuer Document, each Joinder Agreement, each Collateral Document, each Incremental Term Loan Agreement, each Extension Amendment, each Refinancing Amendment and any Intercreditor Agreement.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, Swing Line Loans or Term Loans under a given Facility, (b) a conversion of Loans under a given Facility from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans under a given Facility, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.

“Management Determination” has the meaning specified in Section 4.09(d).

“Margin Stock” has the meaning specified in Section 6.14(b).

“Material Adverse Effect” means (a) a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Parent and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Jurisdiction” means (a) on the Closing Date, the United States, England and Wales, Scotland, Germany, Spain and the Netherlands (each, a “Closing Date Material Jurisdiction”) and (b) at any time after the Closing Date, the Closing Date Material Jurisdictions and any other jurisdiction where any Restricted Subsidiary organized under the laws of such jurisdiction, taken together with all other Restricted Subsidiaries organized under the laws of such jurisdiction as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Sections 7.01(a) or 7.01(b), have assets with a value in excess of 5.0% of Consolidated Total Assets or contribute in excess of 5.0% of Consolidated EBITDA of the Parent and its Restricted Subsidiaries, in each case as of such date for the Test Period most recently ended (each, a “Post-Closing Material Jurisdiction”); provided that in no event shall The People’s Republic of China, South Korea or Japan be deemed to be a “Material Jurisdiction” (each, an “Excluded Jurisdiction”).

“Material Real Estate” means any real property with a fair market value (as reasonably determined by the Borrower), individually, equal to or in excess of $5,000,000 owned by any Loan Party.

“Material Subsidiary” means any direct or indirect Subsidiary of the Parent that is not an Immaterial Subsidiary.

“Maturity Date” means (a) as to the Revolving Loans, the Swing Line Loans and Letters of Credit (and the related L/C Obligations), the fifth anniversary of the Closing Date (the “Revolving Loan Maturity Date”), (b) as to the Euro Term Loans, the seventh anniversary of the Closing Date, (c) as to an Incremental Term Loan, the final maturity date for such Incremental Term Loan as set forth in the applicable Incremental Term Loan Agreement, (d) as to any Extended Term Loans or Extended Revolving Loans, the final maturity date therefor as set forth in the applicable Extension Amendment and (e) as to any Refinancing Term Loans or Refinancing Revolving Loans, the final maturity date therefor as set forth in the applicable Refinancing Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger” means the merger of MergerCo with and into Target (with Target to be the surviving corporation of such merger) in accordance with the Merger Agreement.

“Merger Agreement” means that certain Merger Agreement, dated as of March 16, 2016, among the Parent, the Target and MergerCo (including all exhibits and disclosure schedules thereto, and as amended, restated, supplemented or modified from time to time).

“Merger Agreement Representations” means the representations made by (or relating to) the Target and/or any of its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the breach of any such representations results in the Parent or any of the Parent’s affiliates having the right to terminate its or their respective obligations under the Merger Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to the Parent’s obligation to consummate the Merger pursuant to the Merger Agreement.

“MergerCo” means Rembrandt Merger Sub Corp., a Delaware corporation and a Wholly Owned Subsidiary.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), or any successor thereto by merger, consolidation or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Collateral” means any owned real estate asset located in the United States that is Collateral.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Assets” has the meaning specified in Section 4.09(b)(i).

“Net Cash Proceeds” means:

(a)                                 with respect to any Disposition by the Parent or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Parent or any of its Restricted Subsidiaries, an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations or any portion thereof) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Parent or such Restricted Subsidiary in connection with such transaction (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, sales, use and other transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income Taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith and any repatriation costs associated with receipt by Parent or any Domestic Subsidiary of such proceeds, if such proceeds were repatriated to the United States, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Parent or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received (i) upon the Disposition of any non-cash consideration received by the Parent or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (E) or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years of the date of the relevant transaction;

(b)                                 with respect to the incurrence or issuance of any Indebtedness by the Parent or any of its Restricted Subsidiaries, in an amount equal to the excess of (i) the sum of the cash received in connection with such incurrence or issuance or in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting or closing discounts, fees and commissions, taxes reasonably estimated to be actually payable as a result of such incurrence or issuance and other out-of-pocket expenses and other customary expenses incurred by the Parent or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith; and

(c)                                  with respect to the issuance of any Equity Interests by the Parent or any Restricted Subsidiary, an amount equal to the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance or in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses, and other customary expenses incurred by the Parent or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith.

“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Non-Consenting Lender” has the meaning specified in Section 11.13(a).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Loan Party” means any Subsidiary of the Parent that is not a Loan Party.

“Non-Material Jurisdiction” means any jurisdiction that is not a Material Jurisdiction.

“Note” means a Euro Term Note, a Revolving Note or a Swing Line Note, as the context may require.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include (a) all obligations under any Secured Swap Contract between any Loan Party and any Lender or Affiliate of a Lender (excluding any Excluded Swap Obligations) and (b) all obligations under any Secured Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the articles of association or bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, such as articles of association); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed to effect its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization or with any equivalent in any jurisdiction (if any)  and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(iv).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, excluding any such Tax imposed on an assignment (other than an assignment pursuant to a request by the Borrower under Section 11.13) of any interest in any Loan or Commitment hereunder (an “Assignment Tax”), but only to the extent such Assignment Tax is imposed as a result of a present or former connection between the assignor and/or assignee and the taxing jurisdiction imposing such Tax (other than any connection arising solely from such assignor and/or assignee having executed, delivered, become a party to, performed its obligations under, received payments, received or perfected security interest under, engaged in any other transaction pursuant to, and/or enforced any Loan Documents or sold or assigned an interest in any Loan or Loan Document).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Barclays in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt” has the meaning specified in Section 11.24(b).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (i) an Investment consisting of an Acquisition by the Parent or any of its Restricted Subsidiaries, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition complies with Section 8.07, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c)  no Default or Event of Default exists or would result therefrom, (d) if the Person acquired is or becomes a Domestic Subsidiary of the Parent, it shall (to the extent required by Section 7.12) guarantee all of the Obligations and otherwise satisfy the requirements of Section 7.12 and Section 7.14 within the timeframes provided therein, and (e) if the Person acquired is or becomes a Restricted Subsidiary of the Parent, it shall (to the extent required by Section 7.12) guarantee the Obligations and otherwise satisfy the requirements of Section 7.12 and Section 7.14 within the timeframes provided therein; provided that the requirements of clause (d) above shall be subject to Sections 1.12 and 2.01(g) in the case of a Limited Condition Acquisition, and (ii) the Target Acquisition.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Parent in the form of one or more series of senior secured notes ranking pari passu with the liens securing the Facilities; provided that (i) such Indebtedness will be subject to the terms of an Intercreditor

Agreement and (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Intercompany Investments” means (a) any Investment by any Loan Party in any other Loan Party; (b) any Investment by any Non-Loan Party in any Loan Party; (c) any Investment by any Non-Loan Party in any other Non-Loan Party; (d) any Investment by any Loan Party in any Non-Loan Party; provided that the aggregate outstanding principal amount of all Investments under this clause (d), together with, without duplication, the aggregate outstanding principal amount of all Indebtedness of Non-Loan Parties guaranteed by Loan Parties pursuant to (and in reliance on) Section 8.03, shall not exceed $100,000,000 at any time; provided further, that any Indebtedness owing by any Loan Party to any Non-Loan Party pursuant to clause (d), as applicable, shall be subordinated in right of payment to the prior payment in full of the Obligations of such Loan Party, as applicable, on terms reasonably satisfactory to the Administrative Agent.

“Permitted Intercompany Transfers” means any Disposition by the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary; provided that, if such Disposition is by a Loan Party to an entity which is not a Loan Party in reliance hereon, (i) any such Disposition made for consideration of less than the fair market value of the assets Disposed of (as reasonably determined by the Borrower) shall constitute an Investment by the maker of such Disposition in the recipient of such Disposition in an amount equal to the difference (as reasonably determined by the Borrower) between the fair market value of the assets so Disposed of and the consideration received and such Investment shall be required to be permitted under Section 8.02 (provided that, solely for this purpose, Section 8.02(i) shall not apply) and (ii) for the avoidance of doubt, any non-cash consideration received in connection with any such Disposition in the form of an Investment shall be required to be permitted under Section 8.02 (provided that, solely for this purpose, Section 8.02(i) shall not apply).

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or secured loans ranking junior to the liens securing the Facilities; provided that (i) such Indebtedness is secured by the Collateral (or the applicable portion thereof) on a second priority or other junior priority, as applicable, basis to the Liens securing the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness meets the Permitted Other Debt Conditions and (iv) such Indebtedness will be subject to an Intercreditor Agreement.  Permitted Junior Priority Refinancing Debt will include any junior secured Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means, at any time, Liens in respect of property of the Parent or any of its Restricted Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Other Debt Conditions” means, with respect to any Indebtedness, that such Indebtedness does not mature or have scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary asset sale, change of control or similar event provisions that provide for the prior repayment in full in cash of the Loans and all other Obligations or (y) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Parent and its Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions; provided that (i) the aggregate outstanding principal amount of all such Permitted Receivables Financings shall not exceed $50,000,000 at any time outstanding and (ii) a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a Wholly Owned Subsidiary of the Parent (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Parent or any of its Restricted Subsidiaries makes an Investment and to which the Parent or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Parent and the Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Parent (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, (ii) is recourse to or obligates the Parent or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way or (iii) subjects any property or asset of the Parent or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) with which none of the Parent or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Parent or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the board of directors of the Parent shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Parent giving effect to such designation and a certificate executed by a Responsible Officer of the Parent certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension (collectively, to “Refinance”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension plus an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations (or any portion thereof), such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations (or such portion thereof) on terms (i) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation governing or evidencing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness stating that the Borrower has determined in good faith that such subordination terms satisfy the foregoing requirement shall be conclusive evidence that such subordination terms satisfy the requirement of this clause (i)) or (ii) as otherwise reasonably acceptable to the Administrative Agent, (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations (or any portion thereof), such modification, refinancing, replacement, refunding, renewal or extension is unsecured or (solely with respect to such Indebtedness that is secured by Liens that are subordinated to the Liens securing the Obligations (or any portion thereof)) secured by Liens that are subordinated to the Liens securing the Obligations (or such portion thereof) on terms (x) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness stating that the Borrower has determined in good faith that such subordination terms satisfy the foregoing requirement shall be conclusive evidence that such subordination terms satisfy the requirement of this clause (x)) or (y) otherwise reasonably acceptable to the Administrative Agent and (f) such modification, refinancing, refunding, renewal, replacement or extension is directly incurred only by the direct borrower or issuer of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and is guaranteed only by one or more Persons who are guarantors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Parent and its Restricted Subsidiaries that are Disposed of in the ordinary course of business; (c) Permitted Intercompany Transfers; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent and its Restricted Subsidiaries; (f) the sale or disposition of cash or Cash Equivalents for fair market value; (g) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement; (h) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property; (i) the sales of receivables pursuant to non-recourse factoring arrangements for purposes of effecting the acceleration of payment of accounts receivable; and (j) Dispositions of accounts receivable in connection with the compromise thereof not in the ordinary course of business; provided that (x) such Disposition is treated as an Investment and otherwise made in compliance with Section 8.02(c) or (y) the aggregate amount of any Disposition made pursuant to this clause (j)(y) does not exceed $2,500,000.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) such Indebtedness meets the Permitted Other Debt Conditions.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any ERISA Affiliate (other than a Multiemployer Plan established by any Loan Party or any ERISA Affiliate) or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees (other than a Multiemployer Plan established by any Loan Party or any ERISA Affiliate).

“Platform” has the meaning specified in Section 7.02.

“Post-Closing Material Jurisdiction” has the meaning assigned to such term in the definition of “Material Jurisdiction”.

“Post-Closing Reorganization” means (a) the reorganization of the Parent and its Subsidiaries as described in the slides attached as Schedule 1.01(c) of the Disclosure Letter hereto, and each of the steps or other actions contemplated thereby or in connection therewith, plus (b) any such other steps or actions determined by the Parent to be necessary or appropriate to achieve synergies in connection with the Merger or any Permitted Acquisition or for Tax optimization purposes, provided, in the case of this clause (b), that after giving effect thereto, the Parent remains or would remain in compliance with the Guarantor Coverage Test.

“Prepayment” has the meaning specified in Section 8.12(b).

“Primary Disqualified Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the Senior Secured Net Leverage Ratio (including, with respect to, the financial covenant set forth in Section 8.11), the Consolidated Net Leverage Ratio and/or the Consolidated Total Gross Leverage Ratio, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period or, in the case of determinations described in Section 1.03(c)(ii), the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b).  In connection with the foregoing, (a) with respect to the incurrence of any Indebtedness, such Indebtedness shall be deemed to have been incurred as of the first day of the applicable period, (b) with respect to any Disposition or any designation of any Subsidiary as an Unrestricted Subsidiary, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of or designated as an Unrestricted Subsidiary (as applicable) shall be excluded to the extent relating to any period occurring prior to the date of such transaction or designation (as applicable) and (ii) Indebtedness which is retired in connection with any such Disposition or owed by the applicable Subsidiary at the time of its designation as an Unrestricted Subsidiary (as applicable) shall be excluded and deemed to have been retired as of the first day of the applicable period and (c) with respect to any Permitted Acquisition or designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (i) income statement and cash flow statement items attributable to the Person or property acquired or designated as a Restricted Subsidiary (as applicable) shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Parent and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Parent or any Restricted Subsidiary (including the Person or property acquired or designated as a Restricted Subsidiary (as applicable)) in connection with such transaction and any Indebtedness of the Person or property acquired or designated as a Restricted Subsidiary (as applicable) which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of (x) (i) in the case of a Pro Forma Compliance Certificate delivered in connection with Section 2.01(d)(xi) or Section 7.17(c), the Senior Secured Net Leverage Ratio (as set forth in such applicable Section), (ii) in the case of a Pro Forma Compliance Certificate delivered in connection with Section 8.03(f) or Section 8.03(x), the Consolidated Total Gross Leverage Ratio (as set forth in the applicable Section), (iii) in the case of a Pro Forma Compliance Certificate delivered in connection with Section 8.06(g) or Section 8.12(b), the Consolidated Net Leverage Ratio (as set forth in such applicable Section) and (y) in the case of each of the Pro Forma Compliance Certificate delivered in connection with clauses (ii) and (iii) above, the financial covenant set forth in Section 8.11 as of the end of the period of four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Financial Statements” has the meaning specified in Section 5.01(m).

“Public Lender” has the meaning specified in Section 7.02.

“Qualified Capital Stock” means any Equity Interests that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “ECP” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualifying Lender” means (a) in respect of interest payable by a Loan Party organized under the laws of Germany, a Lender and/or L/C Issuer which is beneficially entitled to interest payable to that Lender and/ L/C Issuer in respect of an advance under a Loan Document and is (i) lending through a Lending Office in Germany or (ii) a Treaty Lender; (b) in respect of interest payable by any other Loan Party, a Lender and/or L/C Issuer which is beneficially entitled to interest payable to that Lender and/or L/C Issuer and is (i) lending through a Lending Office in the jurisdiction of incorporation of the relevant Loan Party, (ii) a Treaty Lender or (iii) otherwise entitled under the domestic law of the jurisdiction in which the relevant Loan Party is resident for Tax purposes to receive interest free of any withholding or deduction for or on account of Tax imposed by that jurisdiction.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Parent or any Restricted Subsidiary pursuant to which the Parent or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by the Parent or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Parent or any Restricted Subsidiary.

“Recipient” has the meaning specified in Section 3.08(b).

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning specified in Section 11.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender (including any Additional Refinancing Lender) that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Revolving Commitments” means one or more Classes of revolving credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of revolving credit loans that are made pursuant to Refinancing Revolving Commitments.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loans or Refinancing Revolving Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loans, or Refinancing Revolving Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same maturity, Effective Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable, and amortization schedule.

“Refinancing Term Commitments” means one or more term loan Commitments hereunder providing for Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of term loans hereunder that are made pursuant to Refinancing Term Commitments.

“Refunded Swing Line Loans” has the meaning specified in Section 2.04(b)(iv).

“Register” has the meaning specified in Section 11.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(ix).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning specified in Section 3.08(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Deduction Amount” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means (a) the incurrence by the Parent or any Subsidiary thereof of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement) (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for Euro Term Loans of the respective Type, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Euro Term Loans or (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Effective Yield for Euro Term Loans (other than, in each case, any such transaction or amendment or modification in connection with a Change of Control or Transformational Event).  Any such determination by the Administrative Agent and the Borrower as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Euro Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of the date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Revolving Commitments, Extended Revolving Commitments and Refinancing Revolving Commitments and (c) aggregate unused Term Commitments; provided, that the unused Revolving Commitment, Extended Revolving Commitment and Refinancing Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments on such date; provided that the unused Revolving Commitment of, and the portion of the

Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, with respect to any Term Facility, Term Lenders under such Term Facility holding more than 50% of the sum of the (a) Term Loans outstanding under the applicable Term Facility and (b) aggregate unused Term Commitments on such date.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer or treasurer, assistant treasurer or controller (or the foreign equivalent of any of the foregoing, including any director or managing director) of such Person, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary (or the foreign equivalent of any of the foregoing, including any director or managing director) of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer (or the foreign equivalent of any of the foregoing, including any director or managing director) of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).  For purposes of clarification, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of Indebtedness which by its terms is convertible into Equity Interests is not a “Restricted Payment”.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; provided that, (i) to the extent that any or all of the Excess Cash Flow attributable to Restricted Subsidiaries that are Foreign Subsidiaries are prohibited or delayed by applicable local law or applicable organizational documents of such Foreign Subsidiary from being repatriated to the Borrower, the portion of such Excess Cash Flow so affected will not be included in the calculation of the Retained Excess Cash Flow Amount for so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to Borrower, and if within one year following the date on which such restriction first arose, such repatriation of any of such affected Excess Cash Flow is permitted under the applicable local law or applicable organizational documents of such Foreign Subsidiary, such repatriation will be promptly effected and such repatriated

Excess Cash Flow will be included in the calculation of the Retained Excess Cash Flow Amount or (ii) to the extent that the Borrower has determined in good faith, after consultation with the Administrative Agent, that repatriation to the Borrower of any of or all the Excess Cash Flow attributable to Restricted Subsidiaries that are Foreign Subsidiaries would have adverse Tax consequences (including any reduction in Tax assets or attributes), such Excess Cash Flow so affected will not be included in the calculation of the Retained Excess Cash Flow Amount for so long, but only so long, as the applicable adverse Tax consequences with respect to such Excess Cash Flow remain, and if within one year following the date on which such adverse Tax consequences first arose, the Borrower has determined in good faith, after consultation with the Administrative Agent, that such repatriation of any of such affected Excess Cash Flow would no longer have adverse Tax consequences, such repatriation will be promptly effected and such repatriated Excess Cash Flow will be included in the calculation of the Retained Excess Cash Flow Amount.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Applicable L/C Issuer shall determine or the Required Lenders shall require.

“Revolver Extension Request” has the meaning specified in Section 2.18(b).

“Revolver Extension Series” has the meaning specified in Section 2.18(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(d), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means each Lender with a Revolving Commitment or holding Revolving Loans.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Maturity Date” has the meaning assigned to such term in clause (a) of the definition of “Maturity Date”.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit 1.01(d).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 8.14.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Santa Clara Property” means the real property owned by the Parent at 5100 Patrick Henry Drive, Santa Clara, California 95054.

“Scots Security Documents” means (a) that certain Scots law governed bond and floating charge to be granted by COHERENT SCOTLAND LIMITED in favor of Barclays, as the collateral agent for the Secured Parties, (b) that certain Scots law governed share pledge to be granted by COHERENT (UK) LIMITED in favor of Barclays, as the collateral agent for the Secured Parties in respect of the entire issued share capital of COHERENT SCOTLAND LIMITED and (c) each other Scots law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 7.14.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, the Collateral Agent and each successor Collateral Agent appointed pursuant to the Collateral Documents and each sub-agent appointed pursuant to Section 10.05 of this Agreement, (c) each L/C Issuer, (d) each counterparty to any Secured Swap Contract, the obligations under which constitute Obligations and (e) each counterparty to a Secured Treasury Management Agreement, the obligations of which constitute Obligations.

“Secured Swap Contract” means any Swap Contract between any Loan Party and a Lender or an Affiliate of a Lender that has been designated in writing by the applicable Lender (or Affiliate of a Lender) to the Administrative Agent and the Borrower as a “Secured Swap Contract”; provided that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Swap Contract.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party and any Lender or any Affiliate of a Lender that has been designated in writing by the applicable Lender (or Affiliate of a Lender) to the Administrative Agent and the Borrower as a “Secured Treasury Management Agreement”.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness (other than Excluded Transaction Debt) as of such date less all unrestricted cash and Cash Equivalents of the Borrower and the Guarantors to (b) Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements were required to have been delivered pursuant to Section 7.01(a) or 7.01(b).

“Similar Business” means a business, the majority of whose revenues are derived from (i) the activities of the Parent and its Subsidiaries as of the Closing Date, (ii) any business or activity that is a natural outgrowth of, is reasonably similar or complementary thereto or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“Solvency Certificate” means a Solvency Certificate dated as of the Closing Date from the chief financial officer (or other person with comparable responsibilities) of the Parent, substantially in the form of Exhibit 5.01(j).

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) such Person is not engaged in, and is not about to engage in, business for which it has “unreasonably small capital”, (c) the fair value of the assets of such Person is more than its debt and liabilities, subordinated, contingent or otherwise and (d) the present fair salable value of the assets of such Person is more than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability and in the case of a Loan Party incorporated in England and Wales, it is not unable to pay its debts, which in this context means there are no grounds on which such a Loan Party would be deemed unable to pay its debts (as defined in Section 123(1) of the UK Insolvency Act 1986) or on which a court would be satisfied that the value of such Loan Party’s assets being less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the UK Insolvency Act 1986).

“Spanish Commercial Code” means the Spanish Commercial Code published by virtue of the Royal Decree of 22 August 1885 (Real Decreto de 22 de Agosto de 1885 por el que se publica el Código de Comercio), as amended from time to time.

“Spanish Companies Act” means the Royal Legislative Decree 1/2010, of 2 July whereby the companies act is approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Entity” means a Foreign Guarantor or Foreign Subsidiary incorporated under the laws of Spain or incorporated in another jurisdiction but having its center of main interests for the purposes of the European Regulation on Insolvency Proceedings (EC Council Regulation 1346/2000 of 29 May 2000) in Spain.

“Spanish Guarantor” means a Foreign Guarantor incorporated under the laws of Spain.

“Spanish Insolvency Act” means the Act 22/2003 of 9 July 2003, on bankruptcy (“Ley 22/2003, de 9 de julio, Concursal”), as amended from time to time.

“Spanish Public Document” means a Spanish law documento público, being either an escritura pública or a póliza o efecto intervenido por notario español.

“Spanish Security Documents” means (a) that certain deed (póliza) of pledge over the units of ROFIN-SINAR TECHNOLOGIES EUROPE, S.L. granted by COHERENT, INC., as pledgor, in favor of Barclays, as collateral agent for the Secured Parties, (b) that certain deed (póliza) of pledge over the units of ROFIN BAASEL ESPAÑA, S.L. granted by ROFIN-SINAR TECHNOLOGIES EUROPE, S.L., as pledgor, in favor of Barclays, as collateral agent for the Secured Parties, (c) that certain deed (póliza) of pledge over credit rights from intragroup loans granted by ROFIN-SINAR TECHNOLOGIES EUROPE, S.L., as pledger, in favor of Barclays, as collateral agent for the Secured Parties, (d) that certain deed (póliza) of pledge over credit rights bank accounts granted by ROFIN-SINAR TECHNOLOGIES EUROPE, S.L., as pledgor, in favor of Barclays, as collateral agent for the Secured Parties, and (e) each other Spanish law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 7.14.

“Special Notice Currency” means, at any time, an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 6.01(a)(i) and (b)(i), 6.02(a) and (b), 6.03(a), 6.04, 6.14(b) and (c), 6.18(a), 6.19, 6.21(c), 6.22(b) and 6.23.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the Applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further, that the Applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Debt” means any Indebtedness (other than any intercompany Indebtedness and/or intercompany Investments not prohibited hereby) of the Parent or any Restricted Subsidiary described in the definition of “Consolidated Funded Indebtedness” that is subordinated in right of payment to the Obligations (or any portion thereof).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplier” has the meaning specified in Section 3.08(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement used to document transactions of the type specified in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Barclays in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.04.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit 1.01(e).

“Swing Line Sublimit” means the lesser of (i) $10,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” means Barclays, in its capacity as the syndication agent.

“Synthetic Lease” means any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target” means ROFIN-SINAR TECHNOLOGIES INC., a Delaware corporation.

“Target Acquisition” means the acquisition by the MergerCo pursuant to the Merger Agreement, to be effected by way of the Merger.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Target Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Target Material Adverse Effect has occurred or may, would or could occur:

(i)                                     general economic, regulatory, business or political conditions in the United States or any other country or region in the world (or changes therein);

(ii)                                  conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii)                               changes in Applicable Law or GAAP or the interpretations thereof;

(iv)                              acts of war, terrorism or sabotage or any escalation or worsening of acts of war or terrorism;

(v)                                 earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)                              the public announcement or pendency of the Acquisition Agreement, the Merger or any other transactions contemplated by the Acquisition Agreement, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators (including without limitation, any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

(vii)                           any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or the issuance of revised projections that are not as optimistic as those in existence as of March 16, 2016 (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Target Material Adverse Effect”);

(viii)                        any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Target Material Adverse Effect”);

(ix)                              any action taken that is required by the terms of the Acquisition Agreement or taken at the written request of Parent or with the prior written consent or approval of Parent;

(x)                                 any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by the Acquisition Agreement; and

(xi)                              the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, or any changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein;

(except, in the case of each of clauses (i) through (v) above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate). All capitalized terms used in this definition of “Target Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Merger Agreement (as in effect on March 16, 2016) for purposes of the definition of “Target Material Adverse Effect”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any of a Euro Term Commitments, an Incremental Term Loan Commitment, a commitment with respect to Extended Term Loans and/or a Refinancing Term Commitment, as the context may require.

“Term Facilities” means the Euro Term Facility, any facility providing for Extended Term Loans, any facility providing for Refinancing Term Loans and/or any Incremental Term Loan Facility, as the context may require.

“Term Lender” means, at any time, a Euro Term Lender, a Lender with respect to any Incremental Term Loans, a Lender with respect to any Extended Term Loans or a Lender with respect to any Refinancing Term Loans.

“Term Loan Extension Request” has the meaning specified in Section 2.18(a).

“Term Loan Extension Series” has the meaning specified in Section 2.18(a).

“Term Loans” means Euro Term Loans, any Incremental Term Loans, any Extended Term Loans and any Refinancing Term Loans.

“Termination Date” means the date on which (a) all the Commitments shall have been terminated, (b) the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall be been paid in full (other than (i) contingent indemnification obligations, Tax gross up, expense reimbursement or yield protection obligations, in each case, not yet due) and (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to each Applicable L/C Issuer.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters (or, in the case of any such determination of Consolidated Total Assets, the most recent fiscal quarter) of the Parent then ended and for which financial statements have been (or were required to have been) delivered to the Administrative Agent pursuant to Section 7.01(a) or (b).

“Threshold Amount” means $45,000,000.

“Total Outstandings” means the Total Revolving Outstandings and the Outstanding Amount of all Term Loans.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning specified in Section 6.21.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the Target Acquisition, (c) the Refinancing, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transformational Event” means any acquisition or investment by the Parent or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower in good faith.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, p-cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treaty” has the meaning assigned to such term in the definition of “Treaty State”.

“Treaty Lender” means a Lender and/or L/C Issuer which (a) is treated as a resident of a Treaty State for the purposes of the Treaty and (b) does not carry on a business in Germany or, as the case may be, the jurisdiction in which the relevant Loan Party is resident for Tax purposes, through a permanent establishment with which that Lender’s and/or L/C Issuer’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany or, as the case may be, the jurisdiction in which the relevant Loan Party is resident for Tax purposes, which makes provision for full exemption for Tax imposed by Germany or, as the case may be, the jurisdiction in which the relevant Loan Party is resident for Tax purposes, on interest.

“Type” means (i) with respect to any Term Loan or Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan and (ii) with respect to Swing Line Loans, its character as a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make Revolving Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent designated on Schedule 6.13 of the Disclosure Letter as an “Unrestricted Subsidiary, (b) any Subsidiary of the Parent designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 7.17 subsequent to the Closing Date and (c) each Subsidiary formed or acquired by an existing Unrestricted Subsidiary previously designated by the Borrower as provided in preceding clauses (a) and (b).  Notwithstanding the foregoing, in no circumstances shall the Borrower be an Unrestricted Subsidiary.

“U.S. Pledge Agreements” means, collectively, (a) that certain pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent and the other Secured Parties described therein by COHERENT DUTCH MERGER SUB B.V. and (b) that certain pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent and the other Secured Parties described therein by COHR INTERNATIONAL TRADING C.V.

“U.S. Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent and the other Secured Parties described therein by each of the Loan Parties party thereto substantially in the form of Exhibit 1.01(b).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.  For purposes of clarification, Indebtedness which by its terms is convertible into Equity Interests is not “Voting Stock”.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.                     Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, novated, supplemented, extended, restated or otherwise modified including in connection with an increase, reduction, alteration of the purpose or other amendment of the Facilities made available under this Agreement (including by way of an Incremental Facility), addition of new facilities, any rescheduling of indebtedness incurred thereunder, accession or retirement of the parties to this Agreement or any combination of the foregoing (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.                     Accounting Terms.

(a)                                 Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  Except to the extent disclosed in the footnotes to the financial statements delivered pursuant to Section 7.01, the Borrower will provide a written summary of material changes in GAAP applicable to it and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (which agreement shall be subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, whenever in this Agreement it is necessary to determine whether a lease is a Capital Lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on the Closing Date.

(c)                                  Calculations of Financial Covenants; Pro Forma Basis.  Notwithstanding the above, the parties hereto acknowledge and agree that:

(i)                                     all calculations of (w) the financial covenant in Section 8.11 for purposes of determining compliance with Section 8.11 as a “financial maintenance covenant” (as opposed to testing the permissibility of a specified transaction hereunder),(x) the Consolidated Total Gross Leverage Ratio for purposes of determining the Applicable Rate, (y) the Consolidated Net Leverage Ratio for purposes of determining the percentage of Excess Cash Flow required to be paid pursuant to Section 2.05(b)(iii) and (z) the Guarantor Coverage Test, shall in each case be made on a Pro Forma Basis with respect to (i) all Dispositions of all of the Equity Interests of, or all or a substantial portion of the assets of, a Restricted Subsidiary, (ii) all Dispositions of a line of business or division of any Loan Party or Restricted Subsidiary, (iii) all Permitted Acquisitions and other acquisitions permitted hereunder, and (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case, occurring during the applicable period; and

(ii)                                  for purposes of determining if a specified transaction is permitted by this Agreement, all calculations of the financial covenant in Section 8.11, of the Consolidated Net Leverage Ratio, of the Consolidated Total Gross Leverage Ratio and of the Guarantor Coverage Test shall be made on a Pro Forma Basis with respect to (i) all Dispositions of all of the Equity

Interests of, or all or a substantial portion of the assets of, a Restricted Subsidiary, (ii) all Dispositions of a line of business, division of any Loan Party or Restricted Subsidiary, or any Immaterial Subsidiary, (iii) all Permitted Acquisitions, (iv) all incurrences of Indebtedness pursuant to Section 8.03(f) and Section 8.03(x), (v) all increases in the Commitments pursuant to Section 2.01(d), (vi) all Restricted Payments pursuant to Section 8.06(f) and (g), (vii) all designations of a Subsidiary as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary) and (viii) all payments, prepayments, redemptions, acquisitions for value, refunds, refinancings or exchanges of Subordinated Debt pursuant to Section 8.12(b)(i) and Section 8.12(b)(vi), in each case, occurring during the applicable period and occurring after the end of the applicable period but on or prior to the date of the applicable specified transaction.

1.04.                     Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.                     Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the Applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Applicable L/C Issuer, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Letter of Credit or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Applicable L/C Issuer, as the case may be.

1.06.                     Additional Alternative Currencies.

(a)                                 The Borrower may from time to time request that Revolving Loans constituting Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request, such request shall be subject to the approval of the Administrative Agent and each Lender that would be obligated to make Credit Extensions denominated in such requested currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Applicable L/C Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Applicable L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Applicable L/C Issuer.  Each Lender (in the case of any such request pertaining to Revolving Loans) or the Applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Lender or the Applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Applicable L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and the Applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07.                     Change of Currency.

(a)                                 Each obligation of any Loan Party to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08.                     Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09.                     Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10.                     Guaranty and Security Principles.

The Collateral Documents and each other guarantee and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Loan Party which is not a Domestic Loan Party shall be subject in all respects to the Guaranty and Security Principles set forth in Exhibit 1.10.

1.11.                     Available Amount Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.12.                     Limited Condition Acquisitions.  Notwithstanding any other provision of any Loan Document:

(a)                                 With respect to any Limited Condition Acquisition only (i), (A) any requirement that no Default or Event of Default exists or would result from any event or specified transaction, (B) any calculation of Consolidated Total Assets and (C) the Consolidated Total Gross Leverage Ratio shall, in each case, at the election of the Borrower, be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into and (ii) the representations and warranties required to be made pursuant to the definition of Permitted Acquisition shall, at the election of the Borrower, be limited to the Specified Representations.

(b)                                 If the Borrower has made an election under clause (a)(i) of this Section 1.12 for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, Dispositions, Investments, the prepayment, redemption, purchase, defeasance or other satisfaction of Subordinated Debt, or the designation of an Unrestricted Subsidiary on or following the relevant date of determination and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated except (solely in the case of any ratio or basket with respect to the making of Restricted Payments or the prepayment, redemption, purchase, defeasance or other satisfaction of Subordinated Debt) to the extent such calculation on a Pro Forma Basis would result in a lower ratio or increased basket availability (as applicable) than if calculated without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

1.13.                     Dutch Terms and Construction.

(a)                                 a Subsidiary of a Loan Party incorporated under Netherlands law includes a subsidiary (dochtermaatschappij) as defined in Article 2:24 of the Dutch Civil Code;

(b)                                 an administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(c)                                  a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(d)                                 any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(e)                                  a trustee in bankruptcy includes a curator;

(f)                                   an administrator includes a bewindvoerder; and

(g)                                  an attachment includes a beslag.

1.14.                     Spanish Terms and Construction.

Where it relates to a person incorporated in Spain, and unless the contrary intention appears, a reference to:

(a)                                 “insolvency” (concurso) and any step or proceeding relating to it has the meaning attributed to them under the Spanish Insolvency Act (Ley Concursal) including filing a petition under article 5 bis of the Spanish Insolvency Act;

(b)                                 “control” has the meaning stated under article 42 of the Spanish Commercial Code;

(c)                                  “financial assistance” has the meaning stated under Chapter VI of the Title IV of the Spanish Companies Act;

(d)                                 “winding up”, “administration” or “dissolution” shall be used to those circumstances as regulated under Spanish law from time to time;

(e)                                  a “security” includes any mortgage (hipoteca), pledge (prenda) and, in general, any in rem security right governed by Spanish Law; and

(f)                                   a “guarantee” includes any accessory personal guarantee (fianza), performance bond (aval), joint and several guarantee (garantía solidaria) and first demand guarantee (garantía a primer requerimiento).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.                     Revolving Loans, Term Loans and Incremental Term Loans.

(a)                                 Revolving Loans.  Subject solely to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period for the Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Revolving Percentage multiplied by the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment and (iii) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)                                 Euro Term Loans.  Subject solely to the terms and conditions set forth herein, each Euro Term Lender severally agrees to make to the Borrower one Euro Term Loan on the Closing Date in Euros and in an aggregate principal amount equal to its Euro Term Commitment as in effect on the Closing Date.  Amounts prepaid or repaid in respect of the Euro Term Loans may not be reborrowed.  Euro Term Loans shall be Eurocurrency Rate Loans.  Each Borrowing of Euro Term Loans shall consist of Euro Term Loans made simultaneously by the Euro Term Lenders in accordance with their respective Applicable Percentages with respect to the Euro Term Facility.

(c)                                  Incremental Term Loans.  Subject to Section 2.01(d), on the effective date of any applicable Incremental Term Loan Agreement, each Lender party thereto severally agrees to make its portion of a term loan (each, an “Incremental Term Loan”) in a single advance to the Borrower in Dollars or an Alternative Currency in the amount of its Incremental Term Loan Commitment as set forth in such Incremental Term Loan Agreement.  Amounts repaid on the Incremental Term Loans may not be reborrowed.  The Incremental Term Loans may consist of Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(d)                                 Increases of the Aggregate Revolving Commitments; Institution of Incremental Term Loans.  The Borrower shall have the right, upon at least ten Business Days’ prior written notice to the Administrative Agent, to increase (in one or more increases) the Aggregate Revolving Commitments (any such increase, an “Incremental Revolving Facility”) or borrow one or more Incremental Term Loans (which may, at the option of the Borrower, consist of an increase to an existing Class of outstanding Term Loans or a new Class of Term Loans) at any time prior to the Latest Maturity Date.  Any incurrence of Incremental Term Loans pursuant to Section 2.01(c) and any increase to the Aggregate Revolving Commitment pursuant to this Section 2.01(d) shall be subject to satisfaction of the following conditions precedent:

(i)                                     the sum of (A) the aggregate amount of all increases in the Aggregate Revolving Commitments pursuant to this Section 2.01(d) plus (B) the aggregate original principal amount of all Incremental Term Loans made pursuant to Section 2.01(c) shall not exceed the sum of (x)

$150,000,000 plus (y) the principal amount of Loans and/or Aggregate Revolving Commitments that, on a Pro Forma Basis at the time of determination, would not cause the Senior Secured Net Leverage Ratio to be greater than 2.75 to 1.00 (for this purpose, calculated as if any increase in the Aggregate Revolving Commitments are senior secured (even if not) and were fully drawn and determined without regard to the netting of any cash proceeds from the increase in the Aggregate Revolving Commitments or the incurrence of Incremental Term Loans), but excluding any substantially simultaneously debt incurrence pursuant to clause (x) (it being understood that Loans and/or Revolving Commitments may be incurred under both clauses (x) and (y) may be utilized in a single transaction by first calculating the incurrence under clause (y) and then calculating the incurrence under clause (x));

(ii)                                  subject to Section 2.01(g), no Default (or, in the case of an Incremental Facility the proceeds of which will be used to finance a Permitted Acquisition, no Default under Sections 9.01(a) or 9.01(f)) shall have occurred and be continuing on the date on which such increase or borrowing is to become effective;

(iii)                               subject to Section 2.01(g), the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date on which such increase or borrowing is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects;

(iv)                              such increase or borrowing shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts (a) as shall be remaining under subsection (d)(i) above or (b) as the Administrative Agent may agree);

(v)                                 such requested increase or borrowing shall only be effective upon receipt by the Administrative Agent of (A) additional commitments in a corresponding amount of such requested increase or borrowing from, at the sole discretion of the Borrower, one or more existing Lenders and/or one or more other lenders that qualify as an Eligible Assignee (other than the Parent or any of its Subsidiaries) (it being understood and agreed that no existing Lender shall be required to provide an additional commitment) and (B) documentation from each institution providing an additional commitment evidencing its commitment and its obligations under this Agreement in form and substance reasonably satisfactory to the Administrative Agent (which documentation shall take the form of Incremental Term Loan Agreements, in the case of a borrowing of an Incremental Term Loan, and an Intercreditor Agreement by arrangement reasonably acceptable to the Administrative Agent);

(vi)                              the Administrative Agent shall have received (A) all documents (including resolutions of the board of directors of the Borrower and the other Loan Parties) it may reasonably request relating to the corporate or other necessary authority for, and the validity of, such increase in the Aggregate Revolving Commitments or borrowing of such Incremental Term Loan, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that any Incremental Term Loans and/or increase in the Aggregate Revolving Commitments are provided with the benefit of the applicable Loan Documents;

(vii)                           if the reallocation, if any, of outstanding Loans among the Lenders in connection with such increase results in the prepayment of Eurocurrency Rate Loans on a day which is not the last day of an Interest Period with respect thereto, the Borrower shall have paid to each affected Lender such amounts, if any, as may be required pursuant to Section 3.05;

(viii)                        subject to clause (xvii) below, the maturity date for any Incremental Term Loan shall not be earlier than the Latest Maturity Date of any Term Loan at such time;

(ix)                              subject to clause (xvii) below, the Weighted Average Life to Maturity for any Incremental Term Loan shall not be shorter than the longest then-remaining Weighted Average Life to Maturity of any Term Loan;

(x)                                 subject to clause (xvii) below, the interest rate margins and, subject to Section 2.01(d)(ix), the amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and Lenders providing such Incremental Term Loan; provided, however, that if the Effective Yield applicable to any Incremental Term Loan incurred less than 18 months after the Closing Date is more than 0.50% higher than the corresponding Effective Yield for the existing Euro Term Loans, the Applicable Rate with respect to the existing Euro Term Loans, as the case may be, shall be increased by an amount equal to the difference between the Effective Yield with respect to the Incremental Term Loan and the corresponding Effective Yield with respect to Euro Term Loans, as applicable, minus 0.50%;

(xi)                              subject to Section 2.01(g), the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Loan Parties are in compliance with (i) Section 2.01(d)(i) (if applicable) and (ii) the financial covenant set forth in Section 8.11 recomputed as of the end of the period of the four (4) fiscal quarters most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 7.01(a) or 7.01(b) after giving effect to any Incremental Term Loan or increase to the Aggregate Revolving Commitments on a Pro Forma Basis (for this purpose, calculated as if any increase in the Aggregate Revolving Commitments were fully drawn and determined without regard to the netting of any cash proceeds from the increase in the Aggregate Revolving Commitments or the incurrence of Incremental Term Loans);

(xii)                           the Incremental Term Loans shall rank pari passu or junior (in each case on terms pursuant to documentation reasonably satisfactory to the Administrative Agent) in right of payment with the Euro Term Loans, and any Refinancing Term Loans or Extended Term Loans incurred by the Borrower with respect thereto and the Liens securing such Incremental Term Loans shall rank pari passu or junior (in each case on terms pursuant to documentation reasonably satisfactory to the Administrative Agent) with the Liens securing the Euro Term Loans, and any Refinancing Term Loans and Extended Term Loans incurred by the Borrower with respect thereto;

(xiii)                        [reserved];

(xiv)                       no Incremental Term Loan or increase in the Aggregate Revolving Commitments made to the Borrower may be guaranteed by any Person other than a Loan Party, or secured by any asset that does not constitute Collateral securing the Obligations and guarantees thereof by the Loan Parties;

(xv)                          no Incremental Term Loans (other than with the proceeds of Credit Agreement Refinancing Indebtedness in respect thereof) may be optionally or mandatorily prepaid prior to the date on which all such Term Loans with an earlier final stated maturity are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional or mandatory prepayment of such other Classes of Term Loans;

(xvi)                       any Incremental Term Loan that is implemented by increasing the amount of then-existing Term Loans of any Class (rather than by implementing a new Class of Term Loans) shall have identical terms to such then-existing Class of Term Loans;

(xvii)                    any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Facility, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by subclauses (viii), (ix) or (x) above), they shall be reasonably satisfactory to the Administrative Agent; and

(xviii)                 subject to subclause (xvii) above, any Incremental Term Facility shall be on terms and pursuant to documentation to be agreed between the Borrower and the applicable Lenders providing the Incremental Term Facility; provided that to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be (except to the extent permitted above), such terms may, at the option of the Borrower, be incorporated into the Loan Documents to the extent all such terms are beneficial to all existing Lenders without further amendment requirements, including, for the avoidance of doubt, any increase in the Applicable Rate relating to the existing Term Facility to bring such Applicable Rate in line with the Incremental Term Facility to achieve fungibility with such existing Term Facility.

(e)                                  Special Obligations in Connection with Increases in Aggregate Revolving Commitments and Existing Term Loans.  Upon the effectiveness of any increase in the Aggregate Revolving Commitments pursuant to Section 2.01(d) above, (A) the Applicable Percentages of the Revolving Lenders shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender’s Revolving Commitments (other than a Lender whose Revolving Commitments shall have been increased in connection with such increase) shall remain unchanged and (B) the Borrower, the Administrative Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Revolving Loans of the affected category to conform the respective amounts thereof held by each Revolving Lender to the Applicable Percentages as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Loan that is a Eurocurrency Rate Loan on a day other than the last day of the Interest Period applicable thereto.  For the avoidance of doubt, the Revolving Commitment added pursuant to any increase in the Aggregate Revolving Commitment pursuant to Section 2.01(d) shall be deemed a part of the Revolving Facility for all purposes under this Agreement.  On the date of the making of any Incremental Term Loans that will be added to any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.02 or 2.08, such Incremental Term Loans shall be added to (and constitute part of) each Borrowing of outstanding Term Loans of the same Type and with the same Interest Period (if applicable) of such Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionally in each then outstanding Borrowing of Term Loans of the same Type and with the same Interest Period (if applicable) of the applicable Class.

(f)                                   Incremental Amendments.  If any amendment to this Agreement is required to give effect to any increase in the Aggregate Revolving Commitments or the borrowing of an Incremental Term Loan pursuant to this Section 2.01, such amendment shall be effective if executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment or an increase to the Aggregate Revolving

Commitments and the Administrative Agent (each such amendment is a “Commitment Increase Amendment”) and each Lender hereby expressly authorizes the Administrative Agent to enter into such Commitment Increase Amendment.

(g)                                  Limited Condition Acquisitions.  Notwithstanding the foregoing provisions of Section 2.01(d), (e) or (f) or any other provision of any Loan Document:

(i)                                     If the proceeds of any Incremental Term Loans are intended to be applied to finance a Limited Condition Acquisition, (A) the requirements of clauses (ii) and (xi) of Section 2.01(d) above shall, at the election of the Borrower, be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into, (B) the representations and warranties required to be made pursuant to clause (iii) of Section 2.01(d) above shall, at the election of the Borrower, be limited to customary “specified representations” and (C) to the extent that such Incremental Term Loans are to be incurred in reliance on clause (d)(i)(y) of Section 2.01(d) above, the Senior Secured Net Leverage Ratio test specified therein shall, at the election of the Borrower, be determined as of the date the definitive agreements for such Limited Condition Acquisition are entered into.

(ii)                                  If the Borrower has made an election under clause (i)(C) of this Section 2.01(g) for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, Dispositions, Investments, the prepayment, redemption, purchase, defeasance or other satisfaction of Subordinated Debt, or the designation of an Unrestricted Subsidiary on or following the relevant date of determination and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated except (solely in the case of any ratio with respect to the making of Restricted Payments or the prepayment, redemption, purchase, defeasance or other satisfaction of Subordinated Debt) to the extent such calculation on a Pro Forma Basis would result in a lower ratio than if calculated without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

2.02.                     Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans under a given Facility from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) not later than 12:00 p.m. (New York City time) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) or a whole multiple of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of

$500,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and the applicable Facility and Class to which such Loans belong, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) in the case of any Revolving Loans, the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing of any Revolving Loans, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, (i) in the case of Term Loans maintained as Base Rate Loans and Revolving Loans denominated in Dollars, Base Rate Loans or (ii) in the case of any other Loans, Eurocurrency Rate Loans with an Interest Period of one month.  Any such automatic conversion to Base Rate Loans or continuation of Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead (and only in the case of the Revolving Facility) must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and, in the case of Revolving Loans, currency) of its Applicable Percentage under the applicable Facility of the applicable Loans, and, in the case of Revolving Loans, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (New York City time), in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower, as directed by the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing by the Borrower of Revolving Loans denominated in Dollars, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the relevant Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e)                                  After giving effect to all Borrowings, all conversions of Loans under a given Facility from one Type to the other, and all continuations of Loans under a given Facility as the same Type, there shall not be more than ten Interest Periods in the aggregate at any time with respect to all Loans under all Facilities.

(f)                                   Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.03.                     Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of the Parent or any of its Restricted Subsidiaries (provided that, to the extent that any such Subsidiary is not a Loan Party, such Letter of Credit shall be deemed an Investment in such Subsidiary and shall only be issued so long as it is permitted under Section 8.02), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Parent or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Revolving Percentage multiplied by the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations of any L/C Issuer shall not exceed such L/C Issuer’s Applicable L/C Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided, that if such L/C Issuer consents in its sole discretion, the expiration date of any Letter of Credit may extend beyond the Letter of Credit Expiration Date; provided, further, that if any such Letter of Credit is outstanding or the expiration date is extended to a date that is later than the Letter of Credit Expiration Date, the Borrower shall Cash Collateralize each such Letter of Credit as required by Section 2.14 on or prior to the Letter of Credit Expiration Date or, if later, such date of issuance.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)                                 except as provided in Section 2.03(b)(iv) or as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)                               any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              [Reserved].

(v)                                 Each L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended (other than an automatic extension in accordance with clause (b)(iii) of Section 2.03), as the case may be, upon the request of the Borrower delivered to the Applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the Applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days (or such later date and time as the Administrative Agent and the Applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the Applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the Applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the Applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the Applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the Applicable L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Applicable L/C Issuer, the Borrower shall not be required to make a specific request to the Applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable L/C Issuer shall not permit any such extension if (A) the Applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the Applicable L/C Issuer not to permit such extension.

(iv)                              If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  The Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Applicable L/C Issuer in such Alternative Currency, unless (A) the Applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Applicable L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the Applicable L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If the Borrower is notified prior to 11:00 a.m. (New York City time) on the date of any payment by the Applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, then no later than 1:00 p.m. (New York City time) on such Business Day or the Applicable Time on the date of any payment by the Applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (or if notified after such time, then no later than 11:00 a.m. (New York City time) on the next succeeding Business Day or the Applicable Time on the date of any payment by the Applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency) (each such date, an “Honor Date”), the Borrower shall reimburse the Applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the Applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of Letters of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.

(ii)                                  Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Applicable Percentage multiplied by the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan in the form of a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Applicable L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans that are Base Rate Loans; provided that if such L/C Borrowing is not reimbursed by the Borrower when due in accordance with this clause (c), then Section 2.08(b)(i) shall apply.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the Applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the Applicable L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the Applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Applicable L/C Issuer for the amount of any payment made by the Applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the Applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the Applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Applicable L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the Applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the Applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the Applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Applicable L/C Issuer its Applicable Percentage

thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the Applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, any provision of this Agreement or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the Applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any payment arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the Applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of

Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Applicable L/C Issuer, and the Applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Applicable L/C Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment) or the Applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Loans denominated in Dollars and maintained as Eurocurrency Rate Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the Applicable L/C Issuer for its own account (except to the extent that the Borrower has provided Cash Collateral with respect to all or a portion of such Letter of Credit, in which case the balance of such fee (or the applicable portion thereof, as applicable) shall not be payable).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and

December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate for Revolving Loans denominated in Dollars and maintained as Eurocurrency Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Revolving Loans denominated in Dollars and maintained as Eurocurrency Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, upon the request of the Required Revolving Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum of 0.125% of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such Letter of Credit fronting fee shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to Letters of Credit issued by such L/C Issuer as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l)                                     Provisions Related to Additional Revolving Credit Facilities.  If the Letter of Credit Expiration Date in respect of the Revolving Facility occurs prior to the expiry date of any Letter of Credit, then, at the Borrower’s option, (i) if one or more Classes of Extended Revolving Commitments and/or Refinancing Revolving Commitments in respect of which the expiration date applicable to Letters of Credit issued thereunder shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other Class or Classes of Extended Revolving Commitments and/or Refinancing Revolving Commitments (as applicable) in accordance with the terms of this Agreement at such time, automatically be deemed to have been issued (including for purposes of the obligations of the applicable Lenders to purchase participations therein and to make Loans and L/C Advances in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating Class or Classes of Extended Revolving Commitments and/or Refinancing Revolving Commitments (as applicable) up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section

2.14(a).  Commencing with the Maturity Date of the Revolving Facility, the sublimit for Letters of Credit shall be agreed solely with each L/C Issuer.

(m)                             Reporting.  Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.

2.04.                     Swing Line Loans.

(a)                                 Swing Line Loan Commitments.  Subject solely to the terms and conditions set forth herein, the Swing Line Lender shall make Swing Line Loans to the Borrower in Dollars in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Revolving Outstandings exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.04 may be repaid and reborrowed during prior to the Revolving Loan Maturity Date.  The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Loan Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Swing Line Loans.

(i)                                     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to Administrative Agent a Loan Notice no later than 11:00 a.m. (New York City time) on the proposed date of the Credit Extension.

(iii)                               The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date of the applicable Credit Extension by wire transfer of same day funds in Dollars, at Administrative Agent’s Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, unless the Administrative Agent is otherwise directed in writing by the Borrower, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the date of the applicable Credit Extension by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv)                              With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower pursuant to Section 2.05(a), the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed date of the Credit Extension, a notice (which shall be deemed to be a Loan Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such date of Credit Extension in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s pro rata share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Note issued by the Borrower to the Swing Line Lender.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.13.

(v)                                 If for any reason Revolving Loans are not made pursuant to Section 2.01(a) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Administrative Agent’s Office.  In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)                              Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; or (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Revolving Lenders that any of the conditions under Section 5.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Revolving Lenders or (C) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan.

(c)                                  Resignation and Removal of the Swing Line Lender.  The Swing Line Lender may resign as the Swing Line Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.  From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

2.05.                     Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     Revolving Loans, Swing Line Loans, Term Loans and Incremental Term Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of a given Class in whole or in part without premium or penalty (except as provided in clause (F) below); provided that (A) such notice, substantially in the form of Exhibit 1.01(f) (or such other form reasonably acceptable to the Administrative Agent) (each, a “Prepayment Notice”), must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans (including Swing Line Loans); (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) or a whole multiple of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) in excess thereof (or the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or the entire principal amount thereof then outstanding); (D) any prepayment of Swing Line Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the entire principal amount thereof then outstanding); (E) any such Prepayment Notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions in which case such Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date); and (F) any voluntary prepayment of Term Loans shall be accompanied by an additional fee payment to the extent required pursuant to Section 2.09(b).  Each such Prepayment Notice shall specify the date and amount of such prepayment, the Facility under which such Loan was made (and the Class thereof) and the Type(s) and currencies of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender receiving a prepayment of the Administrative Agent’s receipt of each such Prepayment Notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such Prepayment Notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such Prepayment Notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans of a given Class pursuant to this Section 2.05(a) shall be applied as directed by the Borrower and, if no direction is given, to the principal repayment installments of such Class of Term Loans in direct order of maturity.  Subject to Section 2.15, each prepayment of Loans shall be made to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)                                  Alternative Currencies.  If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iii)                               Excess Cash Flow.  Within five Business Days after financial statements have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), the Borrower shall prepay an aggregate principal amount of Term Loans equal to the excess (if any) of (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the sum of (x) aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a)(i) or repurchased and cancelled pursuant to Section 11.06(h) (but limited to the purchase price applicable to such Term Loans rather than the par amount thereof) and (y) the aggregate principal amount of Revolving Loans prepaid (to the extent accompanied by a permanent reduction in the Aggregate Revolving Commitments), in each case, during the applicable Excess Cash Flow Period and other than to the extent that any such prepayment is funded with the proceeds of long-term Funded Debt (other than Revolving Loans, Extended Revolving Loans or Refinancing Revolving Loans) (such prepayments to be applied as set forth in clause (vii) below); provided, that such percentage shall be reduced to 25% or 0% if the Consolidated Net Leverage Ratio as of the last day of the prior fiscal year was less than 1.90:1.00 or 1.40:1.00, respectively.

(iv)                              Dispositions.  If the Parent or any of its Restricted Subsidiaries Disposes of any property under Sections 8.05(q) and (s) (solely with respect to a Sale and Leaseback Transaction pursuant to clause (c) of the proviso contained in Section 8.14) which results in the receipt by the Parent and its Restricted Subsidiaries of aggregate Net Cash Proceeds in excess of $10,000,000 in any single transaction or in any series of transactions, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within five Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (vii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(iv), at the election of the Borrower (as notified by the Borrower to the Administrative Agent promptly after the date of the receipt of such Net Cash Proceeds), the Parent or any Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent or any Restricted Subsidiary or to make Permitted Acquisitions and other permitted Investments hereunder (other than Permitted Intercompany Investments or investments in cash or Cash Equivalents) within 365 days following receipt of such Net Cash Proceeds (or, if the Parent or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 545 days following receipt of such Net Cash Proceeds); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(iv).  Notwithstanding the foregoing, if at the time that any prepayment would be required under this Section 2.05(b)(iv), the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt or any Permitted Refinancing of any such Indebtedness (to the extent secured by Liens on all or a portion of the Collateral on a pari passu basis with the liens securing the Facilities), in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of any such Disposition of, or with respect to, any property or assets constituting Collateral (such Permitted First Priority Refinancing Debt (and such Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(iv) shall be reduced accordingly.

(v)                                 Indebtedness.  Upon the incurrence or issuance by the Parent or any of its Restricted Subsidiaries of any Indebtedness (A) not permitted to be incurred or issued pursuant to Section 8.03, (B) that is incurred or issued pursuant to Section 8.03(q) or (C) that is intended to constitute Credit Agreement Refinancing Indebtedness with respect to any Class of Term Loans, the Borrower shall prepay an aggregate principal amount of Term Loans (or in the case of

Indebtedness constituting Credit Agreement Refinancing Indebtedness, the applicable Class of Term Loans) equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (vii) below).

(vi)                              Extraordinary Receipt.  Upon any Extraordinary Receipt received by or paid to or for the account of the Parent or any of its Restricted Subsidiaries, and not otherwise included in clauses (iv) or (v) of this Section 2.05(b), and which results in the receipt by the Parent and its Restricted Subsidiaries of aggregate Net Cash Proceeds in excess of $10,000,000 in any fiscal year, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom within 5 Business Days upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (vii) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent prior to or promptly after the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), the Borrower or any Restricted Subsidiary may apply such Net Cash Proceeds, within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 180 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 545 days following receipt of such Net Cash Proceeds), to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or otherwise in the amelioration of the loss in respect of which the Net Cash Proceeds were received or to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent or any Restricted Subsidiary or to make Permitted Acquisitions and other permitted Investments hereunder (other than Permitted Intercompany Investments or investments in cash or Cash Equivalents) or to meet a third party claim; and provided further, however, that any cash proceeds not so applied shall be applied to the prepayment of the Term Loans as set forth in Section 2.05(b)(vii).

(vii)                           Application to Term Loans.  Except as otherwise provided in any Commitment Increase Amendment, Extension Amendment or Refinancing Amendment or as otherwise provided herein, each prepayment of Term Loans pursuant to clauses (iii), (iv), (v) and (vi) of this Section 2.05(b) shall be applied (1) ratably to the Term Loans under each Term Facility and (2) to the principal repayment installments of the respective Class of Term Loans in direct order of maturity; provided that any Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied to the applicable Class(es) of Term Loans as required under clause (v) of the first proviso appearing in the definition thereof.

(viii)                        Limitation of Prepayment Obligations.  Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary that is a Foreign Subsidiary (each such Disposition, a “Foreign Disposition”), the Net Cash Proceeds of any Extraordinary Receipt incurred by a Restricted Subsidiary that is a Foreign Subsidiary (each such Extraordinary Receipt, a “Foreign Extraordinary Receipt”) or Excess Cash Flow attributable to  Restricted Subsidiaries that are Foreign Subsidiaries are prohibited or delayed by applicable local law or applicable organizational documents of such Foreign Subsidiary from being repatriated to the Borrower to repay the Term Loans of the Borrower pursuant to Section 2.05(b)(iii), (iv) or (vi), as applicable, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay such Term Loans at the times provided in Section 2.05(b)(iii), (iv) or (vi) as applicable, but may be retained by the applicable Foreign Subsidiary so long as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the Borrower (the Borrower hereby agreeing to use, and cause its Restricted Subsidiaries to use, all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash and Cash Equivalents of the Parent and its Restricted Subsidiaries that are not affected by such restrictions to make the relevant prepayment (an “Alternate Source Prepayment”)), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or applicable organizational documents of such Foreign Subsidiary, then to the extent that an Alternate Source Prepayment of the applicable amount has not been made, an Alternate Source Prepayment shall be made or such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of such applicable Term Loans pursuant to this Section 2.05, or (ii) at any time and to the extent that the Borrower has determined in good faith, after consultation with the Administrative Agent, that repatriation (or a requirement to repatriate) to the Borrower to repay the Term Loans of the Borrower pursuant to Section 2.05(b)(iii), (iv) or (vi), as applicable, of any of or all the Net Cash Proceeds of any Foreign Disposition, Net Cash Proceeds of any Foreign Extraordinary Receipt or Excess Cash Flow attributable to Restricted Subsidiaries that are Foreign Subsidiaries would have material adverse Tax consequences (including any reduction in Tax assets or attributes) with respect to such Net Cash Proceeds or Excess Cash Flow, such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay such Term Loans at the times provided in Section 2.05(b)(iii), (iv) or (vi), as applicable, but may be retained by the applicable Foreign Subsidiary so long as the applicable material adverse Tax consequences with respect to such Net Cash Proceeds or Excess Cash Flow remain (each Borrower hereby agreeing to use, and cause their Restricted Subsidiaries to use, all commercially reasonable efforts to overcome or eliminate any material adverse Tax consequences and/or to make an Alternate Source Prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required, the Borrower has determined in good faith, after consultation with the Administrative Agent, that such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow would no longer have material adverse Tax consequences, then to the extent that an Alternate Source Prepayment of the applicable amount has not been made, an Alternate Source Prepayment shall be made or such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of such Term Loans pursuant to this Section 2.05.

(ix)                              Declined Proceeds.  Notwithstanding anything contained herein to the contrary, so long as any Term Loans are outstanding, in the event the Borrower is required to prepay loans pursuant to Section 2.05(b)(iii), (iv), (v) (solely with respect to any Indebtedness issued or incurred with respect to Section 8.03(q)) and (vi), each Lender of Term Loans may (but solely to the extent the Borrower elects for this clause (ix) to be applicable to a given prepayment) reject all or a portion of its pro rata share of any such mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans.  The Borrower may (but shall not be required to) notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(iii), (iv), (v) (solely with respect to any Indebtedness issued or incurred with respect to Section 8.03(q)) and (vi) at least ten Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(iii), (iv), (v) (solely with respect to any Indebtedness issued or incurred with respect to Section 8.03(q)) and (vi).  The Administrative Agent will promptly notify the Lenders of the contents of any such prepayment notice so received from the Borrower.  Any Lender may reject all or a portion of its pro rata share of any such mandatory prepayment by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) five Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such mandatory prepayment.  Each Rejection Notice from a given Lender of Term Loans shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender of Term Loans.  If a Lender of Term Loans fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure shall be deemed an acceptance of the total amount of such mandatory repayment of Term Loans.  The aggregate amount of Declined Proceeds shall be retained by the Borrower and may be used for any purpose not otherwise prohibited by this Agreement and, for the avoidance of doubt, shall not be counted as Excess Cash Flow or Net Cash Proceeds in any subsequent fiscal period.

2.06.                     Termination or Reduction of Commitments.

(a)                                 Optional.

(i)                                     The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Total Revolving Outstandings (after giving effect to any concurrent prepayment of Revolving Loans); provided that (A) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. (New York City time) three Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess and (D) any such notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date).  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Except as provided in clause (C) of the preceding sentence, the amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)                                 Mandatory.  The aggregate Euro Term Commitments (and the Euro Term Commitment of each Lender with such a Commitment) shall terminate in its entirety (to the extent not theretofore terminated) on the Closing Date (after giving effect to any incurrence of Euro Term Loans on such date).

(c)                                  Notification of Commitment Reductions.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Aggregate Revolving Commitments under this Section 2.06.

2.07.                     Repayments of Loans.

(i)                                     Euro Term Loans.  The Borrower shall pay to each Euro Term Lender on the last Business Day of each March, June, September and December, 0.25% of the aggregate principal amount of Euro Term Loans advanced by such Euro Term Lender to the Borrower on the Closing Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), with the final such payment being in the aggregate principal amount of all Euro Term Loans then outstanding to the Borrower; provided, that the final principal repayment installment of the Euro Term Loans shall be repaid on the Maturity Date for Euro Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Euro Term Loans outstanding on such date; provided, further, that the amount of any such prepayment set forth above shall be adjusted to account for the addition of any Extended Term Loans or Incremental Term Loans made to the Borrower to contemplate (A) the reduction in the aggregate principal amount of the Euro Term Loans that were converted in connection with the incurrence of such Extended Term Loans and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Commitment Increase Amendment involving an increase to the Euro Term Loans.

(ii)                                  Incremental Term Loans.  The Borrower shall repay the outstanding principal amount of each Incremental Term Loan in the installments on the dates and in the amounts set forth in the applicable Incremental Term Loan Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

(iii)                               Extended Term Loans.  The Borrower shall repay the outstanding principal amount of each Extended Term Loan in the installments (if applicable), on the dates and in the amounts set forth in the applicable Extension Amendment (as such installments, if applicable, may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

(iv)                              Refinancing Term Loans.  The Borrower shall repay the outstanding principal amount of each Refinancing Term Loan in the installments (if applicable), on the dates and in the amounts set forth in the applicable Refinancing Amendment (as such installments, if applicable, may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

(v)                                 Revolving Loans.  The Borrower shall repay to the Lenders (A) under the Revolving Facility on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date, unless accelerated sooner pursuant to Section 9.02, (B) holding Extended Revolving Commitments or Refinancing Revolving Commitments, as the case may be, on the Maturity Date with respect thereto, the aggregate principal amount of all Loans outstanding under such Commitments on such date, unless accelerated sooner pursuant to Section 9.02.

2.08.                     Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan of a given Class shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate, as applicable for Loans of such Class maintained as Eurocurrency Rate Loans; (ii) each Base Rate Loan of a given Class shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate for Base Rate Loans for such Class; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate for Base Rate Loans for Revolving Loans.

(b)                                 (i) If any amount of interest or principal of any Loan or any Obligation is not paid when due after the applicable grace period, whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.                     Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                 Revolving Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender (other than any Defaulting Lender) in accordance with its Applicable Revolving Percentage, a commitment fee equal to the product of (i) the Applicable Rate for commitment fees times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Repricing Transaction.  At the time of the effectiveness of any Repricing Transaction that is consummated prior to the six-month anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with outstanding Euro Term Loans  (including each Term Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 11.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Euro Term Loans prepaid in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of Euro Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(c)                                  Fee Letters.  The Parent shall pay to the Arrangers, the Administrative Agent and the Lenders for their own respective accounts fees, in Dollars, in the amounts and at the times specified in the

Fee Letters.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10.                     Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.                     Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent (which shall be part of the Register) and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by the Borrower with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) one or more Notes, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Class, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent (which shall be part of the Register) and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.                     Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the

Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after (i)  2:00 p.m (New York City time)., in the case of payments in Dollars, or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, as determined by the Administrative Agent in its sole discretion, be deemed received on the next succeeding Business Day (except for purposes of determining whether an Event of Default has occurred) and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the other Loans included in such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the Applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the Applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Applicable L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13.                     Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary thereof other than in accordance with Section 11.06(h) (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Loans and/or Commitments in connection with an Extension that is permitted under Section 2.18 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Loans, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.  Furthermore, the Borrower may take all actions contemplated by Section 2.18 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

2.14.                     Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the Applicable L/C Issuer if, as of the Letter of Credit Expiration Date, any undrawn Letter of Credit remains outstanding, the Borrower shall, in each case (but subject to Section 2.03(l)), immediately Cash Collateralize the then Outstanding Amount of all undrawn Letters of Credit.  At any time that there shall exist a Defaulting Lender, promptly, and in any event within three Business Days, after receipt of written notice from the Administrative Agent or the Applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts chosen by the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, shall grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Applicable L/C Issuer and the Lenders, and shall maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any prior or pari passu right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and each Applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15.                     Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any Applicable L/C Issuer or the

Swing Line Lender, as applicable, to be held as Cash Collateral or security, as applicable, for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit issued by such Applicable L/C Issuer or Swing Line Loan, as applicable; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Borrowings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03 and Swing Line Loans pursuant to Section 2.04, the “Applicable Percentage” of each Revolving Lender that is a non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, the aggregate obligation of each Revolving Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Revolving Lender that is a non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Revolving Lender.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing

Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lenders and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that subject to Section 2.19 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16.                     [Reserved].

2.17.                     Refinancing Amendments.

(a)                                 On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Loans (or unused Commitments) under the Revolving Facility then outstanding under this Agreement (which for purposes of this Section 2.17(a) will be deemed to include any then outstanding Refinancing Term Loans, Incremental Term Loans, Extended Term Loans, Refinancing Revolving Loans or Extended Revolving Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.17 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Revolving Facility (and related outstandings), the Refinancing Revolving Commitments of a given Refinancing Series (and related outstandings) or the Extended Revolving Commitments of a given Extension Series (and related outstandings), in each case having an earlier Maturity Date and (C) repayments made in connection with a permanent repayment and termination of commitments under the Revolving Facility, the Refinancing Revolving Commitments of a given Refinancing Series or the Extended Revolving Commitments of a given Extension Series, in each case having an earlier Maturity Date (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Commitments of a given Refinancing Series after the date of obtaining such Refinancing Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other Classes of Extended Revolving Commitments and Refinancing Revolving Commitments then existing, (2) subject to the provisions of Section 2.03(l) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments of a given Extension Series and/or Refinancing Revolving Commitments of a given Refinancing Series with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments, Extended Revolving Commitments and Refinancing Revolving Commitments in accordance with their percentage of the Commitments under the applicable Classes (and except as provided in Section 2.03(l), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Loans under, and termination of, Refinancing Revolving Commitments of a given Refinancing Series after the date of obtaining such Refinancing Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other Classes of Extended Revolving Commitments and Refinancing Revolving Commitments then existing, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a greater than a pro rata basis as compared to any other such Class with a later Maturity Date and (4) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to the Revolving Commitments (and related outstandings) and each other Class of Extended Revolving Commitments and Refinancing Revolving Commitments (and related outstandings).  No Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness, unless it so agrees.

(b)                                 The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with the terms of such Refinancing Amendment) on the date thereof of each of the conditions set forth in Section 5.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)                                  Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (subject to clause (ii) of the proviso to the definition thereof).

(d)                                 Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any Lenders (other than those described in clause (c) of the definition of “Refinancing Amendment”), to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17 (including, without limitation, such amendments as may be considered necessary or appropriate to integrate any new Class of Refinancing Revolving Commitments), and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)                                  This Section 2.17 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.18.                     Extension of Term Loans; Extension of Revolving Loans.

(a)                                 Extension of Term Loans.  The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.18.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, optional prepayments and redemptions, mandatory repayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)) (as reasonably determined by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Incremental Term Loans, Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the Effective Yield, pricing, optional prepayment and redemptions and mandatory repayments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield, pricing, optional prepayments and redemptions and mandatory repayments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally or mandatorily prepaid prior to the date on which all such Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional or mandatory prepayment of such other Classes of Term Loans; provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder with respect to any other Class of Term Loans, in each case as specified in the respective Term Loan Extension Request.  Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased).  Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.18(a)).

(b)                                 Extension of Revolving Commitments.  The Borrower may, at any time and from time to time, request that all or a portion of the Revolving Facility (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of the Commitments under the Revolving Facility (any such Commitments under the Revolving Facility which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.18.  In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a “Revolving Facility” (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lenders, as those applicable to the Existing Revolver Tranche subject to such Revolver Extension Request (and related outstandings) (as reasonably determined by the Borrower), including: (i)  the Effective Yield, pricing, optional prepayment or redemption terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Facility of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Extending Revolving Lenders) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iii) (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Revolving Facility (and related outstandings), the Refinancing Revolving Commitments of a given Refinancing Series (and related outstandings) or the Extended Revolving Commitments of a given Extension Series (and related outstandings), in each case having an earlier Maturity Date and (C) repayments made in connection with a permanent repayment and termination of commitments under the Revolving Facility, the Refinancing Revolving Commitments of a given Refinancing Series or the Extended Revolving Commitments of a given Extension Series, in each case having an earlier Maturity Date (subject to clause (3) below)) of Loans with respect to Extended Revolving Commitments of a given Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other Classes of Extended Revolving Commitments and Refinancing Revolving Commitments then existing, (2) subject to the provisions of Section 2.03(l) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments of a given Extension Series and/or Refinancing Revolving Commitments of a given Refinancing Series with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments, Extended Revolving Commitments and Refinancing Revolving Commitments in accordance with their percentage of the Commitments under the applicable Classes (and except as provided in Section 2.03(l), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Loans under, and termination of, Extended Revolving Commitments of a given Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other Classes of Extended Revolving Commitments and Refinancing Revolving Commitments then existing, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a greater than a pro rata basis as compared to any other such Class with a later Maturity Date and (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the Revolving Commitments (and related outstandings) and each other Class of Extended Revolving Commitments (and related outstandings) and Refinancing Revolving Commitments (and related outstandings); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Revolver Tranche, (C) at no time shall there be Commitments under revolving credit facilities hereunder (including the Revolving Commitments, Extended Revolving Commitments of each Extension Series and Refinancing Revolving Commitments of each Refinancing Series) which have more than five different Maturity Dates and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche.  Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Revolving Commitments being extended pursuant to this under Section 2.18(b)).

(c)                                  Extension Request.  The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.18.  Subject to Section 11.13, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)                                 Extension Amendment.  Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.18(a) or 2.18(b) above, respectively (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 5.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments (and related outstandings), as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18 (including, without limitation, such amendments as may be considered necessary or appropriate to integrate any new Class of Extended Revolving Commitments), and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)                                  No Prepayment.  No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement.  This Section 2.18 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.19.                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                     Taxes.

(a)                                 Payments Free of Taxes.  Except as required by applicable law, any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if any Loan Party or the Administrative Agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions and withholdings for Indemnified Taxes (including deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) such Loan Party or the Administrative Agent, as applicable, shall make such deductions and withholdings required by applicable law and (iii) such Loan Party or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)) payable or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or a L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to subsection (a) or (b) above, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, if the Borrower is resident for Tax purposes in the United States, (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and that makes a Credit Extension to the Borrower shall deliver to the Borrower or the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income (i) Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty,

(ii)                                  duly executed originals of IRS Form W-8ECI,

(iii)                               duly executed originals of IRS Form W-8IMY with all required supporting documentation (including IRS Forms W-8ECI, IRS Forms W-8BEN, IRS Forms W-8BEN-E, U.S. Tax Compliance Certificates, and IRS Forms W-9, as applicable),

(iv)                              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (a “U.S. Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly executed originals of  IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or

(v)                                 duly executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition to the foregoing, if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the requesting party to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Without prejudice to the foregoing, each Lender or L/C Issuer which becomes a party to this Agreement and makes a Loan to or is an L/C Issuer in respect of any Loan Party after the date of this Agreement shall indicate in the documentation it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in for the purposes of that Loan:

(i)                                     not a Qualifying Lender;

(ii)                                  a Qualifying Lender (other than a Treaty Lender); or

(iii)                               a Treaty Lender.

If a Lender which becomes a party to this Agreement after the date of this Agreement fails to indicate its status pursuant to the previous sentence, then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, any document pursuant to which a Lender becomes party to this Agreement shall not be invalidated by any failure of a Lender to comply with this Section 3.01(f).

A Treaty Lender and each Loan Party which makes a payment to which that Treaty Lender is entitled shall cooperate in completing any applicable procedural formalities, and in particular deliver tax residence certificates issued by a competent tax authority, necessary for that Loan Party to obtain authorization to make that payment without a deduction and/or withholding for any Taxes.  Any Lender and/or L/C Issuer which was a Qualifying Lender when it became a party to the Loan Document that subsequently ceases to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority shall promptly notify the Agent upon becoming aware that it has so ceased to be a Qualifying Lender.

(g)                                  Treatment of Certain Refunds.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges attributable to gross negligence or willful misconduct on the part of the Administrative Agent, such Lender or such L/C Issuer as determined by a court of competent jurisdiction by final and nonappealable judgment) to the Administrative Agent, such Lender or such L/C

Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02.                     Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.                     Inability to Determine Rates.

If the Required Lenders (or the Administrative Agent, in the case of clause (b) below) determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest

Period with respect to an existing or proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice (which revocation the Administrative Agent agrees to give promptly upon receipt of such instruction).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (which shall be calculated in accordance with clause (y) of the immediately preceding sentence, if applicable) in the amount specified therein to the extent available (or, in the case of a pending request for a Loan denominated in an Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

3.04.                     Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer (except any reserve requirement reflected in the Eurocurrency Rate, other than as set forth below);

(ii)                                  subject any Administrative Agent, Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments of such Administrative Agent, such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.  Any demand for compensation made by any Lender or L/C Issuer pursuant to this Section 3.04(a) shall be made only to the extent such Lender or such L/C Issuer is making similar demand with respect to its similarly situated commercial borrowers where such Lender or such L/C Issuer has the legal right to make such demand.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.  Any demand for compensation made by any Lender or L/C Issuer pursuant to this Section 3.04(b) shall be made only to the extent such Lender or such L/C Issuer is making similar demand with respect to its similarly situated commercial borrowers where such Lender or such L/C Issuer has the legal right to make such demand.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurocurrency Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

(f)                                   Exception.  Subsection (a) of this Section shall not apply to the extent any increased cost or reduction is attributable to the willful breach by the relevant Lender, L/C Issuer, Administrative Agent or its Affiliates of any law or regulation.

3.05.                     Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

(c)                                  any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding anticipated profits); provided that such loss or expense shall exclude any interest rate floor applicable to any Eurocurrency Rate Loan.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurocurrency market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06.                     Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07.                     Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and/or the Term Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08.                     VAT.

(a)                                 All amounts expressed to be payable under any Loan Document by any party to the Administrative Agent or a Lender or L/C Issuer which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.08(b), if VAT is or becomes chargeable on any supply made by the Administrative Agent or a Lender or L/C Issuer to any party under any Loan Document and the Administrative Agent or such Lender or L/C Issuer is required to account to the relevant tax authority for the VAT, that party must pay to the Administrative Agent or such Lender or L/C Issuer (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent, Lender or L/C Issuer concerned must promptly provide an appropriate VAT invoice to that party).

(b)                                 If VAT is or becomes chargeable on any supply made by the Administrative Agent, Lender or L/C Issuer  (the “Supplier”) to the Administrative Agent or any other Lender or L/C Issuer (the “Recipient”) under any Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                     where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this Section 3.08(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                  where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                                  Where any Loan Document requires any party to reimburse or indemnify the Administrative Agent or a Lender or L/C Issuer for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender or L/C Issuer for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent or such Lender or L/C Issuer reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Section 3.08 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)                                  In relation to any supply made by the Administrative Agent or a Lender or L/C Issuer to any party under any Loan Document, if reasonably requested by the Administrative Agent or such Lender or L/C Issuer, that party must promptly provide the Administrative Agent or such Lender or L/C Issuer with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent or such Lender’s or L/C Issuer’s VAT reporting requirements in relation to such supply.

ARTICLE IV

GUARANTY

4.01.                     The Guaranty.

(a)                                 Each of the Guarantors hereby jointly and severally guarantees to each Secured Party, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) (collectively, the “Guaranteed Obligations”) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state Law.

4.02.                     Obligations Unconditional.

(a)                                 The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations (other than (i) contingent indemnification, obligations, Tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim is due and (ii) obligations and liabilities under Letters of Credit, Secured Treasury Management Agreements and Secured Swap

Contracts as to which arrangements satisfactory to the applicable provider thereof shall have been made)), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(b)                                 Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(iii)                               the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v)                                 any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(c)                                  With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or other documents relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03.                     Reinstatement.  The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Debtor Relief Law.

4.04.                     Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05.                     Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances so provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06.                     Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07.                     Guarantee of Payment; Continuing Guarantee.  The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08.                     Limitation on Guaranty.

(a)                           Notwithstanding any provisions to the contrary in this Agreement or any other Loan Document, the obligations and liabilities of any Foreign Guarantor under this Article IV shall be subject to the limitations (if any) set out in the Joinder Agreement applicable to such Foreign Guarantor.

(b)                           Notwithstanding any provisions to the contrary in this Agreement or in any other Loan Document, no Foreign Subsidiary, Foreign Holdco, Disregarded Domestic Person or direct or indirect Domestic Subsidiary of a Foreign Subsidiary shall guarantee or be construed to guarantee (or grant or be construed to grant any security interest in any of its assets to secure) any Obligation under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender.

4.09.                     Limitation on Guaranty by German Guarantors.

(a)                           To the extent that a Guaranty is granted by a German Guarantor and relates to obligations of a direct or indirect shareholder of that German Guarantor or Subsidiaries of such shareholders (to the extent they are not Subsidiaries of that German Guarantor), the Guaranty of the German Guarantor shall be subject to the limitations as set out below.

(b)                           Subject to paragraphs (d) and (e) below, a Secured Party shall not be entitled to enforce the Guaranty to the extent that such enforcement has the effect of:

(i)                                     reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital); or

(ii)                                  (if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

unless such effect would not result in violation of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung “GmbH Act”) (the “Limitation on Enforcement” or “Limitation Event”).

(c)                            The value of the Net Assets shall be determined in accordance with the general applicable accounting principles pursuant to the provisions of the German Commercial Code (Handelsgesetzbuch “HGB”) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to section 42 of the GmbH Act, sections 242, 264 of the HGB in the previous years, save that:

(i)                                     the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor resolved after the date of this Agreement without the prior written consent of the Administrative Agent (acting on instructions of the Secured Parties), or unless otherwise expressly permitted under the Loan Documents, shall be deducted from the stated share capital registered at that time;

(ii)                                  loans provided to the relevant German Guarantor by the Parent and/or its Subsidiaries shall be disregarded if such loans are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code and including any guarantees for loans which are so subordinated, provided that any such amount is still outstanding at the time the demand under the Guaranty is made against such German Guarantor and the lending party, i.e., the Parent and its Subsidiaries could contribute its receivables under that loan to the German Guarantor;

(iii)                               loans and other liabilities incurred by the German Guarantor in willful or grossly negligent violation of the provisions of any Loan Document shall be disregarded;

(iv)                              any amounts that may not be distributed to a shareholder pursuant to section 268  VIII of the HGB shall be deducted from the Net Assets.

(d)                           The Limitation on Enforcement shall only apply if and to the extent that the managing director(s) (Geschäftsführer) of the relevant German Guarantor on behalf of the relevant German Guarantor have confirmed in writing to the Administrative Agent within 10 Business Days following a demand under the Guaranty, to what extent the demanded payment would lead to the occurrence of a Limitation Event (the “Management Determination”). Such confirmation shall comprise an up to date balance sheet of the relevant German Guarantor and a reasonably detailed calculation taking into account the pro forma adjustment as set out under paragraph (c) above, inter alia showing its Net Assets. Demanding payment under the Guaranty from such German Guarantor up to the amount which, according to the Management Determination, would not result in a Limitation Event is permitted without limitation.

(e)                            If the Administrative Agent (acting on instructions of the Secured Parties) disagrees with the Management Determination, the German Guarantor shall instruct (at its own cost and expense) a firm of auditors of international standing and reputation reasonably acceptable, such acceptance not to be unreasonably withheld or delayed, to the Administrative Agent (acting on the instructions of the Secured

Parties) to determine within 25 Business Days, from the date the Administrative Agent has contested the Management Determination the amount of the German Guarantor’s Net Assets, which the German Guarantor is able to pay (the “Auditor’s Determination”). The amounts determined in the Auditor’s Determination shall be (except for manifest error) binding on the Secured Parties and the German Guarantor. Demanding payment under the Guaranty from such German Guarantor up to the amount which, according to the Auditor’s Determination, would not result in a Limitation Event is permitted without limitation.

(f)                             If and to the extent that the Guaranty has been enforced without regard to the Limitation on Enforcement because the amount payable under the Guaranty resulting from the Auditor’s Determination is lower than the respective amount resulting from the Management Determination, the Secured Parties shall upon demand of the relevant German Guarantor to the Administrative Agent (on behalf of the Secured Parties) repay the difference between the amount paid and the amount payable resulting from the Auditor’s Determination calculated as of the date the demand under the Guaranty was made, provided that such demand for repayment is made to the Administrative Agent within six months from the date the Guaranty has been enforced. Upon the restoration of any payment under this paragraph (f) by any Secured Party, the liability of each Guarantor under this Article IV will continue or be reinstated in accordance with Section 4.03.

(g)                            If the enforcement of the Guaranty leads to the occurrence of a Limitation Event, then the German Guarantor shall, promptly upon the request of the Administrative Agent (acting on instructions of the Secured Parties) realize its assets that are shown in its balance sheet with a book value (Buchwert) which is significantly lower than their market value to the extent that such assets are not operationally necessary (operativ nicht betriebsnotwendig) for the relevant German Guarantor’s business and to the extent that such realization is necessary to satisfy the amount owed under the Guaranty (as limited by paragraph (b) above taking into account the realization pursuant to this paragraph (g)).

(h)                                 The Limitation on Enforcement does not affect the right of the Secured Parties to claim again any outstanding amount at a later point in time (subject to the limitations set out in this Section 4.09) if the Administrative Agent, ascertains (acting reasonably) that the financial condition of the relevant German Guarantor as set out in the Management Determination and/or the Auditor’s Determination has improved (in particular, if the relevant German Guarantor has taken any action in accordance with the provisions set out in paragraph (g)).

(i)                                     The Limitation on Enforcement does not apply:

(i)                                     to the extent the Guaranty of a German Guarantor secures any indebtedness under any Loan Document corresponding to funds (A) that have been on-lent to the relevant German Guarantor or any of its Subsidiaries to the extent that any such amount is still outstanding at the time the demand under the Guaranty is made against such German Guarantor and/or (B) Letters of Credit that are issued for the benefit of the creditors of the German Guarantor or any of the German Guarantor’s Subsidiaries or any other financial benefit granted to the German Guarantor, any of its Subsidiaries or any of its or their creditors;

(ii)                                  if, at the time of enforcement of the Guaranty a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabführungsvertrag) (either directly or through an unbroken chain of domination and/or profit transfer agreements) is effective between the relevant German Guarantor and:

(A)                               in case that German Guarantor is a Subsidiary of the relevant Affiliate whose obligations are secured by the relevant Guaranty, that Affiliate; or

(B)                               in case the German Guarantor and the relevant Affiliate whose obligations are secured by the relevant Guaranty are both Subsidiaries of a joint (direct or indirect) holding, such holding as dominating entity (beherrschendes Unternehmen);

but only to the extent the loss compensation claim of the relevant German Guarantor against the dominating entity is covered (gedeckt) by means of a fully valuable and recoverable compensation claim (vollwertiger Verlustausgleichsanspruch) if and to the extent required according to sections 30, 31 of the GmbH Act and such compensation claim is not assigned or pledged to the Administrative Agent or any Secured Party;

(iii)                               to the extent any payment of Guaranty demanded by a Secured Party from, and due to be made by, a German Guarantor is covered (gedeckt) by means of a fully recoverable claim for consideration of return (vollwertiger Gegenleistungs-oder Rückgewähranspruch) of the relevant German Guarantor against the Affiliate whose obligations are secured by the relevant Guaranty; or

(iv)                              if and to the extent, at the time of enforcement of the Guaranty, the Limitation on Enforcement is not required to protect the managing director(s) of a German Guarantor or, in case of a Guarantor organized as a limited liability partnership (Kommanditgesellschaft) as set out below, its general partner (Komplementär) (including its managing director(s)) from the risk of any personal liability arising from such enforcement of the Guaranty.

(j)                                    This Section 4.09 shall apply, mutatis mutandis, if the Guaranty is granted by a Guarantor incorporated in Germany as a limited liability partnership (Kommanditgesellschaft) in relation to each general partner (Komplementär) incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung).

(k)                                 Preservation of Liquidity.

(i)                                     The Administrative Agent shall upon demand of the relevant German Guarantor to the Administrative Agent repay proceeds of an enforcement of the Guaranty to the respective German Guarantor if and to the extent that such enforcement would otherwise cause the respective German Guarantor to become illiquid (zahlungsunfähig) (such situation hereinafter referred to as “Liquidity Impairment”) and would for that reason constitute an unlawful payment within the meaning of section 64 sentence 3 of the GmbH Act and/or section 130a para. 2 sentence 1 alternative 2 of the HGB (if applicable in connection with section 177a sentence 1 of HGB) and therefore result in a liability of the managing director(s) of the German Guarantor. The provisions under this Section 4.09(k) shall not apply if and to the extent (A) (including as a result of a change in the relevant rules or their application or construction by a Higher Regional Court (Oberlandesgericht) or the German Federal Supreme Court (Bundesgerichtshof)) the enforcement of the Guaranty does not constitute a breach of the relevant German Guarantor’s managing directors’ obligations pursuant to section 64 sentence 3 of the GmbH Act and/or section 130a para. 2 sentence 1 alternative 2 of the HGB (if applicable in connection with section 177a sentence 1 of HGB) and does not result in a risk of personal liability for the managing director(s) of the relevant German Guarantor and/or (B) that the exceptions set out in Section 4.09(i) above apply.

(ii)                                  If the managing director(s) of the relevant German Guarantor on behalf of the relevant German Guarantor determine under the terms of the Management Determination that a Liquidity Impairment would occur as a result of the Administrative Agent not repaying enforcement proceeds to the respective German Guarantor, the Administrative Agent may retain such proceeds from an enforcement of the Guaranty unless:

(A)                               the relevant German Guarantor delivers, for the purpose of determining if and to which extent not repaying the enforcement proceeds resulting from an enforcement of the Guaranty would result in a Liquidity Impairment, to the Administrative Agent within ten (10) Business Days of the Management Determination a reasonably detailed, complete and accurate report together with appropriate:

(1)                                 evidence that and to what extent a Liquidity Impairment would occur;

(2)                                 a liquidity status and a liquidity forecast for the next following twenty-four (24) months together with a payment schedule showing at what times and in which amounts not repaying enforcement proceeds to the relevant German Guarantor would trigger a Liquidity Impairment; and

(3)                                 evidence that all acceptable (zumutbar) measures have been taken in order to (1) increase the relevant German Guarantor’s liquidity or (2) otherwise avoid liability of the relevant German Guarantor’s managing director(s);

(B)                               the relevant German Guarantor continues all acceptable (zumutbar) measures in order to (1) increase the relevant German Guarantor’s liquidity or (2) otherwise avoid liability of the relevant German Guarantor’s managing director(s);

(C)                               the relevant German Guarantor promptly delivers further complete and accurate liquidity schedules and/or payments schedules or any other information or assistance, in each case if reasonably so requested by the Administrative Agent;

(D)                               a Higher Regional Court (Oberlandesgericht) or the German Federal Supreme Court (Bundesgerichtshof) has passed an enforceable judgement vis-à-vis one or several managing director(s) of the relevant German Guarantor under which such managing director(s) are held liable pursuant to section 64 sentence 3 of the GmbH Act and/or section 130a para. 2 sentence 1 alternative 2 of the HGB (if applicable in connection with section 177a sentence 1 of the HGB) as a consequence of the enforcement of the Guaranty.

(iii)                               The Administrative Agent may arrange (at cost and expense of the relevant German Guarantor) that a firm of auditors of international standard and reputation determines the plausibility of the liquidity status, liquidity forecast and payment schedule as referred to under sub-paragraph (ii)(A)(2) above.

(iv)                              If, in the cases referenced in sub-paragraph (i) above, a solution can be found which would enable the Administrative Agent to retain the proceeds from an enforcement of the Guaranty without exposing the managing director(s) of the relevant German Guarantor to a liability risk, the respective German Guarantor will cooperate in good faith with the Administrative Agent to implement such a solution to the extent legally possible.

(v)                                 Payments of the Administrative Agent to the respective German Guarantor on the basis of this Section 4.09(k) are deemed for the purposes of the relationship between the relevant

German Guarantor and its managing director(s) as payments of such managing director(s) to settle the claims of the respective German Guarantor vis-à-vis its managing director(s) pursuant to section 64 sentence 3 of the GmbH Act and/or section 130a para. 1 sentence 1 alternative 2 of the HGB (if applicable in connection with section 177a sentence 1 of the HGB).

(vi)                              Any required repayment of enforcement proceeds by the Administrative Agent under this Section 4.09(k) shall be limited to the lower of (i) the amount which the Administrative Agent has received from the relevant German Guarantor from the enforcement of the Guaranty and (ii) the amount up to which the managing director(s) of the relevant German Guarantor are liable pursuant to section 64 sentence 3 of the GmbH Act and/or section 130a para. 2 sentence 1 alternative 2 of the HGB (if applicable in connection with section 177a sentence 1 of the HGB) as a consequence of an enforcement of the Guaranty.

(vii)                           The Administrative Agent is only obliged to make payments to the German Guarantor on the basis of this Section 4.09(k) concurrently (Zug-um-Zug) in return for a written declaration of assignment from the managing director(s) concerned in which the latter assigns to the Administrative Agent any reimbursement claims to which he could be entitled (e.g. after final and absolute annulment of the above-mentioned judgement) against the respective German Guarantor on the basis of the payments made by the Administrative Agent in accordance with sub-paragraph (vi) above to the account of the managing director(s) concerned to the respective German Guarantor.

(l)                                     Nothing in this Section 4.09 shall limit the enforceability (subject to the restrictions set forth in this Section 4.09) legality or validity of the Guaranty nor prevent a Secured Party from claiming in court that the provision of the Guaranty by and/or demanding payment under the Guaranty against a German Guarantor does not fall within the scope of any statutory limitations. Neither shall a Secured Party’s right to any remedies it may have against any Guarantor be limited if any statutory limitations are determined to be inapplicable. The agreement of a Secured Party to abstain from demanding (partial) payment under the Guaranty in accordance with the provisions above shall not constitute a waiver (Verzicht) of any security right granted under this Agreement or any other Loan Document to a Secured Party or other secured party under a Loan Document or a definite defense (Einwendung) of any Guarantor against any of the secured obligations.

4.10.                     Limitation on Guaranty by Spanish Guarantors.

Each Spanish Guarantor acknowledges that the amounts due and payable in respect of the Obligations under this Agreement shall constitute due and payable obligations of such Spanish Guarantor (deuda líquida y exigible).

Each Spanish Guarantor acknowledges that the guarantee provided by it under this Article IV must be construed as a first demand guarantee (garantía a primera demanda) and not as a guarantee (fianza) and, therefore, the benefits of preference (excusión), order (orden) and division (división) shall not be applicable.

The Parties agree that the obligations under this Article IV will not be affected by any action made under the Additional Section 4 (Disposición Adicional Cuarta) of the Insolvency Act.

For the purposes of article 135 of the Spanish Insolvency Act, the obligations of each Spanish Guarantor under this agreement vis-á-vis each Lender shall be governed by the terms of this Agreement at any time such that each Spanish Guarantor’s obligations pursuant to this Article IV shall not be affected in any way by the settlement agreement that may be agreed in the insolvency proceedings of an Loan

Party (nor shall they be deemed amended as a consequence of the approval of that settlement agreement) that each of the Lenders has approved or acceded to or irrespective of the fact that any such Lender has not approved or acceded to, that settlement agreement.

Notwithstanding the other provisions of Article IV, the obligations and liabilities of the Spanish Guarantors under this Agreement, shall be deemed to have been given only to the extent such guarantee does not violate Chapter VI of Title IV of Spanish Companies Act, governing, inter alia, unlawful financial assistance, and the liability of the Spanish Guarantors only applies to the extent permitted by such provisions of the Spanish Companies Act. Such limitations of the liabilities and obligations of the Spanish Guarantors may have the effect of reducing the amount of the obligations or liabilities assumed to zero.

The limitations set forth in this Article IV shall apply mutatis mutandi to any security created by any Spanish Guarantor under any Collateral Document and to any guarantee, indemnity, any similar obligation resulting in a payment obligation and payment, including but not limited to set-off, pursuant to the Loan Documents and made by Spanish Guarantors.

4.11.                     Limitation on Guaranty by UK Guarantors.

The Obligations to be guaranteed by any Foreign Guarantor incorporated in the United Kingdom does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom.

4.12.                     Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party (or Foreign Loan Party, in the case of a Qualified ECP Guarantor that is a Foreign Loan Party) to honor all of its obligations under its Guaranty in respect of Obligations consisting of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.12, or otherwise under such Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 4.12 shall remain in full force and effect until the circumstances described in Section 11.20(b) shall have occurred.  Each Qualified ECP Guarantor intends that this Section 4.12 constitute, and this Section 4.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party (or Foreign Loan Party, in the case of a Qualified ECP Guarantor that is a Foreign Loan Party) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT

5.01.                     Conditions Precedent to Initial Credit Extensions on the Closing Date.

The initial Credit Extensions shall not be made until the date on which all of the following conditions have been satisfied or waived in accordance with the terms of this Agreement:

(a)                                 Loan Notice.  Receipt by the Administrative Agent of a Request for Credit Extension with respect to each proposed Credit Extension to be made on the Closing Date in accordance with the requirements hereof.

(b)                                 Loan Documents.  Receipt by the Administrative Agent of executed counterparts of (i) this Agreement, (ii) the Disclosure Letter, (iii) each Note (to the extent requested by any Lender at least two Business Days in advance of the Closing Date), (iv) the U.S. Security Agreement, (v) each U.S. Pledge Agreement, (vi) each German Security Document described in clauses 1 through 7, 20 through 26 and 38 set forth on Schedule 1.01(b) of the Disclosure Letter, each in form and substance reasonably satisfactory to the Administrative Agent, (vii) each Dutch Security Document described in clauses (b), (c) and (d) of the definition thereof, each in form and substance reasonably satisfactory to the Administrative Agent, (viii) each English Security Document described in clause (a) of the definition thereof, each in form and substance reasonably satisfactory to the Administrative Agent, (ix) each Scots Security Document described in clauses (a) and (b) of the definition thereof, each in form and substance reasonably satisfactory to the Administrative Agent, and in the case of clauses (i) through (ix) above, each properly executed by a Responsible Officer (or designee) of each Loan Party party thereto and, in the case of this Agreement, by each Lender.

(c)                                  Opinions of Counsel.  Receipt by the Administrative Agent of legal opinions of (i) Wilson Sonsini Goodrich & Rosati, New York counsel to the Loan Parties, Delaware counsel to the Loan Parties organized in Delaware, California counsel to the Loan Parties organized in California and Connecticut counsel to the Loan Party organized in Connecticut, (ii) CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB, German counsel to the Loan Parties, (iii) Weil, Gotshal & Manges, German counsel to the Administrative Agent, (iv) NautaDutilh N.V., Dutch counsel to the Administrative Agent, (v) Weil, Gotshal & Manges, English counsel to the Administrative Agent and (vi) Burness Paull LLP, Scots counsel to the Administrative Agent, in each case, addressed to the Administrative Agent, each L/C Issuer and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to, the Administrative Agent.

(d)                                 Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of a certificate of each Loan Party, dated the date of the Closing Date (the statements made in such certificate shall be true and correct on and as of the Closing Date), certifying as to each of the following:

(i)                                     with respect to a Domestic Loan Party, copies of the Organization Documents of each Loan Party certified to be true and complete as of the date of the resolutions referred to in clause (ii) below were adopted by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  with respect to a Domestic Loan Party, such certificates of resolutions or other action, incumbency certificates (if applicable in the relevant jurisdiction) and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)                               with respect to a Domestic Loan Party, such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly incorporated, organized or formed, and is validly existing, in good standing and qualified to engage in business in its state or jurisdiction of incorporation, organization or formation (if applicable in the relevant jurisdiction);

(iv)                              with respect to a Loan Party organized under the laws of Germany: (i) a copy of its Organization Documents (Satzung or Gesellschaftsvertrag, as applicable), (ii) a copy of the shareholders list (Gesellschafterliste) if such Loan Party is organized in the form of a limited liability company (Gesellschaft mit beschränkter Haftung), (iii) a copy of any by-laws (Geschäftsordnungen), if applicable, (iv) a copy of the commercial register excerpt (Handelsregisterauszug) pertaining to such Loan Party (with a recent date not older than 14 days), (v) a copy of a resolution signed by the holders of all issued shares of such Loan Party and/or any other governing body, such as a supervisory board (Aufsichtsrat), advisory board (Beirat) or shareholder committee (Gesellschafterausschuss), approving, inter alia, the terms of, the performance under, and the transactions contemplated by the Loan Documents to which such Loan Party is a party and (iv) a specimen of the signature of each person authorized to sign on behalf of such Loan Party and, in each case, certified by the managing director(s) of such Loan Party;

(v)                                 with respect to a Loan Party organized under the laws of England and Wales or Scotland: (i) a copy of resolutions of all holders of the issued shares in each applicable Guarantor approving entry into and performance of the Loan Documents to which the applicable Guarantor is a party and (ii) a certificate of each applicable Guarantor (signed by a director) (A) confirming that the borrowing, guaranteeing or securing as appropriate contemplated in the relevant Loan Documents would not cause any borrowing, guaranteeing or securing or similar limit binding on each applicable Guarantor to be exceeded, (B) certifying that each copy document relating to it in this Article V is correct, complete and in full force and effect and has not been superseded at the Closing Date and (C) containing a specimen signature of each person authorized by the relevant resolution referred to below in relation to the Loan Documents and related documents; and

(vi)                              with respect to a Dutch Loan Party: (i) a copy of the resolutions of the managing board or, in the case of a limited partnership, of all partners, of each Loan Party incorporated under the laws of the Netherlands (A) approving the terms of, and the transactions contemplated by the Loan Documents and resolving that it will enter into, execute, deliver and perform the Loan Documents to which it is a party; (B) authorizing a specific person or persons to execute the Loan Documents to which it is a party on its behalf; and (C) authorising a specific person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party, (ii) if applicable, a copy of the resolutions of the general meeting of shareholders of each Loan Party incorporated under the laws of the Netherlands approving the terms of, and the transactions contemplated by the Loan Documents, including the right of pledge over the shares and the (conditional) transfer of voting rights relating to those shares, (iii) if applicable, a copy of the resolutions of the supervisory board of each Loan Party incorporated under the laws of The Netherlands approving the terms of, and the transactions contemplated by the Loan Documents and (iv) if applicable, a copy of the unconditional and positive advice of the works council (including the request for such advice) of each Loan Party incorporated under the laws of The Netherlands.

(e)                                  Lien Searches.  Receipt by the Administrative Agent of completed customary searches dated on or before the Closing Date, including all effective financing statements filed in the United States and Germany of each applicable Loan Party that name such Loan Party as debtor, together with copies of such other financing statements (if applicable in the relevant jurisdiction).

(f)                                   PATRIOT ACT, KYC etc.  The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information regarding each Borrower and each Guarantor, as required by regulatory authorities under applicable

“know your customer” and anti-money laundering rules and regulations, including without limitation the Act, to the extent requested at least ten Business Days prior to the Closing Date.

(g)                                  Process Agent Appointment Letter.  Subject to Section 7.21(b), the Administrative Agent shall have received a copy of a letter appointing a process agent reasonably acceptable to the Administrative Agent as process agent for the Borrower pursuant to Section 11.14(e) in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                 Collateral.  The Administrative Agent shall have received the following (except as otherwise contemplated by Section 7.21):

(i)                                     UCC financing statements for the United States and Germany as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the applicable Collateral;

(ii)                                  to the extent required under the laws of the relevant jurisdiction for perfecting (or achieving the required priority with respect to) a security interest in Equity Interests pledged as Collateral for the Obligations (or any portion thereof), all certificates evidencing such Equity Interests (which, in the case of security interests whose perfection is governed by Article 8 of the UCC, shall be limited to those that constitute “certificated securities” within the meaning of Section 8-102(a)(4) of the UCC) that are issued by any Subsidiary of the Parent and that are pledged to the Administrative Agent pursuant to any Collateral Document together with duly executed in blank, undated stock powers attached thereto;

(iii)                               evidence of the completion of all other recordings and filings of, or with respect to, any Collateral Document as may be required pursuant to such Collateral Document and necessary or, in the reasonable opinion of the Administrative Agent, desirable, to perfect the security interests intended to be created by the Collateral Documents; provided that (A) in the case of any land charges to be granted on German real estate, to the extent that the land charges have not been registered in the respective land register(s) at the time of the first drawdown, alternatively a notarial confirmation that the land charges will be registered with the respective land register(s) and that the agreed ranking of the land charges will be obtained and (B) in case of any filings registration of particulars of any Collateral Document granted by a Loan Party incorporated in the United Kingdom: at the Companies Registration Office in the United Kingdom under section 859A of the Companies Act 2006 of the United Kingdom and payment of associated fees, such registrations, filings, taxes and fees will not be required in advance of the Closing Date or first draw down, if later, but must be made and paid promptly (and within all statutory time limits) after the date of the relevant Loan Document; and

(iv)                              evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Collateral Documents and that are required to be taken pursuant to the Collateral Documents have been taken;

provided that, notwithstanding the foregoing, to the extent any security interest in the Collateral may not be perfected by (A) the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, or (B) taking delivery and possession of a stock certificate of the Borrower and each direct and indirect holding company thereof, as well as each material direct or indirect wholly-owned Domestic Subsidiary of the Parent, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent under this Section 5.01(h) but, instead, may be accomplished within 90 days after the Closing Date (or within 10 days after the Closing Date, in the case of any stock certificates evidencing Equity Interests in the Target and any of its Subsidiaries organized in the United States) (in each case, which date may be extended by the Administrative Agent in its reasonable discretion).

(i)                                     No Target Material Adverse Effect.  Since March 16, 2016, there has not occurred or arisen any Target Material Adverse Effect that is continuing.

(j)                                    Limited Representations and Warranties.  The Specified Representations and the Merger Agreement Representations shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, shall be true and correct in all respects).

(k)                                 Target Acquisition.  Prior to or substantially concurrently with the Closing Date, the Target Acquisition shall have been or shall substantially concurrently be, consummated in accordance with the terms of the Merger Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Administrative Agent without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that (x) (i) any reduction in purchase price for the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Administrative Agent so long as there is a concurrent reduction in the aggregate principal amount of the Term Commitments and (ii) any increase in purchase price for the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Administrative Agent so long as the purchase price is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Merger Agreement shall constitute a reduction or increase in purchase price) and (y) any amendment, change or supplement or waiver of the definition of “Target Material Adverse Effect” set forth in the Merger Agreement shall be deemed to be material and adverse to the interests of the Lenders.

(l)                                     Closing Date Refinancing.  The Administrative Agent shall have received evidence that all obligations of each of the Parent and its Subsidiaries and the Target and its Subsidiaries with respect to the Indebtedness being refinanced pursuant to the Closing Date Refinancing shall have been (or shall, substantially concurrently with the funding of the Euro Term Loans on the Closing Date, be) paid in full, and all commitments, security interests and guaranties in connection therewith shall have been (or shall, substantially concurrently with the funding of the Euro Term Loans on the Closing Date, be) terminated and released.  After giving effect to the consummation of the Transaction, the Parent and its Subsidiaries shall have no outstanding preferred equity or Indebtedness, except for Indebtedness incurred pursuant to (i) the Loan Documents, (ii) Indebtedness permitted under Section 8.03(b), (c) or (e) and (iii) Indebtedness permitted to remain outstanding after the Closing Date pursuant to the Merger Agreement.

(m)                             Financial Statements.  The Administrative Agent shall have received (1) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Parent and the Target for the three most recently completed fiscal years of the Parent and the Target, respectively, ended at least 60 days prior to the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants, (2) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Parent and the Target for each subsequent fiscal quarter of the Parent and the Target, respectively, ended at least 40 days before the Closing Date and (3) pro forma consolidated balance sheet and related statement of operations of the Parent as of and for the twelve-month period ended on the last day of the most recently completed four fiscal quarter period at least 40 days before the Closing Date, after giving effect to the Transaction (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with Regulation S-X under the Securities Act (except that it is understood and agreed that the Pro Forma Financial Statements may not comply with Regulation S-X only insofar as Regulation S-X and may not include adjustments for purchase accounting or may be based on valuation estimates or assumptions for such purposes).

(n)                                 Solvency Certificate.  Receipt by the Administrative Agent of the Solvency Certificate from the chief financial officer of the Parent (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing that is addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) with respect to solvency of the Parent and its Subsidiaries on a consolidated basis on the Closing Date immediately after giving effect to the consummation of the Transaction.

(o)                                 Fees and Expenses.  To the extent invoiced at least three Business Days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Fee Letters or as otherwise agreed by the parties thereto, payable to the Administrative Agent, the Arrangers and the Lenders shall have been paid to the extent due.

(p)                                 Closing Date Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent certifying that the conditions specified in Sections 5.01(i) and (j) have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02.                     Conditions to Credit Extensions After the Closing Date.

The obligation of each L/C Issuer and each Lender to honor any Request for Credit Extensions after the Closing Date is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, shall be true and correct in all material respects (except when qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (except when qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects).

(b)                                 No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the Applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Credit Extension to be made on the Closing Date) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) and 5.03(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the L/C Issuers and the Lenders on the Closing Date (with respect to the Target and its Subsidiaries, only the Merger Agreement Representations shall be made on the Closing Date) and on the date of each Credit Extension, that:

6.01.                     Existence.

(a)                                 Each Loan Party (i) is duly incorporated, organized, validly existing and in good standing (or, if applicable, the equivalent status in any foreign jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except in the case of clauses (ii) and (iii) to the extent that such failure would not have a Material Adverse Effect.

(b)                                 Each Restricted Subsidiary that is not a Loan Party (other than any Immaterial Subsidiaries) (i) is duly organized, validly existing and in good standing (or, if applicable, the equivalent status in any foreign jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in the case of clauses (i) through (iii) to the extent that such failure would not have a Material Adverse Effect.

6.02.                     Corporate Power; Authorization; Governmental Consents.

(a)                                 Each Loan Party has the corporate or other power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Credit Extensions hereunder.

(b)                                 Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Credit Extensions on the terms and conditions of this Agreement.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Credit Extensions or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.02 of the Disclosure Letter, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) subject to Section 7.21, the filings to perfect the Liens created by the Collateral Documents.

6.03.                     No Contravention.

The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the Borrowings hereunder and the use of the proceeds thereof will not (a) violate the Organization Documents of any of the Loan Parties, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Law or any Contractual Obligation of the Parent or any of its Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of the Parent’s or any of its Restricted Subsidiaries’ respective properties or revenues, in each case pursuant to any Law or any such Contractual Obligation (other than any Permitted Lien).

6.04.                     Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms except as may be limited by applicable Debtor Relief Laws, any applicable legal restrictions on financial aid, the time barring of claims under statute and estoppel, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off and counterclaim, concepts of reasonableness and general principles of equity as well as the general principles of impossibility, disproportion, frustration of contracts, voidability of declarations of intent, settlement, set-off, good morals, fraudulent preference and other similar laws or rules of practice and procedure and judicial decisions of general application relating to or affecting the rights, powers, privileges, remedies and interests of creditors or others generally.

6.05.                     Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b)                                 The financial statements delivered pursuant to Sections 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(c)                                  Since the date of the Audited Financial Statements, there has been no Material Adverse Effect.

6.06.                     Litigation.

Except as set forth on Schedule 6.06 of the Disclosure Letter, as of the Closing Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing against the Parent or any of its Restricted Subsidiaries or against any of their properties or revenues which, taken as a whole, (a) are material with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

6.07.                     No Default.

No Default or Event of Default has occurred and is continuing.

6.08.                     Ownership of Property.

Each Loan Party and each of its Restricted Subsidiaries has title in fee simple (or equivalent in the jurisdiction in which the real property is located) to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property (other than IP Rights), in each case, except for Permitted Liens and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except for Permitted Liens.

6.09.                     Environmental Compliance.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect:  none of the Parent or any of its Restricted Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; or (b) has become subject to any Environmental Liability.

6.10.                     Insurance.

The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates.  The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10 of the Disclosure Letter.

6.11.                     Taxes.

Each Loan Party and its Restricted Subsidiaries (a) has filed or caused to be filed all foreign, federal, state, provincial and other Tax returns that are required to be filed and (b) has paid all Taxes shown to be due and payable on said returns and all other Taxes imposed on it or any of its property by any Governmental Authority (other than the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP or generally accepted accounting principles in such Person’s jurisdiction of organization (as applicable) have been provided on the books of the Parent, such other Loan Party or such Restricted Subsidiary, as the case may be), except in each case under clauses (a) and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

As of the Closing Date, any fiscal unity (fiscale eenheid) for Dutch Tax purposes consists of Loan Parties resident for Tax purposes in the Netherlands only.

6.12.                     ERISA Compliance.

(a)                                 Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income Tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS or is not required to be obtained.  To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would prevent or cause the loss of such Tax-qualified status of any Plan described in the previous sentence.

(b)                                 There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Responsible Officers of the Loan Parties, there has been no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any Restricted Subsidiary reasonably expects to incur any liability under Title IV of ERISA; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that is reasonably likely to be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Plan that is subject to Title IV of ERISA has been terminated by the plan administrator thereof other than under Section 4041(b) of ERISA nor by the PBGC within the last five years, no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any active Plan, and to the knowledge of the Responsible Officers of the Loan Parties, no Multiemployer Plan has been terminated within the last five years and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any active Multiemployer Plan.

6.13.                     Subsidiaries.

Set forth on Schedule 6.13 of the Disclosure Letter is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, and (ii) percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary, (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights (other than stock options granted to officers, employees or directors and directors’ qualifying shares) with respect thereto, and (iv) if applicable, identification of any such Subsidiary as an Immaterial Subsidiary and/or an Unrestricted Subsidiary.

6.14.                     Use of Proceeds; Margin Regulations; Investment Company Act.

(a)                                 All proceeds of the Loans will be used for the purposes specified in Section 7.11.

(b)                                 No part of the proceeds of any Loans, and no other Credit Extensions, will be used for “buying” or “carrying” any “margin stock” (“Margin Stock”) within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in violation of Regulation U.

(c)                                  No Loan Party is required to be registered as an “investment company”, as defined in the Investment Company Act of 1940.

6.15.                     Disclosure.

The statements and information (excluding the projections and pro forma financial information referred to below) furnished to the Administrative Agent or the Lenders or any of them, by any Loan Party or any third party representative of a Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, did not contain, on the date on which such information or statement was so furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

6.16.                     Compliance with Laws.

Each Loan Party and its respective Restricted Subsidiaries is in compliance with all Laws except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.17.                     Intellectual Property.

Each Loan Party and each Restricted Subsidiary owns, or has a valid right or license to use, all the trademarks, service marks, trade names, trade secrets, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in and necessary for the conduct of its business as currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and to each Loan Party’s knowledge, each such IP Right that is owned by such Loan Party is free and clear of all Liens, except for Permitted Liens.  To each Loan Party’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and no Loan Party nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of, or any Loan Party’s rights in, any IP Rights in any respect that would reasonably be expected to have a Material Adverse Effect.  To each Loan Party’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by the Parent or its Restricted Subsidiaries of any IP Rights or the validity or effectiveness of any IP Rights, except as would not reasonably be expected to have a Material Adverse Effect.  The use of IP Rights by the Loan Parties and their respective Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Loan Parties and their respective Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their IP Rights, including IP Rights that are confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.17 of the Disclosure Letter is a complete and accurate list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that are owned by each Loan Party as of the Closing Date.

6.18.                     Solvency.

On the Closing Date, (a) the Parent and its Subsidiaries are Solvent on a consolidated basis and (b) the Borrower is not subject to any proceeding under any Debtor Relief Laws, including without limitation, the German Insolvency Code.

6.19.                     Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens, upon the recording, filing or completion of any other action required by the Collateral Documents, will be perfected security interests and Liens, prior to all other Liens other than Permitted Liens on such Collateral, except to the extent that perfection of such security interests and Liens are not required by the Loan Documents; provided that the making of this representation and warranty pursuant to Section 5.01(j), and at any time during the 90-day period following the Closing Date, shall be subject to the proviso to Section 5.01(h).

6.20.                     Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) of the Disclosure Letter is a list of all real property with a fair market value (as reasonably determined by the Borrower) in excess of $5,000,000 that is owned or leased by the Loan Parties as of the Closing Date.  Set forth on Schedule 6.20(b) of the Disclosure Letter is a list of all locations where any tangible personal property of any Loan Party with a value in excess of $5,000,000 is located as of the Closing Date.  Set forth on Schedule 6.20(c) of the Disclosure Letter is the jurisdiction of organization, chief executive office, taxpayer identification number and organizational identification number of each Loan Party (in each case, to the extent such concepts or equivalent concepts are relevant in the applicable jurisdiction of incorporation or organization) as of the Closing Date.  The exact legal name of each Loan Party is as set forth on the signature pages hereto.  Except as set forth on Schedule 6.20(d) of the Disclosure Letter, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state (or other applicable jurisdiction) of formation, or (iii) been party to a merger, consolidation, amalgamation or other change in structure.

6.21.                     Anti-Terrorism Laws; OFAC.

(a)                                 Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”).  To the extent applicable, the Loan Parties and their Subsidiaries are in compliance in all material respects with (i) the Trading with the Enemy Act, (ii) the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, (iii) sanctions laws and regulations administered by the United Nations Security Council, the European Union, and Her Majesty’s Treasury and (iv) the Act (collectively, “Anti-Terrorism Laws”).

(b)                                 No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or any similar list maintained by Her Majesty’s Treasury, the United Nations Security Council or the European Union or subject to limitations or prohibitions under any other OFAC regulation or executive order.

(c)                                  The Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or Letters of Credit or lend, contribute, or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with any Person that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC, except to the extent licensed by OFAC or otherwise authorized under U.S. law.

(d)                                 With regard to any Loan Party that is a German Party, the representations set forth in this Section 6.21 will not apply if and to the extent that the expression of, or compliance with such representations would breach the German Foreign Trade Ordinance (Außenwirtschaftsverodnung) or the European Council Regulation 2271/96.

6.22.                     Anti-Corruption Laws; FCPA.

(a)                                 Each of the Loan Parties and their Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), and any foreign counterpart thereto (collectively, “Anti-Corruption Laws”).

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-bribery law.

6.23.                     Anti-Money Laundering.

The operations of Parent and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where Borrower and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Borrower, threatened in writing.

6.24.                     COMI.

On the Closing Date, with respect to each Loan Party subject to the European Insolvency Regulation, its centre of main interest (centre des intérêts principaux) (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in its jurisdiction of incorporation.

6.25.                     Financial Assistance.

Foreign Guarantors incorporated in the United Kingdom shall have complied in all material respects with sections 678 and 679 of the UK Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Collateral Documents and payments of amounts due under this Agreement.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent shall and shall cause each Restricted Subsidiary to (except that the obligations under Sections 7.01, 7.02 and 7.03 shall be obligations of the Parent only):

7.01.                     Financial Statements.

Deliver to the Administrative Agent (for delivery to each Lender):

(a)                                 as soon as available but in any event within the later of (x) 90 days after the end of each fiscal year of the Parent and (y) five days after the date on which annual financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions), a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a going concern qualification (other than solely with respect to, or resulting from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such financial statements are delivered) arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than the later of (x) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent and (y) five days after the date on which quarterly financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions), the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statement of income for such quarter and the related unaudited consolidated statements of income and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes).

As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02.                     Certificates; Other Information.

Deliver to the Administrative Agent (for delivery to each Lender or, in the case of Section 7.02(f), to the relevant Lender):

(a)                                 concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants (i) reporting on such financial statements and (ii) stating, to the extent not inconsistent with the policies of such independent certified public accountants, that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)                                 (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), (x) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (including (1) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (2) a reasonably detailed calculation of the Available Amount as of the last day of the last fiscal quarter covered by such Compliance Certificate), (y) supplements to Schedule 6.13 of the Disclosure Letter or an amended and restated Schedule 6.13 of the Disclosure Letter, such that, as supplemented or amended and restated, such Schedule would be accurate and complete, in all material respects, as of such date and (z) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (ii) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower setting forth the amount, if any, of Excess Cash Flow for the fiscal year then ended together with the calculation thereof in reasonable detail;

(c)                                  as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Parent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income);

(d)                                 promptly after the Parent makes the same publicly available, copies of each annual report, proxy or financial statement sent to the equityholders of any Loan Party;

(e)                                  [reserved];

(f)                                   promptly after the furnishing thereof, copies of any material written notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or Indebtedness incurred under Section 8.03(f), in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of Section 7.01, 7.02 or 7.03;

(g)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Restricted Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request. concurrently with the delivery of the financial statements referred to in Section 7.01(a); and

(h)                                 concurrently with the delivery of the financial statements referred to in Section 7.01(a), with respect to any Test Period, a certificate of a Responsible Officer of the Parent demonstrating in reasonable detail that the Guarantor Coverage Test has been satisfied as of the last day of the most recently ended Test Period.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(d) or Section 7.02(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Parent’s website on the Internet at the website address listed on Schedule 11.02 of the Disclosure Letter; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Company Materials “PUBLIC”.

7.03.                     Notices.

Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding (x) which may exist at any time between the Parent or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)                                  the following events, to the extent that, individually or in the aggregate, they would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows thereof:  (i) the occurrence of any Reportable Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Pension Plan, and (iii) the occurrence of any similar events with respect to a Pension Plan that would reasonably be likely to result in a direct obligation of the Parent or any of its Restricted Subsidiaries to pay money;

(d)                                 any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(e)                                  the incurrence or issuance of any Indebtedness for which a mandatory prepayment is required pursuant to Section 2.05(b)(v); and

(f)                                   any announcement by Moody’s or S&P of any change in a rating of any Facility.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, no Loan Party shall be required to provide notice to the Administrative Agent or any other counterparty to the Loan Documents if the result of doing so would be reasonably likely to (in the sole discretion of the Borrower) waive attorney-client privilege.

7.04.                     Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP or generally accepted accounting principles in such Person’s jurisdiction of organization (as applicable) with respect thereto have been provided on the books of the Parent or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

A fiscal unity (fiscale eenheid) for Dutch Tax purposes, if any, shall consist of Loan Parties resident for Tax purposes in the Netherlands only, unless with the prior written consent of the Administrative Agent.

7.05.                     Preservation of Existence, Etc.

(a)                                 Preserve, renew and keep in full force and effect its corporate or other existence except to the extent otherwise permitted hereunder (including, without limitation, under Section 8.04 and 8.05), pursuant to or in connection with the Post-Closing Reorganization or would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted hereunder (including, without limitation, under Section 8.04) or pursuant to or in connection with the Post-Closing Reorganization or would not reasonably be expected to have a Material Adverse Effect.

7.06.                     Maintenance of Properties.

(a)                                 Keep all property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material IP Rights, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.07.                     Maintenance of Insurance.

(a)                                 Maintain insurance with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance on all its material property in at least such amounts (after giving effect to any self-insurance) and against such risks (but including in any event public liability, product liability and business interruption) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost effective basis.

(b)                                 Subject to Section 7.21, if customary in the relevant jurisdiction of the governing law of the insurance policy, cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and use reasonable endeavors to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium thereunder) before any such policy or policies shall be canceled.

(c)                                  Without limitation of the foregoing, if at any time any Mortgage Collateral is a Flood Hazard Property and is located in a community that participates in the National Flood Insurance Program, (i) maintain flood insurance acceptable to Administrative Agent on terms and in such amounts as is required by the Flood Disaster Protection Act of 1973, as it may be amended from time to time and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and (ii) provide evidence of such compliance as the Administrative Agent may reasonably request.

7.08.                     Compliance with Laws and Material Contractual Obligations.

Comply with the requirements of all Laws (including Environmental Laws and ERISA) and material Contractual Obligations except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09.                     Books and Records.

Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities necessary to permit the preparation of Parent’s consolidated financial statements in accordance with GAAP or generally accepted accounting principles applicable in such Person’s jurisdiction of organization (as applicable).

7.10.                     Inspection Rights.

(a)                                 Permit the Administrative Agent and, upon the occurrence and during the continuance of any Event of Default, representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent, and in no event shall there be more than one such visit per year except during the continuance of an Event of Default).

(b)                                 Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial condition of the Parent and its Restricted Subsidiaries with Responsible Officers of the Parent and its Restricted Subsidiaries.

(c)                                  Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial condition of the Parent and its Restricted Subsidiaries with its independent certified public accountants; provided that (i) any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year and (ii) a Responsible Officer shall be offered the opportunity to be present.  The Borrower shall not be deemed to be in breach of this subsection (c) to the extent that such accountants refuse to have such discussions in spite of the Borrower’s instructions to such accountants to have such discussions.

(d)                                 Notwithstanding any provision herein to the contrary, (i) the Administrative Agent shall comply and shall cause any such representatives of such Administrative Agent to comply with applicable Laws and all reasonable instructions from personnel of the Parent or any Restricted Subsidiary with regards to such individuals’ behavior and working conditions while at any facility of the Parent or any Restricted Subsidiary and (ii) the Parent and the Restricted Subsidiaries shall not be required to disclose to the Administrative Agent any confidential information of any third party or any privileged information.

7.11.                     Use of Proceeds.

Use the proceeds of (a) the Euro Term Loans to, directly or indirectly, finance (i) the Target Acquisition, (ii) the Closing Date Refinancing and (iii) fees and expenses incurred in connection with the Transaction and (b) the Revolving Loans and the Swing Line Loans to finance, directly or indirectly, (i) any additional upfront fees or original issue discount due to an imposition of “market flex” under the Fee Letters (“Flexed OID”), (ii) to backstop, cash collateralize or replace letters of credit existing immediately prior to the Closing Date and (iii) working capital, capital expenditures and other lawful corporate purposes, including to make permitted Restricted Payments, Permitted Acquisitions and Investments permitted by Section 8.02, provided that no Loans under the Revolving Facility may be utilized to finance the Target Acquisition or the Refinancing.  Notwithstanding anything to the contrary in the Loan Documents, the proceeds of the Loans drawn on the Closing Date may be used as provided in the Funding Steps and may be used, as an interim step, to settle obligations under related foreign currency Swap Contracts.

7.12.                     Additional Subsidiaries.

Except in the case of any of the following Subsidiaries that are Excluded Subsidiaries, within (x) with respect to any Domestic Loan Party, 30 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and (y) with respect to any Foreign Loan Party, 90 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) after (1) the acquisition or formation of any Subsidiary by a Loan Party, (2) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (3) the Guarantor Coverage Test is not met with respect to any Material Subsidiary excluded pursuant to clause (h) of the definition of Excluded Subsidiary (and which is not otherwise an Excluded Subsidiary):

(a)                                 notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Restricted Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;

(b)                                 in the case of any such Restricted Subsidiary that is a Domestic Subsidiary and a Wholly Owned Subsidiary, (i) cause such Person to become a Guarantor of all of the Obligations by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, (ii) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent such Organization Documents, resolutions and customary opinions of counsel with respect to such Guarantor, all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) grant Liens in respect of its property and assets in the manner required under Section 7.14 (it being understood and agreed that any Loan Party owning Material Real Estate shall comply with this clause (iii) within 90 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion)); and

(c)                                  in the case of any such Restricted Subsidiary that is a Foreign Subsidiary and a Wholly Owned Subsidiary, subject to the Guaranty and Security Principles, (i) cause such Person to become a Guarantor of all of the Obligations by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, (ii) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent such Organization Documents, resolutions and customary opinions of counsel with respect to such Guarantor, all in form, content and scope reasonably satisfactory to the Administrative Agent, and (iii) grant Liens in respect of its property and assets in the manner required under Section 7.14 (it being understood and agreed that any Loan Party owning Material Real Estate shall comply with this clause (iii) within 90 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion)).

Notwithstanding the foregoing, the requirements of this Section 7.12 shall not apply with respect to any Subsidiary the assets of which constitute “Excluded Property” pursuant to clause (g) of the definition of “Excluded Property”.

7.13.                     Further Assurances.

From time to time, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Administrative Agent, the Lenders and the other holders of the Obligations with respect to the Collateral as to which the Administrative Agent has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or amendments to financing statements under the UCC (or any equivalent filings under other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and, without limitation of the foregoing, with respect to any Mortgage Collateral required to be added hereunder, deliver (i) completed “life of loan” Federal Emergency Management Standard Flood Hazard Determination with respect to such Mortgage Collateral (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and appropriate Loan Party relating thereto if required) and (ii) proof of flood insurance under any insurance policies required by Section 7.07(c).

7.14.                     Pledged Assets.

Subject to (x) the exclusions set forth in the definition of Excluded Property, (y) the Guaranty and Security Principles and (z) the time frames set forth in Section 7.12 and Section 7.21:

(a)                                 to secure its Obligations, each Loan Party shall cause 100% of the issued and outstanding Equity Interests owned by such Loan Party of each Subsidiary organized in a Material Jurisdiction to be subject at all times to a first priority (subject to Permitted Liens), perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the terms and conditions of, and subject to the limitations set forth, in the Loan Documents, and shall provide the Administrative Agent with such opinions of counsel and make any filings and deliveries reasonably requested by the Administrative Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent;

(b)                                 (i) cause all property of each Domestic Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) to secure such Domestic Loan Party’s Obligations pursuant to the terms and conditions of, and subject to the limitations set forth in, the Loan Documents and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding anything in any Loan Document to the contrary, no Domestic Loan Party shall be required to enter into deposit account control agreements, commodities account control agreements or securities account control agreements;

(c)                                  (i) cause all property of each Foreign Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) to secure such Foreign Loan Party’s Obligations pursuant to the terms and conditions of, and subject to the limitations set forth in, the Loan Documents, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(d)                                 Notwithstanding anything in any Loan Document to the contrary, no Loan Party shall be required to take any actions to create, perfect or maintain any security interest under any laws other than the laws of such Loan Party’s jurisdiction of organization or formation, or take any such action in any jurisdiction other than such Loan Party’s jurisdiction of organization or formation, except that, where a Loan Party pledges outstanding shares or other Equity Interests of a Material Subsidiary, the relevant Collateral Document will be governed by (or, in the case of a Domestic Loan Party, may, in addition to the laws of the State of New York, be governed by) the laws of the jurisdiction of organization of the company whose shares or other Equity Interests are being pledged and not by the law of the country of the pledger.

(e)                                  Without limitation of the foregoing, the Borrower shall provide all information reasonably requested the Administrative Agent to conduct its flood due diligence and flood insurance compliance diligence with respect to any Mortgage Collateral (or any additional real property required to be pledged as Mortgage Collateral hereunder).

7.15.                     COMI.

With respect to each Loan Party subject to the European Insolvency Regulation, not knowingly, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation), except as a result of the steps contemplated by or pursuant to the Post-Closing Reorganization.

7.16.                     Ratings.

The Parent shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Parent and a rating of each Facility, in each case from Moody’s, and (ii) a public corporate credit rating of the Parent and a rating of each Facility, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Parent of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

7.17.                     Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, an Investment in the amount of the fair market value of such Subsidiary would be permitted at such time, (c) immediately before and after giving effect to any such designation, the Loan Parties shall be in compliance with the financial covenant set forth in Section 8.11 (irrespective of whether such covenant is otherwise applicable) on a Pro Forma Basis (and the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating compliance with the foregoing) and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or any Indebtedness incurred under Section 8.03(f).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Parent’s or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided that in no event shall any such return on any Investment by the Parent in an Unrestricted Subsidiary be duplicative of any return that increases the Available Amount pursuant to the definition thereof.

7.18.                     Margin Regulations.

If, at any time, more than 25% of the assets of the Parent and the Restricted Subsidiaries that are subject to Section 8.01 or Section 8.05 consists of Margin Stock, the Borrower shall notify the Administrative Agent thereof and shall, if requested by any Lender, provide such Lender with a purpose statement on Form U-1 or Form G-3, as appropriate.

7.19.                     Environmental Compliance.

(a)                                 The Borrower will promptly deliver to the Administrative Agent documents and information as reasonably requested by the Administrative Agent from time to time with respect to (A) any Environmental Claim that would be expected to have a Material Adverse Effect; and (B) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, municipal or local governmental or regulatory agency or other Governmental Authority that reasonably would be expected to have a Material Adverse Effect.

(b)                                 The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of any applicable Environmental Law by the Parent or its Restricted Subsidiaries and (ii) make an appropriate response to any

Environmental Claim against the Parent or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.20.                     Policies and Procedures.

Maintain in effect and enforce policies and procedures designed to ensure compliance with Anti-Terrorism Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

7.21.                     Post-Closing Obligations.

(a)                                 In the event that the Post-Closing Reorganization steps described in the slides attached as Schedule 1.01(c) of the Disclosure Letter are completed, the Borrower shall notify the Administrative Agent thereof, and the Loan Parties shall deliver, or cause to be delivered, each of the items set forth on Schedule 7.21(a) of the Disclosure Letter hereto on or prior to the dates set forth therein.

(b)                                 The Loan Parties shall deliver, or cause to be delivered, each of the items set forth on Schedule 7.21(b) of the Disclosure Letter hereto on or prior to the dates set forth therein (or such later dates as may be agreed to by the Administrative Agent).

All representations, warranties and covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described in Section 7.21(a) and (b) above within the time periods required therein and on Schedule 7.21(a) and (b), rather than as elsewhere provided in the Loan Documents).

ARTICLE VIII

NEGATIVE COVENANTS

Until the Termination Date, unless the Required Lenders (or, in the case of Section 8.11, the Required Revolving Lenders) shall otherwise consent in writing, the Parent shall not, nor shall it permit its Restricted Subsidiaries to, directly or indirectly:

8.01.                     Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document, Liens in favor of any L/C Issuer to cash collateral pledged under Section 2.14 and Liens securing obligations in respect of Secured Swap Contracts and Secured Treasury Management Agreements;

(b)                                 Liens existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, in the case of any such Lien securing an amount in excess of $500,000, listed on Schedule 8.01 of the Disclosure Letter and any modifications, replacements, renewals, refinancings or extensions thereof, provided that (i) the property covered thereby is not materially changed (other than (A) after-acquired property that is affixed or incorporated into the property covered by the Lien or (B) proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b) and (iii) any replacement, renewal, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)                                  Liens (other than Liens imposed under ERISA) for Taxes, assessments or other governmental charges or levies not delinquent by more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Parent or the applicable Person to the extent required by GAAP;

(d)                                 Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law and other like Liens or pursuant to customary reservations or retentions of title, provided that such Liens secure only amounts not delinquent by more than 30 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP or generally accepted accounting principles in such Person’s jurisdiction of organization (as applicable) have been established;

(e)                                  (i) pledges or deposits and other Liens made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(f)                                   deposits and other Liens to secure the performance of bids, trade contracts, leases (other than Indebtedness consisting of Capital Leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)                                  zoning restrictions, easements, those encumbrances that an accurate survey would disclose, leases (other than Indebtedness consisting of Capital Leases), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances and title defects or irregularities and Liens permitted in respect of any mortgaged property by the terms of the applicable mortgage that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (or Indebtedness refinanced thereby) and accessions and additions thereto, proceeds and products thereof and related property and customary security deposits and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j)                                    any priority notice “Auflassungsvormerkung” granted in connection with the sale of a property permitted under this Credit Agreement;

(k)                                 licenses or sublicenses (including with respect to IP Rights), leases or subleases granted to others not interfering in any material respect with the business of the Parent or any of its Restricted Subsidiaries, taken as a whole;

(l)                                     any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or subleases not prohibited by this Agreement;

(m)                             Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent or any Subsidiary in the ordinary course of business and including, for the avoidance of doubt, any netting or set-off arrangement entered into for the purpose of netting debit and credit balances, any lien arising under the general terms and conditions of banks and other financial institutions or Sparkassen “Allgemeine Geschäftsbedingungen der Banken oder Sparkassen” with whom any Loan Party or Restricted Subsidiary maintains a banking relationship in the ordinary course of business, and with respect to a Loan Party incorporated under the laws of the Netherlands, any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; provided that the relevant account bank has (i) consented to the creation of the security under the relevant Dutch Security Document and (ii) undertaken not to exercise any higher ranking pledge or set- off other than in relation to account charges or fees in connection with the maintenance or administration of the receivables reflected in the balance of any bank account or the execution of payment orders or the performance of other instructions with respect to the bank account;

(n)                                 Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o)                                 Liens of sellers of goods to the Parent and its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business (including without limitation hire purchase and conditional sale arrangements), covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)                                 receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(r)                                    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02 and Liens in respect of non-recourse receivables sales or factoring transactions for purposes of effecting the acceleration of payment of accounts receivables that extend only to the receivables and associated ancillary rights subjected thereto;

(s)                                   Liens solely on any cash earnest money deposits made in connection with an Investment permitted by Section 8.02;

(t)                                    Liens on assets of Non-Loan Parties securing Indebtedness of such Non-Loan Parties permitted by Section 8.03(f) and (g);

(u)                                 Liens existing on the property at the time of its acquisition or existing on the property of any Person at the time such Person became a Restricted Subsidiary (other than by designation as a

Restricted Subsidiary pursuant to Section 7.17), provided that (i) the scope of such Liens are not expanded and (ii) such Liens were not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary;

(v)                                 Liens on Equity Interests in joint ventures (i) securing the obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement and transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to such Equity Interests;

(w)                               other Liens securing obligations in an aggregate principal amount not to exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the end of the most recently ended period of four fiscal quarters, outstanding at the time such obligations were incurred;

(x)                                 Liens on all or a portion of the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, subject to the requirements of clause (viii) of the first proviso to the definition of Credit Agreement Refinancing Indebtedness;

(y)                                 Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt permitted hereunder;

(z)                                  Liens on the Santa Clara Property securing Indebtedness incurred pursuant to Section 8.03(q);

(aa)                          Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(bb)                          agreements to subordinate any interest of the Parent or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent or any of its Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(cc)                            Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Parent or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 8.03;

(dd)                          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(ee)                            Liens on any amounts held by a trustee or lender under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(ff)                              Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(gg)                            Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(hh)                          Liens arising from precautionary UCC financing statement filings (or other foreign equivalent filings);

(ii)                                  Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 8.03 and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(jj)                                any payment or close out netting or set-off arrangement pursuant to any treasury transaction or foreign exchange transaction entered into by a Loan Party which is permitted pursuant to Section 8.03;

(kk)                          deposits and other Liens securing performance bonds and other similar instruments issued pursuant to debt facilities permitted by Section 8.03(b);

(ll)                                  any Liens arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes;

(mm)                  Liens of customers on cash advanced to the Parent or any of its Restricted Subsidiaries in connection with any sales contract entered into with such customer;

(nn)                          Liens on cash and Permitted Investments on deposit with financial institutions securing obligations owing to such institutions under any treasury, depository, overdraft or other cash management services agreements or arrangements;

(oo)                          in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(pp)                          Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(qq)                          Liens to secure any Permitted Refinancing of any Indebtedness secured by any Lien permitted by Sections 8.01(b), (i), (u), (w), (x), (y), (z) and (aa);

(rr)                                Liens on not more than $25,000,000 of deposits securing Swap Contracts entered into by Non-Loan Parties;

(ss)                              Liens in favor of Parent and any Restricted Subsidiary; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a lien subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(tt)                                any encumbrances on the properties located in Germany and registered in section “Abteilung” II and in section “Abteilung” III of the relevant land register which:

(i)                                     are described in the column headed “Belastungen in Abt. II” and in the column titled “Collateral” of the table provided for in Schedule 8.01 of the Disclosure Letter; or

(ii)                                  are created with the consent of the Required Lenders (provided that the Lenders will consider in good faith to agree to such encumbrances which do not have a Material Adverse Effect on the market value of the relevant property); and

(uu)                          any and all rights of retention or rights to reclaim goods arising by operation of Law or contract in the ordinary course of business.

For purposes of determining compliance with this Section 8.01, a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 8.01(a) through (tt) but may be permitted in part under any combination thereof.  In addition, with respect to any Lien securing Indebtedness that was permitted to be secured at the time of incurrence thereof, additional Indebtedness resulting solely from the accrual of interest, accretion of accreted value, the payment of interest in the form of additional Indebtedness or in the form of common stock of Parent, or the amortization of original issue discount, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case with respect to such permitted secured Indebtedness, shall also be permitted to be secured by such Lien.

8.02.                     Investments.

Make any Investments, except:

(a)                                 Investments held by the Parent or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b)                                 Investments existing as of the Closing Date and, in the case of any such Investment in any Person other than the Parent and its Subsidiaries and that is in an amount in excess of $500,000, set forth in Schedule 8.02 of the Disclosure Letter;

(c)                                  Permitted Intercompany Investments;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other disputes with customers or suppliers to the extent reasonably necessary in order to prevent or limit loss and Investments consisting of the prepayment of suppliers and service providers on customary terms in the ordinary course of business;

(e)                                  (i) Guarantees permitted by Section 8.03 and (ii) Guarantees of obligations that are not Indebtedness;

(f)                                   Permitted Acquisitions (including Investments necessary to effect Permitted Acquisitions);

(g)                                  Investments of a Person at the time of a Permitted Acquisition of such Person (whether by way of merger, stock purchase, asset purchase or otherwise), provided that such Investments were not made in contemplation of such Acquisition;

(h)                                 advances or loans to present and former directors, officers, consultants and employees that do not exceed $10,000,000 in the aggregate at any one time outstanding;

(i)                                     to the extent permitted by Section 8.05, non-cash consideration received in connection with Dispositions;

(j)                                    Investments arising under Swap Contracts permitted by Section 8.03;

(k)                                 any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(l)                                     to the extent constituting Investments, pledges and deposits permitted by Sections 8.01(e), (f), (i), (s), (ee), (gg), (kk), (nn) and (rr);

(m)                             to the extent constituting an Investment by such Person, the payment, prepayment, redemption or acquisition for value of Indebtedness of such Person permitted by Section 8.12(b) or any other Indebtedness the incurrence of which is not prohibited hereunder;

(n)                                 Investments to the extent made with the cash proceeds of an issuance of Equity Interests by the Parent (other than any such proceeds included for purposes of determining the Available Amount), so long as (i) such proceeds are maintained in a segregated account pending such Investment and (ii) such Investment is consummated within 60 days of such issuance of Equity Interests;

(o)                                 so long as no Event of Default exists at the time of making such Investment or would result therefrom, Investments in an amount not to exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the end of the most recently ended period of four fiscal quarters, in the aggregate at any time outstanding;

(p)                                 contributions by the Parent or any Restricted Subsidiary to any Foreign Subsidiary of Equity Interests in any Foreign Subsidiary; provided that (i) in no circumstances may Equity Interests in the Borrower be contributed to an Unrestricted Subsidiary and (ii) after giving effect to any such contribution with respect to the Borrower, the Equity Interests in the Borrower shall continue to be pledged as Collateral securing the Obligations;

(q)                                 Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed the greater of $30,000,000 and 2.0% of Consolidated Total Assets as of the end of the most recently ended period of four fiscal quarters, in the aggregate at any time outstanding;

(r)                                    the Merger;

(s)                                   so long as no Default exists at the time of making such Investment or would result therefrom, Investments in an amount not to exceed the Available Amount at such time;

(t)                                    Investments contemplated by or pursuant to the Post-Closing Reorganization;

(u)                                 Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(v)                                 the Parent and its Restricted Subsidiaries may make other Investments, so long as (i) at any time that the Consolidated Net Leverage Ratio is equal to or less than 2.50:1.00 after giving effect to such Investment on a Pro Forma Basis and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(w)                               Investments consisting of the licensing or contribution of intellectual property (including IP Rights) pursuant to joint marketing, development, strategic or other similar arrangements with other Persons;

(x)                                 purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property (in which case such acquired intellectual property shall be considered IP Rights and subject to Section 6.17) in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(y)                                 advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Restricted Subsidiary;

(z)                                  Investments consisting of Restricted Payments permitted by Section 8.06;

(aa)                          Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(bb)                          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or its Restricted Subsidiaries as a result of a foreclosure by the Parent or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(cc)                            Investments in the Equity Interests of one or more newly formed Persons that are received in consideration of the contribution by the Parent or any of its Restricted Subsidiaries of assets (including Equity Interests and cash) to such Person or Persons; provided, that (i) the fair market value of such assets, determined in good faith by the Parent so contributed pursuant to this clause (cc) shall not in the aggregate exceed $15,000,000 and (ii) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(dd)                          Investments received in connection with a transaction not prohibited by Section 8.04 or Section 8.05 (other than clause (j) thereof); and

(ee)                            Investments necessary to comply with Section 7.20.

For purposes of determining compliance with this Section 8.02, an Investment need not be permitted solely by reference to one category of permitted Investments described in Sections 8.02(a) through (ee) but may be permitted in part under any combination thereof.  In addition, with respect to any Investment that was permitted at the time of the making thereof, additional Investments resulting solely from the accrual of interest, accretion of accreted value, the payment of interest and increases in the amount of Investments outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, with respect to such permitted Investments, shall also be permitted.

Any Investment in any person other than the Parent and its Restricted Subsidiaries that is otherwise permitted by this Section 8.02 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.  The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof (as reasonably determined by the Borrower) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

8.03.                     Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness existing as of the Closing Date and, in the case of any such Indebtedness that is not intercompany Indebtedness and is in an amount in excess of $500,000, set forth in Schedule 8.03 of the Disclosure Letter (and any borrowings under debt facilities and other arrangements existing as of the Closing Date set forth on Schedule 8.03 of the Disclosure Letter, and renewals, refinancings, refundings, extensions, modifications, or replacements of such Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing, refunding or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing, refunding or extension and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, guarantees, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such renewing, refinancing, refunding or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders (as reasonably determined by the Borrower) than the terms of any agreement or instrument governing or evidencing the Indebtedness being renewed, refinanced, refunded or extended and the interest rate applicable to any such renewing, refinancing, refunding or extending Indebtedness does not exceed the then applicable market interest rate);

(c)                                  any intercompany Indebtedness existing as of the Closing Date and intercompany Indebtedness arising from Investments permitted under Section 8.02 (and any and renewals, refinancings, refundings, extensions, modifications, or replacements of such Indebtedness);

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, revenue or property held or reasonably anticipated by such Parent or any of its Restricted Subsidiaries, or changes in the value of securities issued by such Persons, and not for purposes of speculation or taking a “market view”;

(e)                                  (i) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases), mortgage financings and other Indebtedness incurred to finance the purchase, lease, construction, repair, replacement or improvement of any real or personal (whether through the direct purchase of such property or the Equity Interests of any person owning such property); provided that at the time of the incurrence of any Indebtedness incurred in reliance on this Section 8.03(e)(i), the total outstanding amount of Indebtedness incurred in reliance on this Section 8.03(e)(i), after giving effect to such additional incurrence, shall not exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the end of the most recently ended period of four fiscal quarters prior to such incurrence and (ii) obligations in respect of Capital Leases and Synthetic Leases in respect of any Sale and Lease-Back Transaction that is permitted under Section 8.14 (and with respect to clauses (i) and (ii), and any renewals, refinancings, refundings, extensions, modifications, or replacements of such Indebtedness); provided no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)                                   unsecured Indebtedness of the Loan Parties and unsecured or secured debt of Non-Loan Parties; provided that (i) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Consolidated Total Gross Leverage Ratio shall not exceed 4.50:1.00, and the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Loan Parties are in compliance with the requirements of this clause (i), (ii) no Default or Event of Default exists immediately prior and after giving effect to the incurrence of such Indebtedness, (iii) the maturity date for any such Indebtedness shall not be earlier than 180 days after the Latest Maturity Date of any Term Loan and (iv) the Weighted Average Life to Maturity for any such Indebtedness shall not be shorter than the longest then-remaining Weighted Average Life to Maturity of any Term Loan; provided that notwithstanding this clause (f), the aggregate amount of all Indebtedness of Non-Loan Parties incurred pursuant to this clause (f) and clauses (g) and (o) of this Section 8.03 at any one time outstanding, shall not exceed the greater of (x) $75,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the four fiscal quarters immediately prior to such incurrence;

(g)                                  Indebtedness of Restricted Subsidiaries which are Non-Loan Parties in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this clause (g), would not exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the end of the four fiscal quarters immediately prior to such incurrence; provided that notwithstanding this clause (g), the aggregate amount of all Indebtedness of Non-Loan Parties incurred in reliance on this clause (g) and clauses (f) and (o) of this Section 8.03 at any one time outstanding, shall not exceed the greater of (x) $75,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the four fiscal quarters immediately prior to such incurrence;

(h)                                 to the extent constituting Indebtedness, deferred compensation, indemnification, and non-compete obligations or adjustments in respect of the purchase price (including earn-outs and other contingent deferred payments) in connection with the Transaction, any Permitted Acquisition or other Investment not prohibited by this Agreement;

(i)                                     to the extent constituting Indebtedness, customary indemnification obligations to purchasers and purchase price adjustments in connection with Dispositions permitted by Section 8.05;

(j)                                    Indebtedness in respect of workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, appeal and surety bonds and completion guaranties and similar obligations, in each case in the ordinary course of business or industry practices;

(k)                                 Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(l)                                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business;

(m)                             Guarantees with respect to Indebtedness permitted under this Section 8.03; provided that any Guarantee by a Domestic Loan Party of Indebtedness of any Domestic Non-Loan Party or any Foreign Subsidiary and any Guarantee by a Foreign Loan Party of Indebtedness of any Foreign Non-Loan Party must, in each case, also be permitted by Section 8.02 (other than Section 8.02(e));

(n)                                 (i) Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt and (ii) Guarantees with respect to Indebtedness incurred under preceding clause (i), subject to the requirements of clause (vii) of the first proviso to the definition of Credit Agreement Refinancing Indebtedness;

(o)                                 other unsecured Indebtedness in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this clause (o),would not exceed the greater of (x) $75,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the four fiscal quarters immediately prior to such incurrence; provided that notwithstanding this clause (o), the aggregate amount of all Indebtedness of Non-Loan Parties incurred pursuant to this clause (o) and clauses (f) and (g) of this Section 8.03 at any one time outstanding, shall not exceed the greater of (x) $75,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the four fiscal quarters immediately prior to such incurrence;

(p)                                 Indebtedness in the form of Incremental Equivalent Debt;

(q)                                 Indebtedness secured by a Lien on the Santa Clara Property; provided that the Parent receives Net Cash Proceeds of such Indebtedness in an amount equal to at least 40% of the fair market value of the Santa Clara Property and all such net proceeds are used to prepay the Term Loans pursuant to Section 2.05(b)(v);

(r)                                    Indebtedness incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to the Parent or any other Restricted Subsidiary;

(s)                                   Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or industry practice;

(t)                                    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or industry practice;

(u)                                 Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Restricted Subsidiary incurred in the ordinary course of business or industry practice in an amount not to exceed $20,000,000 in any Fiscal Year, which if not used in such Fiscal Year, may be carried forward to the next succeeding Fiscal Year;

(v)                                 obligations in respect of Treasury Management Agreements;

(w)                               Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 8.06(c);

(x)                                 Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Parent or any other Restricted Subsidiary after the Closing Date, where such acquisition, merger or consolidation is not prohibited by this Agreement; provided that, other than in the case of the Target Acquisition, (i) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Consolidated Total Gross Leverage Ratio shall not exceed 4.50:1.00, and, if the Consolidated Total Gross Leverage Ratio would exceed 4.00:1.00 as a result of such transaction, the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Loan Parties are in compliance with the requirements of this clause (i) and (ii) no Default or Event of Default exists immediately prior and after giving effect to the incurrence of such Indebtedness;

(y)                                 any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Subsidiary incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code; and

(z)                                  any joint and several liability arising as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes.

For purposes of determining compliance with this Section 8.03, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.  Further, for purposes of determining compliance with this Section 8.03, Indebtedness resulting solely from the accretion of accreted value, the payment of interest in the form of additional Indebtedness or the amortization of original issue discount, in each case with respect to other Indebtedness permitted under this Section 8.03, shall be permitted under this Section 8.03.

Further, for purposes of determining compliance with this Section 8.03, Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 8.03(a) through (z) but may be permitted in part under any combination thereof.

8.04.                     Fundamental Changes.

Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, except that:

(a)                                 the Parent may merge, consolidate or amalgamate with any of its Subsidiaries (other than the Borrower); provided that the Parent is the continuing or surviving corporation;

(b)                                 the Merger may be consummated;

(c)                                  the steps and actions contemplated by or necessary to effect the Post-Closing Reorganization may each be consummated;

(d)                                 the Borrower may merge, consolidate or amalgamate with any of its Subsidiaries; provided that the Borrower is the continuing or surviving corporation;

(e)                                  any Subsidiary of the Parent may merge, consolidate or amalgamate with any other Subsidiary of the Parent (other than the Borrower); provided that if a Guarantor is a party to such transaction, the continuing or surviving Person is (or shall, simultaneously upon consummation of such transaction, become) a Guarantor;

(f)                                   the Borrower or any Restricted Subsidiary may merge, consolidate or amalgamate with any Person (other than the Parent, the Borrower and any other Restricted Subsidiary) in connection with a Permitted Acquisition, provided that (i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving corporation and (ii) if any other Loan Party is a party to such transaction, the continuing or surviving Person is (or, if not already a Loan Party, shall, substantially concurrently with the consummation of such transaction, become) a Loan Party;

(g)                                  any Restricted Subsidiary (other than the Borrower) may dissolve, liquidate or wind up its affairs at any time, provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(h)                                 any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with or into another Person, or dissolve or liquidate, in each case, solely for the purpose of effecting a Disposition not prohibited by Section 8.05; and

(i)                                     any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effectuate an Investment not prohibited by Section 8.02; provided that (i) if such Restricted Subsidiary is a Loan Party, the continuing or surviving Person is or shall become a Loan Party (and if such Subsidiary is the Borrower, the Borrower shall be the continuing or surviving Person), and (ii) if the continuing or surviving Person shall be a Restricted Subsidiary (other than an Immaterial Subsidiary), such Person, together with each of its Restricted Subsidiaries (if any), shall have complied with Section 7.12 within the timeframes specified therein.

8.05.                     Dispositions.

Make any Disposition except:

(a)                                 (x) Permitted Transfers and (y) Dispositions set forth on Schedule 8.05 of the Disclosure Letter;

(b)                                 the Disposition of trading stock, inventory and goods held for sale, in each case in the ordinary course of business;

(c)                                  the Disposition of defaulted receivables in the ordinary course of business (and not as part of a Permitted Receivables Financing);

(d)                                 the Disposition of used, obsolete, damaged, worn-out or surplus equipment, or property no longer useful in the conduct of the business or otherwise economically impracticable to maintain, whether now owned or hereafter acquired;

(e)                                  the purchase and sale or other transfer, in each case for cash, of Permitted Receivables Financing Assets (including by capital contribution) to a Permitted Receivables Financing Subsidiary;

(f)                                   Dispositions among the Parent and/or any Restricted Subsidiary; provided that any such Disposition by a Loan Party to a Person that is a Non-Loan Party shall be (i) for fair market value (as reasonably determined by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition; provided, further, that for purposes of this clause (f), each of the following shall be deemed cash: (a) the amount of any liabilities (as shown on the Parent’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such

Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 365 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25,000,000 and 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(g)                                  the Disposition of Cash or Cash Equivalents pursuant to a transaction that is not otherwise prohibited by this Agreement;

(h)                                 the lease or sub-lease of any real or personal property and the termination or non-renewal of any real property lease not used or not necessary to the operations of the Parent or any Restricted Subsidiary;

(i)                                     Dispositions in the ordinary course of business or other Dispositions consisting of the abandonment of intellectual property rights of the Parent or any of Restricted Subsidiary which, in the reasonable good faith determination of the management of the Parent, are no longer useful or necessary in the operation of the business of the Parent and its Restricted Subsidiaries;

(j)                                    to the extent constituting a Disposition, the creation of Liens, the making of Investments, the consummation of fundamental changes and the making of Restricted Payments not prohibited by Sections 8.01, 8.02, 8.04 and 8.06, respectively;

(k)                                 the Disposition of any Immaterial Subsidiary, so long as (i) the fair market value of such Immaterial Subsidiary’s assets shall not exceed $10,000,000 as of the date of such Disposition and (ii) the aggregate fair market value of all Immaterial Subsidiaries’ assets disposed of pursuant to this clause (k) shall not exceed $25,000,000;

(l)                                     to the extent constituting a Disposition, the unwinding of any Swap Contract pursuant to its terms;

(m)                             the Disposition of “non-core” assets or property acquired pursuant to a Permitted Acquisition or Permitted Investment, so long as the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined by the Borrower);

(n)                                 the Disposition of assets in connection with the approval of or clearance by any applicable antitrust authority or other regulatory authority in connection with (x) the Target Acquisition (whether before, concurrent or subsequent to consummation of the Target Acquisition) or (y) any other Permitted Acquisition (whether before, concurrent or subsequent to consummation of such Permitted Acquisition), so long as, in the case of clause (y), (i) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined by the Borrower), and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition; provided, that for purposes of this clause (n), each of the following shall be deemed cash: (a) the amount of any liabilities (as shown on the Parent’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 365 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25,000,000 and 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(o)                                 exchanges or swaps, including transactions covered by Section 1031 of the Internal Revenue Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute Excluded Property, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the real property so exchanged or swapped;

(p)                                 Dispositions of assets that do not constitute Collateral for fair market value; and

(q)                                 other Dispositions so long as (i) with respect to Dispositions in excess of $10,000,000, at least 75% of the consideration consists of cash or Cash Equivalents and (ii) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined in good faith by the Borrower); provided, that for purposes of this clause (q), each of the following shall be deemed cash: (a) the amount of any liabilities (as shown on the Parent’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 365 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25,000,000 and 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(r)                                    Dispositions contemplated by or necessary to accomplish the Post-Closing Reorganization;

(s)                                   Sale and Lease-Back Transactions permitted by Section 8.14; and

(t)                                    the transfer of improvements, additions or alterations in connection with the lease of any property.

The Administrative Agent is hereby instructed by the Lenders and hereby agrees with the Loan Parties that the Administrative Agent shall release its Liens on any property Disposed of in accordance with the terms of this Section 8.05 and Section 11.20.

8.06.                     Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                 each Restricted Subsidiary of the Parent may make Restricted Payments to any Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Parent and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person;

(c)                                  (i) the Parent may withhold against or permit net settlement of Equity Interests from officers, consultants, employees and present and former directors of any Loan Party or any of its Restricted Subsidiaries under any equity-based plan or arrangement or (ii) the Parent may redeem or repurchase Equity Interests from officers, consultants, employees and present and former directors of any Loan Party or any of its Restricted Subsidiaries (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, so long as, in the case of this clause (d)(ii), (A) no Default has occurred and is continuing and (B) the aggregate amount of cash used to effect Restricted Payments pursuant to this clause (d)(ii) in any fiscal year of Parent does not exceed $15,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30,000,000 in any calendar year);

(d)                                 to the extent constituting Restricted Payments, the Parent and its Restricted Subsidiaries may enter into and consummate transactions not prohibited by Section 8.02;

(e)                                  the Parent may purchase or pay cash in lieu of fractional shares of its Equity Interests arising out of stock dividends, splits, combinations or business combinations (provided such transaction shall not be for the purpose of evading this limitation);

(f)                                   the Parent and its Restricted Subsidiaries may make other Restricted Payments, so long as (i) at any time that the Consolidated Net Leverage Ratio is equal to or less than 2.25:1.00 after giving effect to such Restricted Payment on a Pro Forma Basis, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) as of the date of such Restricted Payment after giving effect thereto on a Pro Forma Basis, the Loan Parties are in compliance with Section 8.11 hereof;

(g)                                  the Parent may make other Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) solely to the extent such payments are made in reliance on the definition of “Available Amount”, the Consolidated Net Leverage Ratio (calculated on a Pro Forma Basis) is less than or equal to 2.50:1.00, and the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Loan Parties are in compliance with the requirements of this clause (ii);

(h)                                 the Parent and its Restricted Subsidiaries may make Restricted Payments that are required to consummate the Transaction and Restricted Payments contemplated by or necessary to accomplish the Post-Closing Reorganization;

(i)                                     the Parent and its Restricted Subsidiaries may declare and make any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j)                                    the Parent may make payments or distributions to dissenting stockholders as required by applicable law in connection with a merger, consolidation or transfer of assets permitted by this Agreement; and

(k)                                 so long as no Event of Default exists or would result therefrom, the Parent and its Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

8.07.                     Change in Nature of Business.

Engage to a material degree in a business or business activity substantially different from the businesses or business activities conducted by them on the Closing Date, and any Similar Businesses.

8.08.                     Transactions with Affiliates.

Enter into any transaction or series of transactions with any officer, director or Affiliate of such Person other than:

(a)                                 transactions with the Parent or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation) that are not otherwise prohibited under this Agreement and any Permitted Intercompany Investments;

(b)                                 transactions permitted by this Agreement, including, without limitation, Restricted Payments not prohibited by Section 8.06, intercompany Investments not prohibited by Section 8.02 and Dispositions not prohibited by Section 8.05;

(c)                                  profit pooling agreements and similar arrangements (and the payment of amounts due thereunder), employment agreements, expense reimbursement, compensation and benefits arrangements and such agreements that customarily are entered into in that respect;

(d)                                 those agreements listed on Schedule 8.08 of the Disclosure Letter;

(e)                                  customary fees, indemnities and reimbursements to directors, officers, consultants and employees of the Parent and its Restricted Subsidiaries (and related agreements providing therefor);

(f)                                   except as otherwise prohibited by this Agreement, other transactions which are on terms and conditions not materially less favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate; and

(g)                                  transactions contemplated by or pursuant to the Post-Closing Reorganization.

8.09.                     Burdensome Agreements.

(a)                                 Enter into, or permit to exist, any Contractual Obligation that by its terms encumbers or restricts the ability of any such Person to (i) in the case of any Restricted Subsidiary, make Restricted Payments in respect of Equity Interests issued by it, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party or (iv) transfer any of its property to any Loan Party, except for:

(1)                                 this Agreement and the other Loan Documents;

(2)                                 any restrictions contained in inbound or outbound licenses or sublicenses by the Parent and its Restricted Subsidiaries of intellectual property including, without limitation, software (in which case such restriction shall relate only to such intellectual property);

(3)                                 restrictions contained in any agreement or instrument governing, evidencing or entered into with respect to any Indebtedness which is not prohibited by Section 8.03;

(4)                                 customary restrictions and conditions contained in any agreement relating to the sale of any property (including the sale of all or substantially all of the Equity Interests of a Subsidiary directly or indirectly owning such property) not prohibited by Section 8.04 or 8.05 pending the consummation of such sale;

(5)                                 customary provisions in joint venture agreements and other similar agreements (including agreements entered into in connection with or pursuant to such agreements) applicable to joint ventures and relating to such joint venture and the Equity Interests issued thereby and entered into in the ordinary course of business;

(6)                                 customary provisions in leases, subleases, licenses and sublicenses and other contracts restricting the assignment thereof, customary net worth or similar financial maintenance provisions contained therein and other customary provisions contained in leases, subleases, licenses and sublicenses and other contracts entered into in the ordinary course of business;

(7)                                 any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that with respect to Liens permitted by clauses (i), (u), (z) and (aa) of Section 8.01, any such restriction contained in such document or instrument relates only to the asset or assets subject to such Permitted Lien;

(8)                                 any agreements existing on the Closing Date or at the time the applicable Person becomes a Loan Party; provided such agreement was not entered into in anticipation of such Person becoming a Loan Party;

(9)                                 any Contractual Obligation of a Person acquired by, merged or consolidated with or into the Parent or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of such Person in each case, that is in existence at the time of such acquisition (but not created in contemplation thereof);

(10)                          arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, Tax holidays and similar benefits;

(11)                          any encumbrances or restrictions existing under or by reason of any Requirement of Law or any applicable rule, regulation or order;

(12)                          any agreement under which the transfer, encumbrance and/or other disposition (Verfügung) with respect to a heritable building right (Erbbaurecht) is restricted or made subject to a another party’s consent; and

(13)                          any encumbrances or restrictions of the type referred to in clauses (a)(i) through (iv) above imposed by any amendments, modifications, restatements, renewals, increases,

supplements, refundings, replacements or refinancings of, or similar arrangements to, the contracts, instruments or obligations referred to in clauses (1) through (12) above.

(b)                                 Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Loan Party (other than the Borrower) to pledge its property (other than Excluded Property) pursuant to the Loan Documents, except for:

(1)                                 this Agreement and the other Loan Documents;

(2)                                 restrictions contained in any agreement or instrument governing, evidencing or entered into with respect to any Indebtedness which is not prohibited by Section 8.03;

(3)                                 any restrictions contained in inbound and outbound licenses or sublicenses of the Parent and its Restricted Subsidiaries of intellectual property in the ordinary course of business including, without limitation, software (in which case such restriction shall relate only to such intellectual property);

(4)                                 customary restrictions and conditions contained in any agreement relating to the sale of any property (including the sale of all or substantially all of the Equity Interests of a Subsidiary directly or indirectly owning such property) not prohibited by Section 8.04 or Section 8.05 pending the consummation of such sale;

(5)                                 customary provisions in joint venture agreements and other similar agreements (including agreements entered into in connection with or pursuant to such agreements) applicable to joint ventures and the Equity Interests issued thereby and entered into in the ordinary course of business;

(6)                                 customary provisions in leases, subleases, licenses and sublicenses and other contracts restricting the assignment thereof, customary net worth or similar financial maintenance provisions contained therein and other customary provisions contained in leases, subleases, licenses and sublicenses and other contract entered into in the ordinary course of business;

(7)                                 any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that with respect to Liens permitted by clauses (i), (u), (z) and (aa) of Section 8.01, any such restriction contained in such document or instrument relates only to the asset or assets subject to such Permitted Lien;

(8)                                 any agreements existing on the Closing Date;

(9)                                 any Contractual Obligation of a Person acquired by, merged or consolidated with or into the Parent or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of such Person in each case, that is in existence at the time of such acquisition (but not created in contemplation thereof);

(10)                          arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, Tax holidays and similar benefits;

(11)                          any encumbrances or restrictions existing under or by reason of any Requirement of Law or any applicable rule, regulation or order;

(12)                          any agreement under which the transfer, encumbrance and/or other disposition (Verfügung) with respect to a heritable building right (Erbbaurecht) is restricted or made subject to a another party’s consent; and

(13)                          any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of, or similar arrangements to, the contracts, instruments or obligations referred to in clauses (1) through (12) above.

8.10.                     Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in violation of Regulation U or X of the FRB.

8.11.                     Senior Secured Net Leverage Ratio.

As long as any Revolving Commitment shall remain in effect and beginning with the first full fiscal quarter following the Closing Date, permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter of the Parent to be greater than 3.50 to 1.00.

8.12.                     Prepayment of Other Indebtedness, Etc.

(a)                                 If any Event of Default exists or would result therefrom, amend or modify any of the terms of any Junior Lien Indebtedness or Subordinated Debt if such amendment or modification would add or change any terms in a manner materially adverse to any Loan Party or any Restricted Subsidiary, or shorten the final maturity or Weighted Average Life to Maturity or require any principal payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; provided that, no amendment or modification may be made to the terms of any Indebtedness incurred pursuant to Section 8.03(f), (g), (o) or (p) if, as a result of such amendment or modification, the amended or modified Indebtedness would not be permitted to be incurred pursuant to Section 8.03(f), (g), (o) or (p).

(b)                                 Make any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange (each of the foregoing herein referred to as a “Prepayment”) of, any Junior Lien Indebtedness or Subordinated Debt (which, for the avoidance of doubt, shall not include any intercompany Indebtedness and/or intercompany Investments not prohibited hereby), except:

(i)                                     the Prepayment of Junior Lien Indebtedness or Subordinated Debt of the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary, subject to the Consolidated Net Leverage Ratio (calculated on a Pro Forma Basis) being equal to or less than 2.50:1.00,

(ii)                                  the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans pursuant to Section 2.05(b),

(iii)                               the Prepayment thereof with any Indebtedness permitted to be incurred under Section 8.03,

(iv)                              the conversion or exchange of any Junior Lien Indebtedness or Subordinated Debt to or for Equity Interests (other than Disqualified Capital Stock) of the Parent and the payment of cash for fractional shares in connection with any such conversion or exchange,

(v)                                 the Prepayment of Junior Lien Indebtedness or Subordinated Debt of the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary, subject to the subordination provisions applicable to any such Indebtedness (or liens securing such Indebtedness),

(vi)                              Prepayments in respect of Junior Lien Indebtedness and Subordinated Debt prior to the scheduled maturity thereof in an aggregate amount not to exceed the Available Amount at such time; provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) solely to the extent such payments are made in reliance on the definition of “Available Amount”, the Consolidated Net Leverage Ratio (calculated on a Pro Forma Basis) is less than or equal to 2.75:1.00, and the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating that the Loan Parties are in compliance with the requirements of this clause (y); and

(vii)                           the Prepayment of Junior Lien Indebtedness and/or Subordinated Debt of the Parent or any Restricted Subsidiary, in an aggregate amount not to exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Notwithstanding anything to the contrary in any Loan Document, the Company shall be permitted to enter into transactions with Affiliates and to make Investments, Restricted Payments and Prepayments necessary to effect the Closing Date Refinancing.

8.13.                     Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)                                 Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower).

(b)                                 Change its fiscal year from that in effect on the Closing Date.

(c)                                  In the case of a Loan Party, without providing prompt written notice to the Administrative Agent (and in any event not later than thirty days following such change), change its name, state or jurisdiction of formation or form of organization, except, in the case of clause (a) and clause (c), as contemplated by or pursuant to the Post-Closing Reorganization.

8.14.                     Sales and Lease-Backs.

The Parent shall not, nor shall it permit its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to Excluded Property, (b) with respect to property owned (i) by any Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (ii) by any Non-Loan Party regardless of when such property was acquired and (c) with respect to any other property owned by the Parent or its Restricted Subsidiaries (i) if at the time the lease in connection therewith is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.05(b)(iv); provided, further, that the applicable Loan Party shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to clause (b)(i) or (c) of this Section 8.14.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01.                     Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document (other than an amount referred to in clauses (i) and (ii) above); or

(b)                                 Specific Covenants.

(i)                                     Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five Business Days; or

(ii)                                  The Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.05; or

(iii)                               Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), Section 7.11 or Article VIII; provided that an Event of Default under Section 8.11 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Lenders have actually terminated the Aggregate Revolving Commitments and/or declared all Revolving Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before the date the Required Lenders declare an Event of Default with respect to Section 8.11; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the giving of written notice thereof to the Borrower from the Administrative Agent or a Lender or (ii) a Responsible Officer of the Borrower becomes aware of such failure; or

(d)                                 Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or in any certificate required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (beyond the applicable grace period) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than (1) any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the Disposition of the assets subject to such Lien so long as such Disposition is permitted by this Agreement or (2) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition, provided that (x) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (y) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (z) no proceeds of the Credit Extensions are used to make such repayment, repurchase or redemption), the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract; provided, that in respect of any Swap Contract that is governed by a master agreement, such Early Termination Date must be in respect of all transactions governed by such master agreement) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) an Additional Termination Event (as defined in such Swap Contract) or Credit Event Upon Merger (as defined in such Swap Contract) as to which any Loan Party or any Restricted Subsidiary is the sole Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by any Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy, (iii) any Foreign Loan Party organized under the laws of Germany is illiquid (zahlungsunfähig) pursuant to Section 17 of the German Insolvency Code, imminent illiquid (drohend zahlungsunfähig) pursuant to Section 18 of the German Insolvency

Code or over-indebted (überschuldet) pursuant to Section 19 of German Insolvency Code or (iv) any Foreign Loan Party organized under the laws of Spain is under insolvency pursuant to article 2 of the Spanish Insolvency Act; or

(h)                                 Judgments.  There is entered against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by (A) independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage, (B) escrow funds held for the benefit of such Loan Party or Restricted Subsidiary as to which the applicable trustee has not disputed the availability of such funds for such Loan Party or Restricted Subsidiary in connection with such judgment or order or (C) contractual indemnification in favor of such Loan Party or Subsidiary from third parties that have not disputed responsibility in writing and who the Administrative Agent in its discretion has determined to be creditworthy), and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or such judgment is not otherwise satisfied or discharged; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder or upon the occurrence of the Termination Date, ceases to be in full force and effect; or (ii) any Loan Party contests in any manner the validity or enforceability of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control.

9.02.                     Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions:

(a)                                 declare the commitment of each Revolving Lender to make Revolving Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 9.01(f) or (g), the obligation of each Revolving Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03.                     Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02):

(a)                                 Subject to clauses (b), (c) and (d) below, any amounts received by the Administrative Agent (or, to the extent that any Collateral Document requires proceeds of collateral under such Collateral Document to be applied in accordance with the provisions of this Agreement, the collateral agent, mortgagee, security trustee, pledgee or other Secured Party under such Collateral Document) on account of the Obligations (including upon any sale or other Disposition of any Collateral or any distribution under a proceeding under any Debtor Relief Laws with respect to any Loan Party), shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Secured Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, (c) payments of amounts due under any Secured Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Secured Swap Contracts and Secured Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.  Notwithstanding the foregoing provisions of this Section 9.03, to the extent monies or proceeds to be applied pursuant to clause (a) above consist of proceeds received: (x) under any Foreign Collateral Document or are otherwise received from any Foreign Loan Party or (y) from the sale or other Disposition of Excess Foreign Entity Stock, then such proceeds will not be applied to the payment of any Obligation under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth of clause (a) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Lender or Affiliate of a Lender party to such Secured Treasury Management Agreement or such Secured Swap Contract, as the case may be.  Each holder of any such Obligations arising under Secured Swap Contracts or Secured Treasury Management Agreements that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if it were a “Lender” party hereto.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party which is not a Qualified ECP Guarantor be applied towards the payment of any Obligations under Secured Swap Contracts.

All provisions contained in any Loan Document shall be interpreted consistently with this Section 9.03 to the extent possible, and where such other provisions conflict with the provisions of this Section 9.03, the provisions of this Section 9.03 shall govern.

ARTICLE X

ADMINISTRATIVE AGENT

10.01.              Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, expressly including appearing before Spanish notaries to grant or execute any Spanish Public Document or private document related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, amendments or ratifications of the Loan Documents).  Except as expressly provided in Section 10.05 and 10.06, the provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Each of the Lenders (excluding the Administrative Agent) hereby grant power of attorney to the Administrative Agent to be exercised for the purposes described in the foregoing. The Administrative Agent shall be released from the restrictions of Section 181 German Civil Code (Bürgerliches Gesetzbuch) (and any equivalent restriction under any applicable other laws). At the request of the Administrative Agent, the other Lenders shall grant special powers of attorney to the Administrative Agent to enter into any Loan Documents, or any amendments thereof, on their behalf.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Swap Contract providers and potential Treasury Management Agreement providers) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The Administrative Agent shall also act as security trustee in relation to the security created or evidenced by the English Security Documents and the Scots Security Documents. Each Person that becomes a Lender hereunder after the Closing Date hereby confirms that it shall be bound by the terms of this paragraph on and from the date on which it becomes a Lender as if it were an original Lender party thereto. In addition, each reference to the Administrative Agent in this Article X (including in connection with any indemnification or exculpation provided herein for the benefit of the Administrative Agent) shall be deemed to apply to the Administrative Agent acting in its capacity as security trustee under the English Security Documents and the Scots Security Documents.

10.02.              Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

In the event that a Loan Party cannot authorize or empower, or has not authorized or empowered the Administrative Agent at its request, then both the Administrative Agent and the other Loan Parties shall appear and execute any document or instrument, including any Spanish Public Document, in order to enable the Administrative Agent to exercise any right, power, authority or discretion vested in it as Agent pursuant to this agreement.

10.03.              Exculpatory Provisions.

The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04.              Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, signature, representation, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05.              Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06.              Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 9.01(a), (f) or (g) (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan

Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Any resignation by Barclays as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer, so long as, effective upon such resignation, at least one L/C Issuer remains in such capacity and/or a successor L/C Issuer is appointed in accordance with the immediately following sentence and the aggregate Letter of Credit Sublimits of all remaining L/C Issuers is not less than the Letter of Credit Sublimit as in effect immediately prior to the effectiveness of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Any resignation by Barclays as Administrative Agent pursuant to this Section shall also constitute its resignation as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as the Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and the Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and the Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

10.07.              Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08.              No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or syndication agents in respect of the Facilities (including the Arrangers and the Syndication Agent) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder; it being understood and agreed that such bookrunners, arrangers or syndication agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 11.04.  Without limitation of the foregoing, any such bookrunners, arrangers or syndication agents shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other person.

10.09.              Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

10.10.              Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made and (B) obligations and liabilities under Secured Treasury Management Agreements and Secured Swap Contracts as to which arrangements satisfactory to the applicable provider thereof shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Applicable L/C Issuer shall have been made), (ii) that is transferred or to be transferred (with the effectiveness of such release to be contingent upon consummation of such transaction) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, (iii) as approved, authorized or ratified in accordance with Section 11.01, (iv) pursuant to Section 11.20 or (v) as required by applicable Law;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)                                  to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) as approved, authorized or ratified in accordance with Section 11.01 or (iii) pursuant to Section 11.20.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

10.11.              Secured Swap Contracts and Secured Treasury Management Agreements.

No Lender or any Affiliate of a Lender that is party to any Secured Swap Contract or any Secured Treasury Management Agreement permitted hereunder that obtains the benefits of Section 9.03 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Contracts and Secured Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Secured Swap Contract or such Secured Treasury Management Agreement, as the case may be.

10.12.              Delivery of Information.

The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

10.13.              Actions by Administrative Agent.

The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the

Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.14.              Authorization of the Administrative Agent under German Law.

For the purposes of any German Security, in addition to the provisions set out in this Article X, the specific provisions set out in paragraph (a) through (g) below of this Section 10.14 shall be applicable. With respect to German Security, in the case of any inconsistency, the provisions set forth in this Section 10.14 shall prevail.

(a)                           Subject to German law, with respect to any German Security constituted by non—accessory (nicht akzessorische) security interests, the Administrative Agent shall hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Lenders.

(b)                           In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, the Administrative Agent shall hold (with regard to its own rights under Section 11.24), administer and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Lenders and in its own name on the basis of the Parallel Debt pursuant to Section 11.24.

(c)                            With regard to any Collateral Document creating any accessory (akzessorische) German Security and for the purposes of entering into any such Collateral Document, performing the rights and obligations thereunder, amending, enforcing and/or releasing such Collateral Document, each Lender hereby instructs and authorizes the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case (i) with the right of sub-delegation and the right to release the sub-delegates from the restrictions of such Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law and (ii) limited to the extent legally possible to such Lender. A Lender which is barred by its constitutional documents or bylaws from granting such exemption shall notify the Administrative Agent accordingly.

(d)                           At the request of the Administrative Agent, each Lender shall provide the Administrative Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Lender hereby ratifies and approves all acts previously done by the Administrative Agent on such Lender’s behalf.

(e)                            The Administrative Agent accepts its appointment as agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Lenders (other than the Administrative Agent), the Administrative Agent and all other parties to this Agreement agree that, in relation to the German Security, no Lender (other than the Administrative Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(f)                             Each Lender (other than the Administrative Agent) hereby instructs the Administrative Agent (with the right of sub-delegation and the right to release the sub-delegates from the restrictions of such Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Lender (other than the Administrative Agent).

The Administrative Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(g)                            If and to the extent that the Administrative Agent has already made any statements or declarations or taken any other actions (including, but not limited to, the granting of sub-powers of attorney (including any indemnifications, waivers and consents on behalf of each Lender as reasonably agreed upon by the Administrative Agent) and the release of any sub-representatives from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law) which fall within the scope of this Section 10.14, such statements, declarations and actions are hereby ratified and approved (genehmigt).

ARTICLE XI

MISCELLANEOUS

11.01.              Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower and/or the applicable Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended, increased or reinstated (it being understood and agreed that a waiver or modifications of any condition precedent set forth in Section 5.01 or of any Default or Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension, increase or reinstatement of the Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans under any Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender and/or the Applicable L/C Issuer (as applicable) entitled to receive such amount; provided, however, that (A) only the consent of (i) the Required Lenders shall be necessary to amend the definition of “Default Rate” or (ii) the Required Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) only the consent of the Required Revolving Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)                              change (A) Section 2.13 or 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby, (B) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is a Term Facility, the Required Term Lenders under such Facility and (ii) if such Facility is the Revolving Facility, the Required Revolving Lenders or (C) any provision of this Agreement that by its terms affects the rights or duties of the Revolving Lenders (but not the Term Lenders) without the written consent of the Required Revolving Lenders;

(v)                                 subject to Section 2.01(f), Section 2.17(d), Section 2.18(d) and the penultimate paragraph of this Section 11.01, (A) change any provision of this Section 11.01(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Commitments on the Closing Date) or the definition of “Required Lenders”, without the written consent of each Lender, (B) change the definition of “Required Revolving Lenders” or “Required Term Lenders”, without the written consent of each Lender under the applicable Facility or Facilities (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the “Required Lenders”, the “Required Revolving Lenders” and the “Required Term Lenders” on substantially the same basis as the extensions of Term Loans and/or Revolving Commitments, as applicable, are included on the Closing Date), (C) re-denominate the currency of any Loan and (D) impose any restriction on the ability of any Lender to assign any of its rights or obligations hereunder;

(vi)                              except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender that is obligated to make Credit Extensions to the Borrower in Alternative Currencies;

(viii)                        release the Borrower from its obligations under any Loan Document without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, any material Guarantor without the written consent of each Lender whose Obligations are guaranteed thereby; or

(ix)                              amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender.

(b)                                 unless also signed by such L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of an L/C Issuer under this Agreement (including, without limitation, any increase to the Applicable Letter of Credit Sublimit applicable to such L/C Issuer) or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and

(c)                                  unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (iv) a Commitment Increase Amendment shall be effective if executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment or an increase in Revolving Commitments and the Administrative Agent, (v) no Lender consent is required to effect a Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.17 or 2.18, as applicable) and (vi) only the written consent of the Required Revolving Lenders (or the Administrative Agent with the consent of the Required Lenders) and the acknowledgment of the Administrative Agent shall be required to amend, waive or otherwise modify any term or provision of Section 8.11 or Section 9.01(b) (solely as it relates to Section 8.11).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything else to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Borrower shall have jointly identified any error or omission of a technical nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower and/or the applicable Loan Party thereto, as the case may be, shall be permitted to amend any provision of any Loan Document to permit the Post-Closing Reorganization and (c) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document and, with respect to clause (b) and (c), if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.  The Lenders hereby expressly authorize the Administrative Agent to enter into any amendment to the Loan Documents contemplated by the preceding sentence.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of each Revolving Lender, the Administrative Agent and the Borrower to the extent necessary to integrate any Alternative Currency (other than any Alternative Currency permitted as of the Closing Date) in accordance with Section 1.06.

Any amendment to a Loan Document that is a Spanish Public Document shall be raised, if requested by the Administrative Agent (acting reasonably) to the status of a Spanish Public Document within 15 days since the Administrative Agent had made such request to all the relevant parties pursuant Section 11.02.  For that purpose, the Administrative Agent shall service ten days prior a notice to the relevant parties indicating the date and the notary before which they need to appear.  The relevant parties undertake to appear before the Spanish Public Notary on the date detailed in the notice service by the Administrative Agent to raise the referred amendment to the status of Spanish Public Document.

11.02.              Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic means, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or any other Loan Party, the Administrative Agent, the Swing Line Lender or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 of the Disclosure Letter; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent or its Affiliates, or the respective securities of any of the foregoing).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next business day of the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders, the Swing Line Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or any L/C Issuer pursuant to Article II if such Lender, the Swing Line Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received when delivered and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

COMPANY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, the L/C Issuers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or such Agent Party’s breach in bad faith of its obligations hereunder; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each Loan Party, the Administrative Agent and each L/C Issuer may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its Affiliates or the respective securities of any of the foregoing for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, Swing Line Lender, L/C Issuer and Lenders.  The Administrative Agent, the Swing Line Lender, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the Swing Line Lender, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03.              No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the Swing Line Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders, the Swing Line Lender and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04.              Expenses; Indemnity; and Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arrangers, the Syndication Agent and the Administrative Agent and their Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for all such persons, taken as a whole (and one local counsel for all such persons, taken as a whole, in each relevant state and in each Material Jurisdiction) for the Arrangers, the Syndication Agent and the Administrative Agent) (each such counsel subject to the Borrower’s reasonable consent (such consent not to be unreasonably withheld, delayed or conditioned)), in connection with the syndication of the credit facilities provided for herein and the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents (it being understood that such amounts shall be paid on the Closing Date (so long as invoices in reasonable detail shall have been provided to the Borrower at least three Business Days prior to the Closing Date) (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for such persons, taken as a whole (and one local counsel for all such persons, taken as a whole, in each relevant state and in each Material Jurisdiction) for the Administrative Agent) each such counsel subject to the Borrower’s reasonable consent (such consent not to be unreasonably withheld, delayed or conditioned)), in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by the Swing Line Lender in connection with the issuance, amendment, renewal or extension of any Swing Line Loan issued by the Swing Line Lender or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such L/C Issuer or any demand for payment thereunder and (v) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Syndication Agent, any

Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to a single counsel for all such Indemnitees, taken as a whole and, if necessary, special counsel and a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, with the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of another firm of counsel for such affected Indemnitee))) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from such Indemnitee’s breach in bad faith of its material obligations hereunder or under any other Loan Document, or (y) arise out of any claim, action, suit, inquiry, investigation, litigation or proceeding that does not involve an act or omission by the Borrower or any other Loan Party and arises solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an agent, arranger, bookrunner or other agency capacity and, in such case, excepting only such party).  This Section 11.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.  Notwithstanding anything to the contrary herein, in the event of any actual or prospective claim, litigation, investigation or proceeding brought by a third party, (x) the Borrower will have the right to control the defense thereof (it being understood that, by electing to control the defense thereof, the Borrower will be deemed to have waived any right to object to the Indemnitee’s entitlement to indemnification with respect thereto), (y) each Indemnitee will be entitled to retain his or her own counsel (consistent with and subject to the provisions above), whether or not the Borrower elects to control such defense and (z) no Indemnitee shall be liable for any settlement effected without his or her or its prior express written consent.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought, and calculated, solely for this purpose, on an aggregate basis across all Facilities then in effect) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  Except as expressly provided otherwise herein, all amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05.              Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent permitted by applicable law, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06.              Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that, notwithstanding anything to the contrary set forth in Schedule 1.01(c) of the Disclosure Letter and Section 8.04(c), the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and/or Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.  Except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund:

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the related Loans at the time owing to it under any Facility, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (i) $5,000,000 in the case of an assignment under the Revolving Facility and (ii) $1,000,000 in the case of an assignment under any Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments of the applicable Class, and rights and obligations under this Agreement with respect thereto, assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default pursuant to Sections 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (or, in the case of any assignment of Revolving Commitments or Revolving Loans, a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof in accordance with Section 11.02;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swing Line Loan (whether or not then outstanding).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (to be paid by the assignor or the assignee); provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) only one such processing and recordation fee shall be payable in the case of an assignment by a Lender that is effected pursuant to multiple assignments by its affiliates and related funds or persons under common management with such Lender).  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates (including the Borrower) or Subsidiaries (other than pursuant to and in accordance with Section 11.06(h) below), (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person or (D) a Disqualified Institution.

(vi)                              No Assignment Resulting in Additional Indemnified Taxes.  No such assignment under the Revolving Facility shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage of the Revolving Facility.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations (and stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for indemnity under Section 3.01(d) with respect to any payment made by such Lender to its Participants.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that, to the fullest extent permitted under applicable law, each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender and such Participant delivers the forms required by Section 3.01(f) to such Participant’s participating Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, such L/C Issuer may, so long as at least one other L/C Issuer shall then exist, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that any such resignation as L/C Issuer shall not be effective if there are no L/C Issuers (including any successor L/C Issuer appointed in accordance with this sentence) under this Agreement.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of

Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans of any Class hereunder to the Parent or any of its Subsidiaries, but only if:

(i)                                     such assignment is made pursuant to (x) a Dutch Auction open to all Term Lenders of the applicable Class on a pro rata basis or (y) an open-market purchase;

(ii)                                  no Default or Event of Default has occurred or is continuing or would result therefrom;

(iii)                               any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Parent or any of its Subsidiaries; and

(iv)                              the Parent and its Subsidiaries do not use the proceeds of the Revolving Facility (whether or not the Revolving Facility has been increased pursuant to Section 2.01 or otherwise modified pursuant to Section 2.17 or 2.18) to acquire such Term Loans.

(i)                                     The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(j)                                    Spanish law particularities:

(ii)                                  At the reasonable request of the Administrative Agent, each of the new Lenders and the Lender (each at its own cost) shall promptly raise the transfer certificate and/or assignment agreement to the Status of a Spanish Public Document.

(iii)                               The parties agree that a transfer or assignment under this Section 11.06 shall constitute a transfer of any Spanish Security Document to the new Lender in the manner set out in Article 1203 et seq. of the Spanish Civil Code, and with the effects set out in Article 1528 of the Spanish Civil Code.

(iv)                              Each Spanish Guarantor hereby expressly waives any right it may have in the future under article 1535 of the Spanish Civil Code to any extent it may be applicable.

(v)                                 Each Spanish Guarantor accepts all transfers and assignments made by the Lenders under and in accordance with the terms of this Agreement without prejudice to the formalization in a Spanish notarial deed (escritura pública o póliza) of the transfer of any participation under any security which transfer need to be registered in any Spanish property registry or Spanish movable property registry.

11.07.              Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, numbering, administration and settlement service providers and other representatives who have a need to know such Information in connection with the transactions contemplated by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any Lender or any Affiliate to any Affiliate of the Administrative Agent, any Arranger or any Lender that is a Disqualified Institution, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(d), 2.17, 2.18 (in each case, other than a Disqualified Institution) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations (other than any Disqualified Institution), (g) with the prior written consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any of its Subsidiaries (which source is not known by the recipient to be in breach of confidentiality obligations with the Parent or any Subsidiary) or (i) for purposes of establishing a due diligence defense.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses (including any information learned by the Administrative Agent in connection with the exercise of its rights under Section 7.10), other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary (other than any such information received from a source that is known by the recipient to be in breach of confidentiality obligations with such Loan Party or any Subsidiary).  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  For the avoidance of doubt, in no event shall any disclosure of any Information be made to a Person that is a Disqualified Institution at the time of disclosure.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08.              Set-off; Several Obligations.

(a)                                 If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document then due to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the parties agree that (a) no Foreign Subsidiary, Foreign Holdco, Disregarded Domestic Person or direct or indirect Domestic Subsidiary of a Foreign Subsidiary shall be liable for any Obligations under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender and (b) neither the Administrative Agent, nor any Lender, nor any Affiliate thereof may set-off or apply any deposits of, or any other obligations at the time owing to or for the credit of the account of, any Foreign Subsidiary, including the Borrower, against any or all of the obligations of any Domestic Loan Party.

11.09.              Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10.              Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.              Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than contingent indemnification, tax gross-up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made).

11.12.              Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or each L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13.              Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04 and such Lender has declined or is unable to designate a different Lending Office, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office, (iii) the obligation of any Lender to make or maintain Loans as Eurocurrency Rate Loans has been suspended pursuant to Section 3.02, (iv) in connection with any proposed amendment, waiver or consent required the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”) or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 unless waived by the Administrative Agent (in its sole discretion), the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents with respect to such Class of Loans and/or Commitments (including any amounts under Section 3.05 and 2.09(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 in the case of any such assignment resulting from a suspension of a Lender’s obligation to make or maintain Loans as Eurocurrency Rate Loans, the assignee of such assignment shall not be prohibited from making or maintaining Loans as Eurocurrency Rate Loans;

(e)                                  such assignment does not conflict with applicable Laws; and

(f)                                   in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14.              Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, PROVIDED THAT (I) THE INTERPRETATION OF WHETHER A TARGET MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE ACCURACY OF THE MERGER AGREEMENT REPRESENTATIONS AND WHETHER THE PARENT OR ANY OF ITS AFFILIATES HAVE THE RIGHT TO TERMINATE THE PARENT’S OBLIGATIONS UNDER THE MERGER AGREEMENT OR DECLINE TO

CONSUMMATE THE MERGER AS A RESULT OF A BREACH OF SUCH MERGER AGREEMENT REPRESENTATIONS AND (III) WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT SHALL, IN EACH CASE, BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)                                 SUBMISSION TO JURISDICTION.  EXCEPT AS OTHERWISE SPECIFIED IN ANY COLLATERAL DOCUMENT, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING LENDER OR THE HOLDER OF ANY NOTE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.

NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  THE BORROWER AND EACH FOREIGN GUARANTOR FROM TIME TO TIME PARTY HERETO HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY, WITH OFFICES ON THE DATE HEREOF AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK 10036, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE PARTIES AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

(e)                                  IF ANY LOAN PARTY INCORPORATED UNDER THE LAWS OF THE NETHERLANDS, IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT (INCLUDING BY WAY OF ACCESSION TO THIS AGREEMENT) OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN OR MADE PURSUANT TO THIS AGREEMENT, IT IS HEREBY EXPRESSLY ACKNOWLEDGED AND ACCEPTED BY THE OTHER PARTIES TO THIS AGREEMENT THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECT OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF HIS OR HER AUTHORITY SHALL BE GOVERNED BY THE LAWS OF THE NETHERLANDS.

11.15.              Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16.              No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Syndication Agent, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Syndication Agent, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan

Documents; (ii) (A) the Administrative Agent, each of the Arrangers and the Syndication Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties (including pursuant to Section 11.06(c) hereof), has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person, (B) neither the Administrative Agent, the Syndication Agent nor any Arranger has assumed or will assume, except as expressly agreed in writing by the relevant parties (including pursuant to Section 11.06(c) hereof), an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising the Borrower, the other Loan Parties or their respective Affiliates on other matters in any other capacity) and (C) neither the Administrative Agent, the Syndication Agent nor the Arrangers have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Syndication Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Syndication Agent nor the Arrangers have any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Syndication Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17.              Electronic Execution of Assignments and Certain Other Documents.

The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in the Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18.              USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and, if applicable, Tax identification number of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19.              Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20.              Release of Collateral and Guaranty Obligations.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)                                 Lenders and the L/C Issuer hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 11.20(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to any other Person in a transaction not prohibited by this Agreement or any Involuntary Disposition, provided, that, for the avoidance of doubt, if such transferee is a Loan Party or is required as a result of such transaction to become a Loan Party, such transferee shall be required to create or grant a Lien in such assets, property or rights to the extent required under the Loan Documents to which such Person is a party or is required to become a party in connection with becoming a Loan Party, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 11.01), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under any Loan Document, (vi) as provided in Section 10.10, (vii) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents, (viii) as required by any intercreditor agreement and (ix) (A) in the case of Liens granted under any Foreign Collateral Document, upon any Collateral thereunder qualifying as, being determined to be, being designated as, or otherwise becoming “Excluded Property” in accordance with the terms thereof and (B) in the case of any Foreign Collateral Document that does not include or provide for a mechanic for the exclusion of “Excluded Property” from the Collateral thereunder, upon receipt of notice from the Borrower or the applicable Loan Party that any such Collateral constitutes “Excluded Property”; provided, that in the case of this clause (ix)(B) no Default or Event of Default has occurred or is continuing or would result from such release and, in the case of any release relating to the Equity Interest or assets of an Excluded Subsidiary that is a Material Subsidiary (or was a Material Subsidiary before it became an Excluded Subsidiary), the Borrower shall be in compliance with the Guarantor Coverage Test on a Pro Forma Basis after giving effect to such release.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)                                 In addition, the Lenders and the L/C Issuer hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Subsidiary (including where a Subsidiary ceases to exist as a result of any merger, consolidated or amalgamation) or becoming an Excluded Subsidiary.

(c)                                  The Lenders and the L/C Issuer hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 11.20, all without the further consent or joinder of any Lender.  Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d)                                 On the Termination Date, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, L/C Issuer, or Lender or affiliate of a Lender party to a Secured Swap Contract or a Secured Treasury Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Swap Contract or any Secured Treasury Management Agreement and (ii) any contingent indemnification obligations, Tax gross up, expense reimbursement or yield protection obligations, in each case, not yet due.  Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (and its respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as by this Section 11.20(d).

(e)                                  Obligations of any Loan Party under any Secured Treasury Management Agreement or Secured Swap Contract shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.  No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Swap Contract or Secured Treasury Management Agreement.  For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Swap Contract or any Secured Treasury Management Agreement.

11.21.              Waiver of Sovereign Immunity.

Each Loan Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.  Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 11.21 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

11.22.              Intercreditor Agreements.

(a)                                 EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS MAY BE CREATED ON THE COLLATERAL (OR ANY PORTION THEREOF) IN CONNECTION WITH THE BORROWER’S INCURRENCE OF ANY PERMITTED FIRST PRIORITY REFINANCING DEBT AND PERMITTED JUNIOR PRIORITY REFINANCING DEBT, WHICH LIENS, IN EACH CASE, SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF AN INTERCREDITOR AGREEMENT.  THE EXPRESS TERMS OF ANY SUCH INTERCREDITOR AGREEMENT SHALL PROVIDE THAT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF SUCH INTERCREDITOR AGREEMENT, ON THE ONE HAND, AND ANY OF THE LOAN DOCUMENTS, ON THE OTHER HAND, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)                                 EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY SUCH INTERCREDITOR AGREEMENTS ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE AMENDMENTS THERETO AND ALL OTHER DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT.

11.23.              Parent Action.

The Borrower hereby appoints the Parent to act as its agent hereunder and releases the Parent from any restrictions imposed to it by any applicable law (with right of sub-delegation and the right to release the sub-delegates from the restrictions imposed to it by restrictions applicable to it pursuant to any applicable law).  The Parent will act as agent on behalf of the Borrower for purposes of issuing any Loan Notice pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of Loans and L/C Advances, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Borrower or the Borrower under the Loan Documents.  The Parent hereby accepts such appointment.  The Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent shall be deemed for all purposes to have been made by the Borrower and shall be binding upon and enforceable against the Borrower to the same extent as if the same had been made directly by the Borrower.

11.24.              Parallel Debt.

(a)                                 Notwithstanding any other provision of any Loan Document, each Loan Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of (x) in the case of any Dutch Security Document, the Obligations and (y) in the case of any German Security Document, each present or future amount payable by such Loan Party to each of the Secured Parties or any one or more of them, whether for principal, interest, costs, any overdraft or otherwise under each of the Loan Documents, Secured Swap Contracts and Secured Treasury Management Agreements from time to time, in each case, as and when that amount falls due for payment under the relevant Loan Documents, Secured Swap Contracts and Secured Treasury Management Agreements.

(b)                           Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document, Secured Swap Contract and Secured Treasury Management Agreement as they may exist from time to time (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that: (x) the Administrative Agent shall not demand payment in respect of the Parallel Debt of any Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged and (y) neither the Administrative Agent nor any Secured Party shall demand payment in respect of the Corresponding Debt of any Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)                            The Administrative Agent acts in its own name and not as trustee and it shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 11.24, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(d)                           The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents, Secured Swap Contracts and Secured Treasury Management Agreements are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 11.24.

(e)                            Without limiting or affecting the rights of the Administrative Agent against Loan Parties (whether under this Section 11.24 or under any other provision of this Agreement, the Loan Documents, the Secured Swap Contracts and the Secured Treasury Management Agreements), each Loan Party acknowledges that: (x) nothing in this Section 11.24 shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, Secured Swap Contract and Secured Treasury Management Agreement, except in its capacity as lender thereunder and (y) for the purpose of any vote taken under any Loan Document, Secured Swap Contract and Secured Treasury Management Agreement, the Administrative Agent shall be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

(f)                             All amounts received or recovered by the Administrative Agent in connection with this Section 11.24 to the extent permitted by applicable law, shall be applied in accordance with the terms of this Agreement.

11.25.              Spanish Formalities.

(a)                                 Spanish Notarial Document.

(i)                                     At the request of the Administrative Agent, each Spanish Guarantor agrees that each Spanish Security Document, as well as any amendments thereto, shall, upon such request of the Administrative Agent be formalized in a Spanish Public Document at the request of the Administrative Agent.  Each Spanish Guarantor also undertakes to grant any public or private document required by the Administrative Agent for the purposes of or in relation to such notarial document.  The costs of release of first copies of such Spanish notarial document shall be borne by the Spanish Guarantor, and the cost regarding the release of additional copies will be borne by the party hereto requesting such additional copies.

(ii)                                  Each Spanish Guarantor undertakes that the notarial document shall (A) at least expressly state that any Loan Party is entitled to claim (subject to any of the applicable guarantee limitations established and subject to compliance with the terms of this Agreement) amounts outstanding under the Loan Documents following a non-payment of principal or interest under this Agreement, in accordance with the terms of this Agreement (it being understood and agreed that this does not prejudice the exercise of any other right and remedy of the Administrative Agent or any Loan Party) and (B) state any conditions that the Agent reasonably considers necessary or convenient in respect of the enforceability of the Security Documents referred to in article 517 et seq. of the Spanish Civil Procedural Act.

(b)                                 Executive Proceedings.

(i)                                     For the purpose of article 571 et seq. of the Spanish Civil Procedural Act, the parties hereto hereby agree that (A) upon the occurrence of an Event of Default the amount due and payable under the Loan Documents by any Spanish Guarantor that may be claimed in any executive proceedings will be contained in a certificate setting out the relevant calculations and determinations provided by the Administrative Agent or a Loan Party and will be based on the accounts maintained by the Administrative Agent or that Loan Party in connection with this Agreement; (B) the Administrative Agent and/or each Loan Party may (at the cost of the relevant Spanish Guarantor) have the certificate notarized evidencing that the calculations and determinations have been effected and (C) the Administrative Agent and/or the Loan Parties may claim the total amount of the principal and interest due if there is a default in the repayment of any instalment of principal or interest, subject to any of the applicable guarantee limitations established under this Agreement.

(ii)                                  The Administrative Agent and/or the Loan Parties may start, where applicable, executive proceedings (procedimiento ejecutivo) in Spain, in connection with or relating to this Agreement, by providing to the relevant court the documents specified in article 573 of the Spanish Civil Procedural Act, namely (A) an original copy of this Agreement (copia autorizada or testimonio con carácter ejecutivo); (B) A notarial document (acta notarial) incorporating the certificate of the Agent and/or the Loan Parties referred to in sub paragraph (ii)) for the purposes of article 572 of the Spanish Civil Procedural Act; and (C) evidence that the relevant Guarantor has been notified of the details of the claim resulting from the certificate at least ten days before the start of the executive proceedings.

11.26.              Dutch CIT Fiscal Unity.

If, at any time, a Loan Party resident for tax purposes in the Netherlands or carrying on a business through a permanent establishment or deemed permanent establishment in the Netherlands is part of a Dutch CIT Fiscal Unity with any of its group entities resident for tax purposes in the Netherlands or carrying on a business through a permanent establishment or deemed permanent establishment in the Netherlands (“Dutch CIT Fiscal Unity Member”), and such Dutch CIT Fiscal Unity is, in respect of such Dutch CIT Fiscal Unity Member, terminated or disrupted within the meaning of Article 15(6) of the Dutch CITA (or any other provision which facilitates the termination of a Dutch CIT Fiscal Unity) pursuant to or in connection with the Administrative Agent enforcing its rights under a Loan Document with respect to any Dutch Security Document or the execution of any Dutch Security Document, the relevant member of such Dutch CIT Fiscal Unity shall, for no consideration, as soon as possible at the request of and together with the Dutch CIT Fiscal Unity Member leaving the Dutch CIT Fiscal Unity, lodge a request with the Dutch tax authorities to allocate and surrender any tax losses as referred to in Article 20 of the Dutch CITA to the Dutch CIT Fiscal Unity Member leaving the Dutch CIT Fiscal Unity in connection with Article 15af of the Dutch CITA (or any other provision which facilitates such allocation of tax losses upon termination of the Dutch CIT Fiscal Unity), to the extent such tax losses are attributable to the Dutch CIT Fiscal Unity Member leaving the Dutch CIT Fiscal Unity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COHERENT, INC., as the Parent

By:	/s/ Bret DiMarco
	Name:	Bret DiMarco
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Credit Agreement]

COHERENT HOLDING GMBH, as the Borrower

By:	/s/ Bret DiMarco
	Name:	Bret DiMarco
	Title:	Managing Director

[Signature Page to Credit Agreement]

COHERENT INTERNATIONAL LLC
COHERENT-DEOS, LLC
OMAHA ACQUISITION CORPORATION
COHERENT INVESTMENT, LLC
COHERENT ASIA, INC.
ROFIN-SINAR TECHNOLOGIES INC.
PRC LASER CORPORATION
LEE LASER, INC.
ROFIN-SINAR, INC.
DILAS DIODE LASER INC.
NUFERN, each as a Domestic Guarantor

By:	/s/ Mitchell McPeek
Name: Mitchell McPeek
Title: President

[Signature Page to Credit Agreement]

COHERENT GMBH
COHERENT (DEUTSCHLAND) GMBH
COHERENT KAISERSLAUTERN GMBH
COHERENT GERMANY GMBH
COHERENT REAL ESTATE GMBH, each as a Foreign Guarantor

By:	/s/ Mitchell McPeek
Name: Mitchell McPeek
Title: Managing Director

COHERENT LASERSYSTEMS GMBH & CO. KG, as a Foreign Guarantor

Acting through: COHERENT GMBH, its general partner (Komplementaer)

By:	/s/ Mitchell McPeek
Name: Mitchell McPeek
Title: Managing Director

[Signature Page to Credit Agreement]

COHERENT (UK) HOLDINGS LIMITED, as a Foreign Guarantor

By:	/s/ Bret DiMarco
Name: Bret DiMarco
Title: Director

COHERENT (UK) LIMITED, as a Foreign Guarantor

By:	/s/ Bret DiMarco
Name: Bret DiMarco
Title: Director

COHERENT SCOTLAND LIMITED, as a Foreign Guarantor

By:	/s/ Bret DiMarco
Name: Bret DiMarco
Title: Director

MIDAZ LASERS LIMITED, as a Foreign Guarantor

By:	/s/ Bret DiMarco
Name: Bret DiMarco
Title: Director

[Signature Page to Credit Agreement]

Signed for and behalf of COHR INTERNATIONAL INVESTMENT C.V., as a Foreign Guarantor

By: COHERENT TRADING, LLC in its capacity as general partner (in Dutch: beherend vennoot)

By:	/s/ Mitchell McPeek
Name: Mitchell McPeek
Title: President

Signed for and behalf of COHR INTERNATIONAL TRADING C.V., as a Foreign Guarantor

By: COHERENT, INC. in its capacity as general partner (in Dutch: beherend vennoot)

By:	/s/ Bret DiMarco
	Name:	Bret DiMarco
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Credit Agreement]

COHERENT EUROPE B.V.
COHERENT DUTCH MERGER SUB B.V., each as a Foreign Guarantor

By:	/s/ Daniel Hunter
Name: Daniel Hunter
Title: Managing Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Swing Line Lender, Lender and L/C Issuer

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender and L/C Issuer

By:	/s/ Neil Kahrim
Name:	Neil Kahrim
Title:	Director

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as Lender and L/C Issuer

By:	/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Vice President

[Signature Page to Credit Agreement]

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Part A: Commitments and Applicable Percentages

Lender	Revolving Commitment	Revolving Commitment Applicable Percentage	Euro Term Commitment	Euro Term Commitment Applicable Percentage
Barclays Bank PLC	$48,000,000	48%	€670,000,000	100%
Bank of America, N.A.	$32,000,000	32%	€0	0%
MUFG Union Bank, N.A.	$20,000,000	20%	€0	0%
TOTALS	$100,000,000	100%	€670,000,000	100%

Part B: Applicable L/C Sublimits

L/C Issuer	Applicable L/C Sublimit
Barclays Bank PLC	$10,000,000
Bank of America, N.A.	$10,000,000
MUFG Union Bank, N.A.	$10,000,000
TOTALS	$30,000,000

Exhibit 1.01(a)

FORM OF INCREMENTAL TERM LOAN AGREEMENT

THIS INCREMENTAL TERM LOAN AGREEMENT dated as of           , 20   (this “Agreement”) is by and among each of the Persons identified as “Incremental Term Loan Lenders” on the signature pages hereto (each, an “Incremental Term Loan Lender”), COHERENT, INC., a Delaware corporation (the “Parent”), COHERENT HOLDING GMBH, a German company with limited liability (the “Borrower”), certain subsidiaries of the Parent as Guarantors and BARCLAYS BANK PLC, as Administrative Agent and as an L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among, inter alios, the Borrower, the Guarantors, the Lenders and the Administrative Agent, the Lenders have agreed to make Loans and other Credit Extensions to the Borrower;

WHEREAS, pursuant to Sections 2.01(c) and (d) of the Credit Agreement, the Borrower has requested that each Person party to this Agreement as an “Incremental Term Loan Lender” (each an “Incremental Term Loan Lender”) provide a portion of the Incremental Term Loan (as defined below) under the Credit Agreement; and

WHEREAS, each Incremental Term Loan Lender has agreed to provide a portion of the Incremental Term Loan on the terms and conditions set forth herein and to become a “Lender” and a “Term Lender” of “Incremental Term Loans” under the Credit Agreement in connection therewith.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Each Incremental Term Loan Lender severally agrees to make its portion of an Incremental Term Loan having the terms specified herein (the “Incremental Term Loan”) in a single advance to the Borrower on the date hereof in the amount of its respective Incremental Term Loan Commitment; provided that, after giving effect to such advances, the Borrower shall be in compliance with Section 2.01(d) of the Credit Agreement.  The Incremental Term Loan Commitment and Applicable Percentage for each of the Incremental Term Loan Lenders shall be as set forth on Schedule 2.01 attached hereto.  The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.

2.                                      [The Incremental Term Loan shall be denominated in Dollars and the Applicable Rate with respect to the Incremental Term Loan shall be (a) [     ]%, with respect to Eurocurrency Rate Loans, and (b) [    ]%, with respect to Base Rate Loans.]1

3.                                      [The Eurocurrency Rate shall not be less than [  ]% and the Base Rate shall not be less than [  ]% with respect to the Incremental Term Loan.]2

1  Modify as appropriate, including (if applicable) to give effect to the requirements of Section 2.01(d)(x).

2  Modify as appropriate, including (if applicable) to give effect to the requirements of Section 2.01(d)(x).

4.                                      The Maturity Date for such Incremental Term Loan shall be [                             ].3

5.                                      The Company shall repay to the Incremental Term Loan Lenders the principal amount of the Incremental Term Loan in [quarterly] installments on the dates set forth below as follows:4

Payment Dates	Principal Amortization Payment

6.                                      [The Incremental Term Loans shall be subject to identical terms and conditions to those applicable to the Euro Term Loans and shall constitute an increase to such Class of Term Loans for all purposes of the Credit Agreement.] [Except as otherwise provided herein, the Incremental Term Loans shall be subject to identical terms and conditions to those applicable to the Euro Term Loans and shall constitute a separate Class of Term Loans for all purposes of the Credit Agreement.]5

7.                                      Each Incremental Term Loan Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender and a Term Lender of an Incremental Term Loan under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender and a Term Lender thereunder and shall have the obligations of a Lender and a Term Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(m) or Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Incremental Term Loan Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and a Term Lender.

8.                                      Each of the Administrative Agent, the Borrower, and the Guarantors agrees that, as of the date hereof, each Incremental Term Loan Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” and a “Term Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

3  Not to be earlier than the Latest Maturity Date of any Term Loans.

4  The Weighted Average Life to Maturity for any Incremental Term Loan shall not be shorter than the longest then-remaining Weighted Average Life to Maturity of any Term Loan

5  Modify as appropriate, having regard to the requirements of Section 2.01(d) of the Credit Agreement.

9.                                      The address of each Incremental Term Loan Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Incremental Term Loan Lender to the Administrative Agent in connection with this Agreement.

10.                               This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by telecopier or other secure electronic format (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement.

11.                               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.                               The provisions of Section 11.14(b) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, and shall apply with like effect to this Agreement as if fully set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INCREMENTAL TERM
LOAN LENDERS:

By:
Name:
Title:

BORROWER:	COHERENT HOLDING GMBH,
a German company with limited liability

By:
Name:
Title:

GUARANTORS:	[OTHER GUARANTORS][6]

By:
Name:
Title:

ADMINISTRATIVE:	BARCLAYS BANK PLC,
AGENT:	as Administrative Agent

By:
Name:
Title:

6  Guarantors are subject to the requirements of Section 2.01(d)(xiv).

Exhibit 1.01(b)

FORM OF U.S. SECURITY AGREEMENT

See attached.

Exhibit 1.01(c)

FORM OF TERM NOTE

[          , 20  ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), Euro Term Loans having a principal amount of [        ] EUROS (€[        ]), made by the Lender to the Borrower (or, if less, the unpaid principal amount of all Euro Term Loans made by the Lender to the Borrower) under that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), Coherent Holding GmbH, a German company with limited liability, certain subsidiaries of the Parent as Guarantors, the other lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Euro Term Loan from the date of such Euro Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest with respect to the Euro Term Loans evidenced by this Note shall be made to the Administrative Agent for the account of the Lender in Euros in Same Day Funds at the Administrative Agent’s Office for Euros.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, subject to the terms and conditions of the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Euro Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in, and subject to the terms and conditions of, the Credit Agreement.  Euro Term Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including, without limitation, Section 1.02, Section 11.14, Section 11.15 and Section 11.25(b) thereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Term Note as of the day and year first above written.

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

Exhibit 1.01(d)

FORM OF REVOLVING NOTE

             , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), Revolving Loans having a principal amount of up to the Dollar Equivalent of [            ] DOLLARS ($[         ]) from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), Coherent Holding GmbH, a German company with limited liability, certain subsidiaries of the Parent as Guarantors, the other lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest with respect to the Revolving Loans evidenced by this Note shall be made to the Administrative Agent for the account of the Lender in the applicable currency in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, subject to the terms and conditions of the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in, and subject to the terms and conditions of, the Credit Agreement.  Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including, without limitation, Section 1.02, Section 11.14, Section 11.15 and Section 11.25(b) thereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Note as of the day and year first above written.

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

Exhibit 1.01(e)

FORM OF SWING LINE NOTE

[          , 20  ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), Swing Line Loans having a principal amount of up to the Dollar Equivalent of [            ] DOLLARS ($[         ]) from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), Coherent Holding GmbH, a German company with limited liability, certain subsidiaries of the Parent as Guarantors, the other lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest with respect to the Swing Line Loans evidenced by this Note shall be made to the Administrative Agent for the account of the Lender in the applicable currency in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, subject to the terms and conditions of the Credit Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Swing Line Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in, and subject to the terms and conditions of, the Credit Agreement.  Swing Line Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including, without limitation, Section 1.02, Section 11.14, Section 11.15 and Section 11.25(b) thereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Swing Line Note as of the day and year first above written.

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

Exhibit 1.01(f)

FORM OF PREPAYMENT NOTICE

Date:             ,      7

To:                             Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among, inter alios, COHERENT, INC., a Delaware corporation (the “Parent”), COHERENT HOLDING GMBH, a German company with limited liability (the “Borrower”), certain subsidiaries of the Parent as Guarantors, the other lenders from time to time party thereto (the “Lenders”) and BARCLAYS BANK PLC, as Administrative Agent and as an L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to Section 2.05(a)(i) of the Credit Agreement, we hereby give you notice that we shall prepay certain of the Borrowings under the Credit Agreement, and such notice shall be irrevocable [subject to [  ]8].

1.              Date of prepayment:  [                               ]

2.              Aggregate principal amount of prepayment of $[                               ] [Eurocurrency Rate][Base Rate] Loans9.

3.              Class, Type, currency of Loan to be prepaid:  [                               ]10

[Signature Page Follows]

7  Must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans (including Swing Line Loans).

8  If prepayment notice is conditional, specify conditions.

9  Any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) or a whole multiple of $1,000,000 (or the Dollar Equivalent thereof, in the case of Alternative Currencies) in excess thereof (or the entire principal amount thereof then outstanding).  Any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or the entire principal amount thereof then outstanding).  Any prepayment of Swing Line Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the entire principal amount thereof then outstanding).

10  Specify the Facility under which such Loan was made (and the Class thereof) and the Type(s) and currencies of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

Exhibit 1.10

1.                                      GUARANTY AND SECURITY PRINCIPLES

(a)                                 The guarantees and security to be provided by Foreign Obligors (as defined below) will be given in accordance with the agreed principles set out in this Exhibit 1.10.  This Exhibit 1.10 addresses the manner in which the agreed guaranty and security principles (the “Guaranty and Security Principles”) will impact the guarantees and Liens proposed to be taken from Foreign Subsidiaries in relation to the transactions contemplated by the Agreement.

(b)                                 The Guaranty and Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and Liens from the Foreign Guarantors or providers of collateral or security (jointly “Foreign Obligors”) in every jurisdiction in which Foreign Obligors are located.  In particular:

(i)                                     general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, earnings stripping, retention of title claims and similar principles may limit the ability of the Foreign Obligors to provide a guarantee or Liens or may require that the guarantee or Liens be limited by an amount or otherwise; the Borrower will use reasonable endeavors to assist in demonstrating that adequate corporate benefit accrues to the relevant Foreign Obligor;

(ii)                                  the Liens to be taken from Foreign Obligors and extent of their perfection will be agreed taking into account the cost to the Borrower and the Foreign Obligors of providing Liens so as to ensure that it is proportionate to the benefit accruing to the holders of the Obligations and the Administrative Agent (jointly the “Guaranteed Parties”);

(iii)                               any assets subject to third party arrangements which are not prohibited by the Agreement (and not entered into in contemplation of the Agreement or the Transactions) and which prevent those assets from being Collateral or security (such prevention to include a breach of the contractual obligations under such third party arrangements) will be excluded from any relevant Collateral Document so long as such third party arrangement remains in effect;

(iv)                              Foreign Obligors will not be required to give guarantees or enter into Collateral Documents if it would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition (including, without limitation, any prohibition contained in case law of the applicable jurisdiction) or result in a risk of personal or criminal liability on the part of any officer; provided that the relevant Foreign Obligor shall use reasonable endeavors to overcome any such obstacle;

(v)                                 no direct or indirect subsidiary of the Parent that is subject to regulatory capital or similar requirements shall be required to give guarantees to the extent that the provision of such guarantee would result in an increase to such regulatory capital or similar requirements or other administrative burden, in each case which is disproportionate to the benefit obtained by the Guaranteed Parties (it being acknowledged and agreed that, as of  and after the Closing Date, the burden of obtaining security for the Obligations from any Subsidiary organized in The

People’s Republic of China, South Korea or Japan, and, as of and after the Closing Date, the burden of pledging the Equity Interests issued by any Subsidiary of Parent that has assets of less than 0.50% of the consolidated total assets of the Parent and its Restricted Subsidiaries on a combined pro forma basis disproportionately exceeds the benefit obtained by the holders of the Obligations);

(vi)                              perfection of Liens to be granted by Foreign Obligors, when required, and other legal formalities, will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Agreement or Collateral Documents therefor or (if earlier or to the extent no such time periods are specified in the Agreement or Collateral Documents) within the time periods specified by applicable law in order to ensure due perfection.  The perfection of such Liens will not be required if it would have a material adverse effect on the ability of the relevant Foreign Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Agreement (including, without limitation, notification of receivables security to third party debtors until an Event of Default has occurred that is continuing).  The registration of Liens over IP Rights will only be in respect of material registered IP Rights in jurisdictions to be agreed;

(vii)                           unless granted under a global Collateral Document governed by the law of the jurisdiction of a Foreign Obligor, all security (other than share security over Subsidiaries of a Foreign Obligor which are Material Subsidiaries) shall be governed by the law of, and secure assets located in, the jurisdiction of incorporation or organization of that Foreign Obligor, and, for the avoidance of doubt, no Foreign Obligor shall be required to take any actions to create, perfect or maintain any security interest under any laws other than the laws of such Foreign Obligor’s jurisdiction of organization or formation, or take any such action in any jurisdiction other than such Foreign Obligor’s jurisdiction of organization or formation, except that, where a Foreign Obligor pledges outstanding shares or other Equity Interests of a Material Subsidiary, the relevant Collateral Document will be governed by the laws of the jurisdiction of organization of the company whose shares or other Equity Interests are being pledged and not by the law of the country of the pledger;

(viii)                        no perfection action will be required by a Foreign Obligor in jurisdictions where such Foreign Obligor is not incorporated or organized, except that perfection action may be required with respect to the pledges of outstanding shares or other Equity Interests issued by Material Subsidiaries in the jurisdiction of incorporation of one Foreign Obligor in relation to Liens granted by another Foreign Obligor incorporated in a different jurisdiction;

(ix)                              other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by the Foreign Obligors; and

(x)                                 the Foreign Obligors shall be responsible for any costs and expenses incurred by them in connection with the performance of their obligations under the Collateral Documents (including all legal expenses, disbursements, registration costs and all taxes, duties and fees (notarial or otherwise) in respect of guarantees and security).

(c)                                  The Administrative Agent or the Guaranteed Parties, as the case may be, shall (without recourse, representation or warranty) promptly discharge any guarantees and release any Liens which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (b)(iv) above.

2.                                      GUARANTORS AND LIENS

(a)                                 Each guarantee provided by a Foreign Obligor will be a guarantee for the relevant liabilities of the Loan Parties expressed to be subject to the Guaranty in accordance with the Agreement and subject to the requirements of the Guaranty and Security Principles in each relevant jurisdiction.  Collateral Documents will secure the Obligations of the relevant provider of Liens (it being understood that the amount of such Guaranteed Obligations will be subject to the limitations set forth in Article IV of the Credit Agreement).  For the avoidance of doubt, in no event shall the Secured Obligations of any Loan Party that is a Foreign Subsidiary, Foreign Holdco, Disregarded Domestic Person or direct or indirect Domestic Subsidiary of a Foreign Subsidiary include any Obligation under any Secured Swap Contract or Secured Treasury Management Agreement between any Domestic Loan Party and any Lender or Affiliate of a Lender.

(b)                                 Where a Foreign Obligor pledges shares or other Equity Interests of a Material Subsidiary, the relevant Collateral Document will be governed by the laws of the jurisdiction of organization of the company whose shares or other Equity Interests are being pledged and not by the law of the country of the pledgor.

(c)                                  To the extent legally effective, all Liens shall be given in favor of the Administrative Agent (on behalf of the Guaranteed Parties) and not the Guaranteed Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Agreement and not in the individual Collateral Documents unless required under local laws.  To the fullest extent possible under the relevant governing law, there should be no action required to be taken in relation to the guarantees or security when any Guaranteed Party assigns or transfers any of its rights and obligations under the Agreement or the Loan Documents.

(d)                                 The Foreign Obligors will be required to pay the cost of any re-execution, notarization, re-registration, amendment or other perfection requirement for any Liens to be granted by such Foreign Obligors on any assignment or transfer on or prior to the close of syndication of the Loans.

3.                                      TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any Lien granted by any Foreign Obligor as part of the transaction contemplated by the Agreement:

(a)                                 the Lien will be first ranking (subject to Permitted Liens), to the extent possible;

(b)                                 Lien will not be enforceable until an Event of Default has occurred and is continuing;

(c)                                  the Administrative Agent will only be able to exercise a power of attorney following the occurrence of and during the continuance of an Event of Default  or if the relevant Foreign Obligor has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired);

(d)                                 the provisions of each Collateral Document will not be unduly burdensome on the Foreign Obligor or interfere unreasonably with the operation of its business, will be limited to those required by local law to create or maintain effective and perfected Liens and will not impose commercial obligations;

(e)                                  in the Collateral Documents there will be no repetition or extension of clauses set out in the Agreement such as those relating to notices, cost and expenses, indemnities, tax gross-up, distribution of proceeds and (unless required by local law) release of Liens; representations and undertakings shall be included in the Collateral Documents only to the extent required by local law in order to create, perfect or maintain the Liens expressed to be created thereby or if such representations and undertakings are customary in accordance with local market practice;

(f)                                   information, such as lists of assets (including receivables) and site maps in respect of the location of fixed assets subject to Liens, will be provided if, and only to the extent, required by local law to perfect or register the Liens and, when required, shall be provided annually (unless required more frequently under local law) or, whilst an Event of Default is continuing, on the Administrative Agent’s request; and

(g)                                  the Collateral Documents will, where possible and practical, automatically create Liens over future assets of the same type as those already secured, and where local law requires supplemental pledges or additional Collateral Documents to be delivered in respect of future acquired assets in order for effective Liens to be created over that class of asset, such supplemental pledges or Collateral Documents shall be provided at intervals no more frequent than annually (unless required more frequently under local law).

4.                                      BANK ACCOUNTS

If a Foreign Obligor grants Liens over any of its bank accounts, it shall be free to deal with those accounts in the course of its business until an Event of Default has occurred and is continuing.

No control agreements or comparable methods of perfection shall be required.

Foreign Obligors shall not be required to grant or perfect Liens over any accounts containing an average monthly balance of less than the Dollar Equivalent of $1,000,000 or any zero balance accounts, cash pooling accounts, payroll accounts, withholding and trust accounts, Tax accounts, customs accounts, insurance accounts, employee benefit accounts, escrow or other fiduciary accounts and other accounts customarily excluded in such jurisdictions.

If required under local law to perfect the Liens over bank accounts, notice of Liens will be served on the account bank no later than within 10 Business Days of the Liens being granted or the relevant Collateral Document being executed and the Foreign Obligor shall use its reasonable endeavors to obtain an acknowledgment of that notice within 15 Business days of service.  If the Foreign Obligor has used its reasonable endeavors but has not been able to obtain acknowledgment, its obligation to obtain acknowledgment shall cease on the expiry of the above mentioned period.  For the avoidance of doubt, such reasonable endeavors shall not require  the Foreign Obligor to procure a waiver from the account bank in relation to prior Liens as set out below.

Any Liens over bank accounts shall be subject to any prior Liens in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank to the extent permitted under the Credit Agreement.

If required under local law, Liens over bank accounts will be registered subject to the general principles set out in these Guaranty and Security Principles.

Notwithstanding anything to the contrary in any Loan Document, the closing and opening of bank accounts, commodities accounts, securities accounts and other similar accounts, if not prohibited by the Agreement, shall not be prohibited by any other Loan Document.

5.                                      FIXED ASSETS

If a Foreign Obligor grants Liens over any of its fixed assets, it shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

No notice, whether to third parties, by attaching a notice to the fixed assets or otherwise, shall be required to be prepared or given until an Event of Default has occurred and is continuing.

If required under local law, Liens over fixed assets will be registered subject to the general principles set out in these Guaranty and Security Principles.

6.                                      INTELLECTUAL PROPERTY

If a Foreign Obligor grants Liens over any of its IP Rights, it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse) until an Event of Default has occurred and is continuing.

No Liens shall be granted over any IP Rights which cannot be secured under the terms of any relevant licensing agreement with respect to such IP Rights (including where such grant would require consent or a waiver, result in a default or event of default or would otherwise permit such agreement to be terminated).  No notice shall be required to be prepared or given to any third party from whom any IP Right is licensed until an Event of Default has occurred and is continuing.

If required under local law to perfect Liens over material registered IP Rights, if required by the Collateral Agent, such Liens will be registered under the law of that Foreign Obligor, subject to the general principles set out in these Guaranty and Security Principles.

No other registrations, filings or notices shall be required with respect to the creation, perfection or maintenance of Liens over IP Rights.

7.                                      INTERCOMPANY RECEIVABLES

If a Foreign Obligor grants Liens over any of its intercompany receivables, it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred and is continuing.

If required under local law to perfect the Liens over intercompany receivables that constitute Indebtedness, notice of Liens will be served on the relevant debtor no later than within 10 Business Days of the Liens being granted and the Foreign Obligor shall use reasonably endeavors (including, directly or indirectly, exercising its corporate authority and other instruction rights) to obtain an acknowledgement of that notice within 15 Business Days of service, otherwise, no notice of the Liens will be required until an Event of Default has occurred and is continuing.  If the Foreign Obligor has used its reasonable endeavors but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of the above mentioned period.

If required under local law to perfect the Liens over intercompany receivables that constitute Indebtedness, such Liens will be registered, subject to the general principles set out in these Guaranty and Security Principles.

8.                                      INSURANCE RECEIVABLES

If a Foreign Obligor grants Liens over any of its insurance policies, it shall be free to collect insurance claims in the course of its business until an Event of Default has occurred and is continuing.

If required under local law to perfect the Liens over insurance policies, notice of Liens will be served on the relevant insurer no later than within 10 Business Days of the Liens being granted (except where the relevant Collateral Document provides that notices need only be served where an Event of Default is continuing following a request from the Collateral Agent) and the Foreign Obligor shall use reasonable endeavors to obtain an acknowledgement of that notice within 15 Business Days of service, otherwise, no notice of the Liens will be required until an Event of Default has occurred and is continuing.  If the Foreign Obligor has used its reasonable endeavors but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of the above mentioned period.

9.                                      TRADE RECEIVABLES

If a Foreign Obligor grants Liens over any of its trade receivables, it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred and is continuing.

No notice of Liens may be required to be prepared or served until the occurrence of an Event of Default has occurred and is continuing.

No Liens will be granted over any trade receivables which cannot be secured under the terms of the relevant contract (including where such grant would require consent or a waiver, result in a default or event of default or would otherwise permit such agreement to be terminated).

If required under local law, Liens over trade receivables will be registered subject to the general principles set out in these Guaranty and Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts.

10.                               SHARES

Until an Event of Default has occurred and is continuing, each Foreign Obligor will be permitted to retain and to exercise voting rights appertaining to any shares and other Equity Interests over which it has created security and the company whose shares or other Equity Interests have been secured will be permitted to pay dividends upstream on such secured shares or other Equity Interests to the extent not prohibited under the Agreement with the proceeds to be available to the Parent and its Subsidiaries.

Where customary under the laws of the relevant jurisdiction,  following execution of any share charge or other similar document within the time period specified in the Agreement or the applicable Collateral Documents (as such time periods may be extended by the Administrative Agent), the certificate(s), if any, representing the applicable shares or other Equity Interests and a stock transfer form executed in blank will be provided to the Administrative Agent, and, where required by such laws, the certificate representing the applicable shares or other Equity Interests and/or shareholders’ register (to the extent in the direct or indirect control of the Parent or the Borrower) will be endorsed or written up and the endorsed certificate and/or a copy of the written up register provided to the Administrative Agent.

Unless the restriction is required by law or regulation, the constitutional documents of any Material Subsidiary whose shares or other Equity Interests have been pledged will be amended to remove any restriction on the transfer or the registration of the transfer of such shares or other Equity Interests on the taking or enforcement of the Liens granted over them.

Where required under the relevant law in order to create valid Liens over shares or other Equity Interests, notice of the Liens will be served on the entity whose shares or other Equity Interests are subject to Liens.

11.                               REAL ESTATE CONSTITUTING HEREDITARY BUILDING RIGHT(S) (ERBBAURECHT(E))

If a Foreign Obligor would be required to grant Liens over any owned  hereditary building right(s) (Erbbaurecht(e)), but for the fact that the granting of the Lien would contravene any legal requirement or third-party arrangement (including where the failure to obtain a required consent or waiver would result in a default or event of default under any applicable agreement or would otherwise permit the termination of such agreement), such Foreign Obligor shall use commercially reasonable endeavors for a period of 25 Business Days to obtain any such required consent or waiver, but will be under no further obligation to obtain such consent or waiver.  If such consent or waiver is not obtained within such 25 Business Days or the granting of the Liens would otherwise contravene any legal prohibition, from and after the end of such 25 Business Day period such real property interest shall constitute Excluded Property.

12.                               RELEASE OF SECURITY

The Liens shall be released in accordance with the Agreement.

Exhibit 2.02

FORM OF LOAN NOTICE

Date:             ,

To:                             Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among, inter alios, COHERENT, INC., a Delaware corporation (the “Parent”), COHERENT HOLDING GMBH, a German company with limited liability (the “Borrower”), certain subsidiaries of the Parent as Guarantors, the other lenders from time to time party thereto (the “Lenders”) and BARCLAYS BANK PLC, as Administrative Agent and as an L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned hereby requests (select one):

☐                                    A Borrowing of [Revolving] [Term] Loans

☐                                    A conversion or continuation of [Revolving] [Term] Loans

1.              Class of Borrowing:  [                       ]11.

2.              Date of Borrowing, conversion or continuation:  [                       ] (a Business Day).

3.              In the amount of $[                       ]12.

4.              Type of Loan:  [                       ]13.

5.              For Eurocurrency Rate Loans:  with an Interest Period of [       ]14 months.

6.              Currency:  [                   ]15.

7.              Wire instructions for Borrower account:  [                   ]

11  Insert applicable Class (e.g., Euro Term Loans, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Swing Line Loans, Extended Revolving Loans or Refinancing Revolving Loans).

12  Subject to the minimum amounts specified in Section 2.02(a) of the Credit Agreement.

13  Specify Base Rate Loan or a Eurocurrency Rate Loan.

14  One, two, three or six months (or 12 months (if agreed by all relevant Lenders)), per the definition of “Interest Period” in Section 1.01 of the Credit Agreement.

15  To be Dollars or (in the case of Revolving Loans) one or more Alternative Currencies.

With respect to such Borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.02 of the Credit Agreement and (ii) each of the conditions set forth in Section [5.01]16[5.02]17 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

[Signature Page Follows]

16  Include for all Credit Extensions on the Closing Date.

17  Include for all Credit Extensions after the Closing Date.

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

Exhibit 5.01(j)

FORM OF SOLVENCY CERTIFICATE

[                ], 201[   ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement, dated as of [   ], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among, inter alios, COHERENT, INC., a Delaware corporation (the “Parent”), COHERENT HOLDING GMBH, a German company with limited liability (the “Borrower”), the other Guarantors from time to time party thereto, BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”), and the financial institutions from time to time party thereto as lenders.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, [                ], the Chief Financial Officer of the Parent, in such capacity and not in an individual capacity and without personal liability, hereby certify on behalf of the Parent that, to my knowledge, as of the date hereof, immediately after giving effect to the consummation of the Transaction, including the incurrence of the obligations under the Credit Agreement and the use of proceeds thereof:

1.                                      The fair value of the assets of the Company (as used herein “Company” means the Parent and its Subsidiaries, including the Borrower, on a consolidated basis) is more than its debts and liabilities, subordinated, contingent or otherwise.

2.                                      The present fair saleable value of assets of the Company is more than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.                                      The Company is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.                                      The Company is not engaged in, and is not about to engage in, business for which it has “unreasonably small capital”.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature page follows]

IN WITNESS WHEREOF, I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

COHERENT, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

                    , 20   .

For the fiscal quarter ended                  , 20   .

I,                       , [Title]18 of Coherent Holding GmbH, a German company with limited liability (the “Borrower”), in such capacity and not in an individual capacity and without personal liability, hereby certify on behalf of the Borrower that, to my knowledge, as of the date first set forth above, with respect to that certain Credit Agreement dated as of November 7, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference), by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), the Borrower, certain subsidiaries of the Parent as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer:

(a)                                 The [company-prepared][audited] financial statements which accompany this certificate are fairly stated in all material respects and have been prepared in accordance with GAAP applied on a consistent basis[, subject to changes resulting from normal year-end audit adjustments and the lack of notes]19.

(b)                                 As of the date of this certification, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

(c)                                  Select one:

☐                                    Attached hereto as Annex [A] is a supplement to Schedule 6.13 (Subsidiaries) of the Disclosure Letter or an amended and restated Schedule 6.13, such that, as supplemented or amended and restated, such Schedule is accurate and complete in all material respects as of the date hereof.

☐                                    No such supplements are required at this time.

(d)                                 Attached hereto (1) as Annex [B] is a description of each event, condition or circumstance during the last fiscal quarter requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement and (2) as Annex [C] is a reasonably detailed calculation of the Available Amount as of the last day of the most recently ended fiscal quarter.

(e)                                  [Attached hereto as Annex [D] is a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent setting forth the amount, if any, of Excess Cash Flow for the fiscal year then ended together with the calculation thereof in reasonable detail.]20

18  To be completed and executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

19  Include with Compliance Certificates referred to in Section 7.01(b) of the Credit Agreement.

20  Include with Compliance Certificates delivered with financial statements referred to in Section 7.01(a) of the Credit Agreement.

(f)                                   [Attached hereto as Annex [E] is a list identifying each Subsidiary of the Parent as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of this certificate.]  [As of the date of this certificate, there has been no change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries since the latter of the Closing Date and the date of the last Compliance Certificate delivered pursuant to Section 7.02(b) of the Credit Agreement.]21

(g)                                  [Attached hereto as Annex [F] is a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the financial statements accompanying the certificate.]22

(h)                                 Delivered herewith as Annex [G] are detailed calculations demonstrating compliance by the Loan Parties with the financial covenant contained in Section 8.11 of the Credit Agreement as of the last day of the fiscal period referred to above, if applicable.

(i)                                     [Attached hereto as Annex [H] is a certificate signed by the chief executive officer, president, chief financial officer or treasurer, assistant treasurer or controller of the Parent demonstrating in reasonable detail that the Guarantor Coverage Test has been satisfied as of the last day of the fiscal period referred to above.]23

COHERENT HOLDING GMBH, a German company with limited liability

By:
Name:
Title:

22  Insert if applicable.

21  Select as appropriate.

23  Include with Compliance Certificate delivered with financial statements referred to in Section 7.01(a) of the Credit Agreement.

Annex [A] to Compliance Certificate

Subsidiaries

[To be completed by the Borrower]

Annex [B] to Compliance Certificate

Description of Mandatory Prepayment Events

[To be completed by the Borrower]

Annex [C] to Compliance Certificate

Calculation of Available Amount

[To be completed by the Borrower]

Annex [D] to Compliance Certificate

Excess Cash Flow Certificate

[To be completed by the Parent]

Annex [E] to Compliance Certificate

Restricted/Unrestricted Subsidiaries

[To be completed by the Borrower]

Annex [F] to Compliance Certificate

Summary of Pro Forma Adjustments

[To be completed by the Borrower]

Annex [G] to Compliance Certificate

Computation of Financial Covenant

I. Consolidated Net Leverage Ratio

A)           Consolidated Funded Indebtedness - as of the date of determination, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, if and to the extent the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, the sum of (without duplication):

(1)         the outstanding principal amount of funded indebtedness for borrowed money;

$

(2)         unreimbursed draws under letters of credit;

$

(3)         the outstanding principal amount of purchase money indebtedness;

$

(4)         the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; and

$

(5)         all Guarantees with respect to outstanding Indebtedness of the types specified in (1) through (4) above of another Person (except to the extent supported by a letter of credit)

$

(6)   Consolidated Funded Indebtedness (total of lines (A)(1) through (A)(5) above) =

$

(7)         Less all Indebtedness incurred by the Borrower in connection with the Transaction consisting of, or incurred to fund the payment of, any Flexed OID or upfront fees in respect of the Loan:

$

(8)   Less all unrestricted cash and Cash Equivalents of the Borrower and the Guarantors:

$

(9)   Result of lines (A)(6) minus (A)(7) minus (A)(8)

$

B)           Consolidated EBITDA - for the four fiscal quarters most recently ended, for the Parent and its Restricted Subsidiaries on a consolidated basis:

(1)         Consolidated Net Income

$

(2)         Without duplication, the following to the extent deducted in calculating such Consolidated Net Income (or, in the case of amounts pursuant to clauses (g) and (l) below, not already included in Consolidated Net Income):

(a)         total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capital Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

$

(b)         provision for Taxes based on income, profits or capital of the Parent and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any Tax examinations,

$

(c)          depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees or costs),

$

(d)         net after-Tax extraordinary, unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements and losses on disposition of property outside of the ordinary course of business),

$

(e)          other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or write-off or writedown of, or reserves with respect to, current assets (but including any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances and the non-cash portion of “straight line” rent expense)),

$

(f)           restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions or operational changes after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees,

$

(g)          the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Parent in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition, disposition or operational change by the Parent or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 7.02(b) of the Credit Agreement, certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframes set forth in clause (y) below and are factually supportable, in each case as determined in good faith by the Borrower, and (y) such actions have been, in the case of any acquisition, disposition or implementation of any initiative relating to such acquisition or disposition which is expected to result in such cost savings, expense reductions or synergies, taken or are to be taken within 18 months after the consummation of such acquisition, disposition or initiative or, in the case of operational changes, substantially completed, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) amounts projected (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (g) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (D) the aggregate amount of add backs made pursuant to this clause (g) (other than any such add-backs related to the Target Acquisition), shall not exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (g)),

$

(h)         non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Parent or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

$

(i)             all fees, premiums and expenses incurred in connection with the Target Acquisition;

$

(j)            any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 8.02 of the Credit Agreement,

$

(k)         transaction fees and expenses incurred in connection with, to the extent permitted hereunder, any Investment, any debt issuance (including, for the avoidance of doubt, debt issuances under the Credit Agreement and in connection with the Target Acquisition), any equity issuance, any Disposition, any casualty event, or any amendments or waivers of the Loan Documents, or refinancings in connection therewith, in each case, whether or not consummated,

$

(l)             proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income in an amount representing the revenue for the applicable period that such proceeds are intended to replace),

$

(m)     charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition or any other acquisition permitted by Section 8.02 of the Credit Agreement or any transaction permitted by Section 8.04 of the Credit Agreement, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Parent or its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (m) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

$

(n)         amounts paid or reserved in connection with earn-out obligations in connection with any acquisition of a business or Person, and

$

(o)         rent and other amounts accrued or expensed under Synthetic Leases,

$

(p) Total of lines (B)(2)(a) through (B)(2)(o) above =	$

(3)         Minus an amount which, in the determination of Consolidated Net Income, has been included for:

(a)         all extraordinary, non-recurring or unusual gains and non-cash income during such period,

$

(b)         any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis, and

$

(c)          any gains realized upon the disposition of property outside of the ordinary course of business

$

(d) Total of lines (B)(3)(a) through (B)(3)(c):	$

(4)         Plus/Minus Pro Forma calculations made pursuant to Section 1.03(c)(i)24 of the Credit Agreement.

$[Insert total amount
from Annex]

(5)         Plus/Minus to the extent included in the determination of Consolidated Net Income, net unrealized losses/gains (after any offset) in respect of (i) Swap Contracts and (ii)

24  For purposes of calculating Consolidated EBITDA for any period, (A) the Consolidated EBITDA (determined in accordance with GAAP) of the subject of any Permitted Acquisition and/or any other acquisition permitted under the Credit Agreement by the Parent or its Restricted Subsidiaries during such period or (to the extent permitted under Section 1.03(c)(ii) of the Credit Agreement) after the end of such period and prior to the applicable of determination shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition(s) and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), (B) the Consolidated EBITDA of (or attributable to) any Restricted Subsidiary all of whose Equity Interests (or all or substantial portion of whose assets) are Disposed of, or any line of business or division of the Parent or any of its Restricted Subsidiaries Disposed of, during such period or (to the extent permitted under Section 1.03(c)(ii) of the Credit Agreement) after the end of such period and prior to the applicable of determination shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C) the Consolidated EBITDA (determined in accordance with GAAP) of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period or (to the extent permitted under Section 1.03(c)(ii) of the Credit Agreement) after the end of such period and prior to the applicable of determination shall be included on a Pro Forma Basis for such period (but assuming such designation and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (D) the Consolidated EBITDA of (or attributable to) any Subsidiary that is designated as an Unrestricted Subsidiary during such period or (to the extent permitted under Section 1.03(c)(ii) of the Credit Agreement) after the end of such period and prior to the applicable of determination shall be excluded for such period (assuming the consummation of such designation, and that any Indebtedness of such Subsidiary was retired in connection therewith, in each case on the first day of such period).

currency translation gains or losses, including those related to currency remeasurements of indebtedness, all as determined in accordance with GAAP.

$

(6)         Consolidated EBITDA25 = (B)(1) + (B)(2)(p) – (B)(3)(d) +/- (B)(4) +/- B(5)  =

$

Consolidated Net Leverage Ratio: (A)(9) / (B)(6) =                                      .   :1.00

Compliance with the applicable ratio specified in Section 8.11 of the Credit Agreement:                     Y/N

25  To the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Annex to the Computation of Financial Covenants26

[To be completed by Company]

(1) Permitted Acquisitions and other acquisitions permitted under the Credit Agreement

$

$

$

(2) Dispositions of a line of business or division of any Loan Party or Restricted Subsidiary

$

$

$

(3) Dispositions of all of the Equity Interests of, or all or substantially all of the assets of, a Restricted Subsidiary

$

$

$

(4) Designation of any Unrestricted Subsidiary as a Restricted Subsidiary

$

$

$

(5) Designation of any Restricted Subsidiary as an Unrestricted Subsidiary

$

$

$

(1) –/+ (2) –/+ (3) –/+ (4) –/+ (5)  = Amount to be inserted in item (I.)(B)(4) of Annex [G] to the Compliance Certificate

26  Pro Forma adjustments to Consolidated EBITDA made pursuant to Section 1.03(c)(i) of the Credit Agreement.

Annex [H] to Compliance Certificate

Computation of Guarantor Coverage Test

[To be completed by the Parent]

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of              , 20  , is by and between                      , a                     (the “Subsidiary”), and Barclays Bank PLC, in its capacity as Administrative Agent under that certain Credit Agreement, dated as of November 7, 2016 (as it may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), Coherent Holding GmbH, a German company with limited liability (the “Borrower”), certain subsidiaries of the Parent as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer.  All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties:

1.             The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a [“Domestic Guarantor”] [“Foreign Guarantor”] for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a [Domestic Guarantor] [Foreign Guarantor] thereunder as if it had executed the Credit Agreement and subject to the guaranty and security principles set forth in Exhibit 1.10.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [Domestic Guarantors] [Foreign Guarantors] contained in the Credit Agreement and the other Loan Documents.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors guarantees to each holder of the Obligations, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Subsidiary hereby represents and warrants to the Administrative Agent, the L/C Issuers and the Lenders that attached hereto as Schedule [1] are any supplements to the Schedules to the Disclosure Letter that are required to ensure that the representations and warranties set forth in Article VI of the Credit Agreement are true and correct with respect to such Subsidiary as of the date hereof.

2.             [The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the U.S. Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the U.S. Security Agreement.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the U.S. Security Agreement.  Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Collateral Agent (as such term is defined in the Security Agreement), for the benefit of the Secured Parties (as such term is defined in Section 1 of the U.S. Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary.  The Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the U.S. Security Agreement) that:

(i)            The Subsidiary’s chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule [2] attached hereto and the Subsidiary keeps its books and records at such locations.

(ii)           The location of all owned or leased real property with a fair market value (as reasonably determined by the Subsidiary) in excess of $5,000,000 of the Subsidiary is as shown on Schedule [3] attached hereto.

(iii)          The Subsidiary’s legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule [4] attached hereto.

(iv)          The patents, copyrights, and trademarks listed on Schedule [5] attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

(v)           Attached hereto as Schedule [6] are any other supplements to the Schedules to the U.S. Security Agreement that are required to ensure that the representations and warranties set forth in Sections 3(f) and (i) of the U.S. Security Agreement are true and correct with respect to the Subsidiary as of the date hereof.]

3.             [The Subsidiary agrees to appear before a Notary Public in Spain to execute this document as a Spanish Public Document in the form of a public deed (escritura) and to provide the Agent with an authorized notarial copy of the same (only in respect of Spanish Subsidiaries).]

4.             The address of the Subsidiary for purposes of all notices and other communications is:                                         (Facsimile No.             ).

5.             The Subsidiary hereby waives acceptance by the Administrative Agent, the Lenders and the other holders of the Obligations of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

6.             From and after the execution and delivery hereof by the parties hereto, this Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

7.             This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email as a “.pdf” or “.tif” attachment shall be effective as a manually executed counterpart of this Agreement.

8.             This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.  Sections 11.14 and 11.15 of the Credit Agreement are incorporated herein mutatis mutandis.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Schedule [1]

TO FORM OF JOINDER AGREEMENT

[Supplements to Certain Schedules to Credit Agreement]

Schedule [2]

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number

and Chief Place of Business of Subsidiary]

Schedule [3]

TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Schedule [4]

TO FORM OF JOINDER AGREEMENT

[Name Change, Merger, Consolidation, Tradenames]

Schedule [5]

TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Schedule [6]

TO FORM OF JOINDER AGREEMENT

[Supplements to Certain Schedules to U.S. Security Agreement]

Exhibit 11.06(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]27 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]28 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]29 hereunder are several and not joint.]30  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, Letters of Credit, Swing Line Loans and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:
[and is an Affiliate/Approved Fund of [identify Lender]31]

27              For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

28              For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

29              Select as appropriate.

30              Include bracketed language if there are either multiple Assignors or multiple Assignees.

31              Select as applicable.

3. Borrower:	Coherent Holding GmbH, a German company with limited liability

4. Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5. Credit Agreement:

Credit Agreement dated as of November 7, 2016, by and among, inter alios, Coherent, Inc., a Delaware corporation (the “Parent”), Coherent Holding GmbH, a German company with limited liability (the “Borrower”), certain subsidiaries of the Parent as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent and as an L/C Issuer.

6. Assigned Interest:

Assignor[s][32]	Assignee[s][33]	Facility Assigned[34]	Aggregate Amount of Commitment/ Loans for all Lenders[35]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment /Loans[36]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.           Trade Date:                                        ]37

Assignment Effective Date:                    , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Pages Follow]

32              List each Assignor, as appropriate.

33              List each Assignee, as appropriate.

34              Fill in the appropriate terminology for the type of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Euro Term Loans”, “Revolving Commitments”, “Extended Term Loans”, etc.).

35              Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and  the Assignment Effective Date.

36              Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

37              To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][38] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By
Name:
Title:

[Consented to:][39]

[BARCLAYS BANK PLC, as L/C Issuer]

By
Name:
Title:

[BANK OF AMERICA, N.A., as L/C Issuer]

By
Name:
Title:

[BARCLAYS BANK PLC, as Swing Line Lender]

By
Name:
Title:

[COHERENT HOLDING GMBH, as the Borrower]

By
Name:
Title:

38  To be added only if the consent of the Administrative Agent is required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii)(B) of the Credit Agreement.

39  To be added only if the consent of the Borrower and/or other parties (e.g., any Swing Line Lender or L/C Issuer) is required by the terms of Section 11.06(b)(iii) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1.  Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [the relevant] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [the relevant] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(m) or Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [the relevant] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee]; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including any Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2.  Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal,

interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3.  Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Assignment Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

For the purposes of article 1528 of the Spanish Civil Code (to the extent applicable), the Assignor and the Assignee agree that, upon any transfer in whole or in part of any rights of the Assignor to a new Lender (Assignee), the securities created governed by Spanish law will be preserved for the benefit of the Assignee subject to the granting of any Spanish public document and/or any registration that may be convenient.

4.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.